Lazy Days’ R.V. Center, Inc.

$85,000,000 Floor Plan Credit Facility
$15,000,000 Revolving Credit Facility

____________________

Third Amended and Restated Credit Agreement

Originally Dated as of July 15, 1999,
Amended and Restated as of July 31, 2002,
Amended and Restated as of May 14, 2004,
Amended and Restated as of February 22, 2007

Lazy Days’ R.V. Center, Inc.
6130 Lazy Days Boulevard
Seffner, Florida 33584

$85,000,000 Floor Plan Credit Facility
$15,000,000 Revolving Credit Facility

This Third Amended and Restated Credit Agreement, originally dated as of July 15, 1999, and as amended and restated as of July 31, 2002, May 14, 2004, and February 22, 2007 (this “Agreement”), by and among Lazy Days’ R.V. Center, Inc., a Florida corporation (the “Company”), Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent and as Collateral Agent, and Bank of America, N.A. (successor by merger to Banc of America Specialty Finance, Inc.) and KeyBank National Association (a national banking association), as Lenders. References herein to the “Agent” shall be deemed to refer to the Administrative Agent, unless the context requires otherwise. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 1. The Floor Plan Credit; The Revolving Line of Credit; Collateral

Section 1.1. Floor Plan Credit. (a) General Terms. Subject to the terms and conditions hereof, each Lender severally agrees to extend a revolving line of credit (the “Floor Plan Credit”) to the Company that may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitments of the Lenders to extend credit under the Floor Plan Credit shall expire. The maximum amount of the Floor Plan Credit that each Lender agrees to extend to the Company shall be as set forth opposite such Lender’s name on Schedule A hereto under the heading “Floor Plan Commitment”, as such amount may be reduced pursuant hereto (collectively for all Lenders, the “Floor Plan Commitments”). The Floor Plan Credit shall be utilized by the Company solely for the purchase of new or used Floor Plan Units and for Reflooring Borrowings hereinafter referred to and shall be in the form of loans (individually, a “Floor Plan Loan” and collectively, the “Floor Plan Loans”); provided that (a) the aggregate principal amount of Floor Plan Loans outstanding at any one time shall not exceed the Floor Plan Commitments (as the same may be reduced pursuant to Section 8.3) minus the aggregate Unfunded Approved Amounts then outstanding, (b) the aggregate principal amount of Floor Plan Loans then outstanding and representing Borrowings advanced against Eligible Used Floor Plan Units referred to in clauses (ii) and (iii) below (including Reflooring Borrowings made against Eligible Used Floor Plan Units) shall not at any time exceed $26,000,000, (c) the aggregate principal amount of Floor Plan Loans outstanding and representing Borrowings advanced against Floor Plan Units sold to the U.S. Government shall not at any time exceed $8,000,000, (d) the aggregate principal amount of Floor Plan Loans outstanding and representing Borrowings advanced against Floor Plan Units leased under the Program shall not at any time exceed $2,000,000, and (e) each Borrowing against a particular Floor Plan Unit that is leased under the Program shall not at any time exceed $35,000.

Each Borrowing of Floor Plan Loans shall be advanced against individual Floor Plan Units on a specific identification basis, with each Borrowing against an:

(i) Eligible New Floor Plan Unit to be equal to 100% of the face amount manufacturer invoice (including freight charges), as specified by the applicable manufacturer to the Agent of such Eligible New Floor Plan Unit;

(ii) Eligible Used Floor Plan Unit that is of the then current model year or the previous seven model years to be equal to the lesser of (x) the actual purchase price of such Floor Plan Unit and (y) 85% of the low wholesale value (as determined by reference to the most recently published National Automotive Dealers Association R.V. Industry Appraisal Guide or, if such guide is no longer published, such comparable report or source of information reasonably designated by the Agent) of such Eligible Used Floor Plan Unit; and

(iii)  Eligible Used Floor Plan Unit that is of the previous eighth, ninth, or tenth model year to be equal to the lesser of (x) the actual purchase price of such Floor Plan Unit, and (y) 65% of the low wholesale value (as determined by reference to the most recently published National Automotive Dealers Association R.V. Industry Appraisal Guide or, if such guide is no longer published, such comparable report or source of information reasonably designated by the Agent) of such Eligible Used Floor Plan Unit.

Each Borrowing of Floor Plan Loans under the Program shall be advanced against individual Floor Plan Units on a specific identification basis and will be subject to all the limits specified in this Section.

(b) Reflooring Borrowings. If the Company repays in full a Borrowing that financed an individual Eligible Used Floor Plan Unit or Eligible New Floor Plan Unit before such Borrowing’s scheduled maturity (based on mandatory curtailment payments due under Section 8.2), the Company may reborrow a Floor Plan Loan against the relevant Floor Plan Unit in accordance with the terms of this Agreement (any such reborrowing hereinafter called a “Reflooring Borrowing”), provided that (a) the Company may only request a Reflooring Borrowing on a Business Day, (b) at the time of such Reflooring Borrowing, (i) all conditions to a Borrowing of Floor Plan Loans set forth in Section 4.2 shall have been satisfied, (ii) such Reflooring Borrowing shall be made available to the Company in the amount equal to the principal amount of the original Borrowing advanced against the relevant Floor Plan Unit less principal curtailment payments made or that would have been required to have been made under Section 8.2 had the original Borrowing remained outstanding, and the Company shall at all times thereafter remain obligated to make all remaining curtailment payments on such Reflooring Borrowing on the dates curtailment payments were required to be made with respect to the original Borrowing, and (iii) the Company shall pay to the Agent a fee of $5 for each Floor Plan Unit that is the subject of such Reflooring Borrowing (and the Company shall pay those fees to the Agent in arrears within ten calendar days after the end of each calendar quarter).

(c)  Floor Plan Notes. Each Borrowing of Floor Plan Loans shall be made ratably by the Lenders in accordance with their Percentages of the Floor Plan Commitments. The obligations of the Lenders hereunder to make Floor Plan Loans are several and not joint, and no Lender shall under any circumstances be obligated to extend credit under the Floor Plan Credit in excess of its Floor Plan Commitment. All Floor Plan Loans made by a Lender shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit 1.1B (individually, a “Floor Plan Note” and, collectively, the “Floor Plan Notes”), payable to the order of such Lender in the principal amount of its Floor Plan Commitment. Each Floor Plan Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2, and be expressed to mature on the Termination Date. Without regard to the principal amount of each Floor Plan Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of such Floor Plan Note shall be the sum of all advances then or theretofore made thereon less all payments of principal actually received. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Floor Plan Commitments by borrowing, repaying, and reborrowing Floor Plan Loans in whole or in part, all in accordance with the terms and conditions of this Agreement.

(d) Manner and Disbursement of Floor Plan Loans. The Company shall give written or telephonic notice to the Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (New York, New York time) on the Business Day before the date the Company requests that any Borrowing of Floor Plan Loans be made to it under the Floor Plan Commitments. The Agent shall administer all such requests in accordance with the terms of Section 8.6 and shall promptly notify each Lender of the Agent’s receipt of each such notice with respect to which the Agent is requesting each Lender to fund its Percentage. Each such notice shall specify the date of the Borrowing of Floor Plan Loans requested (which must be a Business Day), the amount of such Borrowing, and the amount of such Borrowing to be loaned by such Lender; provided that the date of each Borrowing must be a Business Day. An Approved Vendor may contact the Agent directly for approval to fund the Company’s obligation under a purchase order submitted by the Company to the Agent under its direct floor plan funding program, and the Agent is hereby authorized to arrange on the Company’s behalf for a Borrowing of Floor Plan Loans from the Lenders to pay the relevant invoice in full, which Borrowing will be made as directed by the Approved Vendor upon the Company’s written confirmation to the Agent of receipt and satisfactory inspection of the relevant Eligible New Floor Plan Units. The Company agrees that the Agent may rely upon any written or telephonic notice given by any person the Agent in good faith believes is an Authorized Representative or an Approved Vendor without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Agent and the Lenders have acted in reliance thereon. Subject to the provisions of Section 4, the proceeds of each Borrowing of Floor Plan Loans shall be made available as follows: (i) if such Borrowing is being applied to the purchase price for Eligible New Floor Plan Units, such proceeds shall be advanced directly by the Agent to the manufacturer or vendor of such inventory; and (ii) if such Borrowing is being applied to the purchase of Eligible Used Floor Plan Units or such Borrowing represents a Reflooring Borrowing, such proceeds shall be made available to the Company by wire transfer or ACH deposit to the Operating Account (or such other location as the Company and the Agent may mutually agree), upon receipt by the Agent from each Lender of its Percentage of such Borrowing (if applicable to such Borrowing).

(e) Agent Advances. In accordance with Section 1.1(d) and with the terms and conditions of this Agreement, including, without limitation, Section 4 and Section 8.6, the Agent may, in its sole discretion without conferring with the Lenders but on their behalf, make Floor Plan Loans to the Company in amounts requested by the Company. Any such Floor Plan Loan so funded by the Agent shall be deemed a Floor Plan Loan made by the Agent under its Floor Plan Commitment. Each Lender’s obligation to fund its portion of any such Floor Plan Loan made by the Agent will commence on the date such Floor Plan Loan is actually so made by the Agent. However, until the date on which the Settlement of such Floor Plan Loan is required in accordance with Section 8.6 hereof, such obligation of the Lender shall be satisfied by the Agent’s making of such Floor Plan Loan. The Company acknowledges and agrees that the making of such Floor Plan Loans by the Agent under this Section 1.1(e) shall, in each case, be subject in all respects to the provisions of this Agreement as if each such Floor Plan Loan were made in response to a notice requesting such Borrowing made in accordance with Section 1.1(d), including, without limitation, the limitations set forth in Section 1.1 and the requirements of Section 4.2. All actions taken by the Agent pursuant to the provisions of this Section 1.1(e) shall be conclusive and binding on the Company. Notwithstanding anything herein to the contrary, before the Settlement with any Lender of any Floor Plan Loan funded by the Agent under this Section 1.1(e), interest payable on such Floor Plan Loan otherwise allocable to such Lender shall be for the sole account of the Agent and payment of principal on such Floor Plan Loan otherwise allocable to such Lender shall be for the sole account of the Agent.

(f) Payment of Agent Advances. If any amount due the Agent from a Lender to fund such Lender’s Floor Plan Loan comprising part of any Borrowing as required by Section 1.1(d), or to effect the Settlement of any Floor Plan Loan as required by Section 8.6 hereof, is not in fact made available to the Agent by such Lender when due and the Agent has made such amount available to the Company, the Agent shall be entitled to receive such amount from such Lender forthwith upon the Agent’s written demand, together with interest thereon in respect of each day during the period commencing on the date the amount was made available to the Company and ending on but excluding the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate plus .50% for each day as determined by the Agent (or in the case of a day that is not a Business Day, then for the preceding day); if such amount is not received from such Lender by the Agent immediately upon written demand, the Company will, on written demand, repay to the Agent the proceeds of such Floor Plan Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Floor Plan Loan.

(g)  Increased Floor Plan Credit Commitments. At any time during the term of this Agreement, the Company may notify the Lenders in writing of its desire to increase the aggregate Floor Plan Credit Commitments from $85,000,000 to $100,000,000. On the date that is specified by the Agent (but not later than the third (3rd) Business Day after the Company’s satisfaction or the Lenders’ written waiver of the conditions precedent specified in Section 4.4), the aggregate Floor Plan Credit Commitments will increase from $85,000,000 to $100,000,000, with each Lender’s respective Floor Plan Commitment equal to its then existing Percentage of the Floor Plan Commitments.

Section 1.2. Revolving Line of Credit. (a) General Terms. Subject to the terms and conditions hereof, each Lender severally agrees to extend a revolving line of credit (the “Revolving Credit”) to the Company that may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitments of the Lenders to extend credit under the Revolving Credit shall expire. The maximum amount of the Revolving Credit that each Lender agrees to extend to the Company shall be as set forth opposite such Lender’s name on Schedule A hereto under the heading “Revolving Line of Credit Commitment”, as such amount may be reduced pursuant hereto (collectively for all Lenders, the “Revolving Line of Credit Commitments”). The maximum amount outstanding at any one time under the Revolving Credit (including without limitation the Letter of Credit Usage) must not exceed an amount equal to the Maximum Revolver Amount. The Lenders have no obligation to make additional advances under the Revolving Credit or to issue any Letters of Credit under Section 1.3 to the extent those advances would cause the amount outstanding under the Revolving Credit (including without limitation the Letter of Credit Usage) to exceed the Maximum Revolver Amount.

Additionally, the Lenders have no obligation to make additional advances under the Revolving Credit (and the Agent has no obligation to issue any Letters of Credit under Section 1.3) at any time that the Interest Coverage Ratio for the most recently completed month-end, on a trailing 12-month basis, is less than 1.40 or the Company’s Net Income as of any completed month-end, on a trailing 12-month basis is less than $500,000.

(b)   Revolving Notes. Each Borrowing under the Revolving Credit (each “Revolving Loan”) shall be made ratably by the Lenders in accordance with their Percentages of the Revolving Line of Credit Commitments. The obligations of the Lenders hereunder to make Revolving Loans are several and not joint, and no Lender shall under any circumstances be obligated to extend credit under the Revolving Credit in excess of its Revolving Line of Credit Commitment. All Revolving Loans made by a Lender shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit 1.1C (individually, a “Revolver Note” and, collectively, the “Revolver Notes”), payable to the order of such Lender in the principal amount of its Revolving Line of Credit Commitment. Each Revolver Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2.2, and be expressed to mature on the Termination Date. Without regard to the principal amount of each Revolver Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of such Revolver Note shall be the sum of all advances then or theretofore made thereon less all payments of principal actually received. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Revolving Line of Credit Commitments by borrowing, repaying, and reborrowing Revolving Loans in whole or in part, all in accordance with the terms and conditions of this Agreement.

(c) Reserves. Notwithstanding anything in this Agreement to the contrary, the Required Lenders may establish reserves from time to time against the Revolving Credit with respect to (i) sums that the Loan Parties are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under those leases) and have failed to pay under any Section of this Agreement or any other Financing Document, and (ii) amounts owing by any of the Loan Parties to any Person, to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the discretion of the Lenders likely would have priority over the Liens of Agent (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to the item of Collateral.

(d) Manner and Disbursement of Revolving Loans. The Company shall give written or telephonic notice to the Agent (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (New York, New York time) on the Business Day before the date the Company requests that any Borrowing of Revolving Loans be made to it under the Revolving Line of Credit Commitments. The Agent shall administer all such requests in accordance with the terms of Section 8.6 and shall promptly notify each Lender of the Agent’s receipt of each such notice with respect to which the Agent is requesting each Lender to fund its Percentage. Each such notice shall specify the date of the Borrowing of Revolving Loans requested (which must be a Business Day), the amount of such Borrowing, and the amount of such Borrowing to be loaned by such Lender; provided that the date of each Borrowing must be a Business Day. The Company agrees that the Agent may rely upon any written or telephonic notice given by any person the Agent in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such telephonic notice shall govern if the Agent and the Lenders have acted in reliance thereon. Subject to the provisions of Section 4, the proceeds of each Borrowing of Revolving Loans shall be made available to the Company by wire transfer or ACH deposit to the Operating Account (or such other location as the Company and the Agent may mutually agree), upon receipt by the Agent from each Lender of its Percentage of such Borrowing (if applicable to such Borrowing).

(e) Agent Advances. In accordance with Section 1.2(d) and with the terms and conditions of this Agreement, including, without limitation, Section 4 and Section 8.6, the Agent may, in its sole discretion without conferring with the Lenders but on their behalf, make Revolving Loans to the Company in amounts requested by the Company. Any such Revolving Loan so funded by the Agent shall be deemed a Revolving Loan made by the Agent under its Revolving Line of Credit Commitment. Each Lender’s obligation to fund its portion of any such Revolving Loan made by the Agent will commence on the date such Revolving Loan is actually so made by the Agent. However, until the date on which the Settlement of such Revolving Loan is required in accordance with Section 8.6 hereof, such obligation of the Lender shall be satisfied by the Agent’s making of such Revolving Loan. The Company acknowledges and agrees that the making of such Revolving Loans by the Agent under this Section 1.2(e) shall, in each case, be subject in all respects to the provisions of this Agreement as if each such Revolving Loan were made in response to a notice requesting such Borrowing made in accordance with Section 1.2(d), including, without limitation, the limitations set forth in Section 1.2 and the requirements of Section 4.2. All actions taken by the Agent pursuant to the provisions of this Section 1.2(e) shall be conclusive and binding on the Company. Notwithstanding anything herein to the contrary, before the Settlement with any Lender of any Revolving Loan funded by the Agent under this Section 1.2(e), interest payable on such Revolving Loan otherwise allocable to such Lender shall be for the sole account of the Agent and payment of principal on such Revolving Loan otherwise allocable to such Lender shall be for the sole account of the Agent.

(f) Payment of Agent Advances. If any amount due the Agent from a Lender to fund such Lender’s Revolving Loan comprising part of any Borrowing as required by Section 1.2(d), or to effect the Settlement of any Revolving Loan as required by Section 8.6 hereof, is not in fact made available to the Agent by such Lender when due and the Agent has made such amount available to the Company, the Agent shall be entitled to receive such amount from such Lender forthwith upon the Agent’s written demand, together with interest thereon in respect of each day during the period commencing on the date the amount was made available to the Company and ending on but excluding the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate plus .50% for each day as determined by the Agent (or in the case of a day which is not a Business Day, then for the preceding day); if such amount is not received from such Lender by the Agent immediately upon written demand, the Company will, on written demand, repay to the Agent the proceeds of such Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Revolving Loan.

Section 1.3. Letters of Credit. (a) In General. Subject to the terms and conditions of this Agreement, the Agent shall issue letters of credit from time to time for the account of the Company. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Representative of the Company and delivered to the Agent via hand delivery, telefacsimile, or other electronic method of transmission at least two (2) Business Days in advance of the requested date of issuance, amendment, renewal, or extension. Each request for a Letter of Credit shall be in form and substance satisfactory to the Agent in its discretion and shall specify (i) the amount of the Letter of Credit, (ii) the date of requested issuance, amendment, renewal, or extension of the Letter of Credit, (iii) the expiration of the Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) any other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend the Letter of Credit. The Agent has no obligation to issue a Letter of Credit that would have a maturity date later than the Termination Date. Additionally, the Agent has no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of the requested Letter of Credit:

(A) the Letter of Credit Usage would exceed $5,000,000, or

(B) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of all advances made under the Revolving Credit (other than the Letter of Credit Usage).

Further, the Agent has no obligation to issue any Letters of Credit at any time that the Interest Coverage Ratio for the most recently completed month-end, on a trailing 12-month basis, is less than 1.40 or the Company’s Net Income as of any completed month-end, on a trailing 12-month basis is less than $500,000.

Each Letter of Credit shall be in form and substance acceptable to the Agent, including the requirement that the amounts payable thereunder must be payable in U.S. Dollars. If the Agent is obligated to advance funds under a Letter of Credit, the Company immediately shall reimburse the L/C Disbursement to the Agent by paying to the Agent an amount equal to the L/C Disbursement not later than 11:00 a.m. (New York, New York time) on the date that the L/C Disbursement is made, if the Company received written or telephonic notice of the L/C Disbursement before 10:00 a.m. (New York, New York, time) on that date, or, if the notice has not been received by the Company before that time on that date, then not later than 11:00 a.m. (New York, New York, time) on the Business Day that the Company receives the notice, if the notice is received before 10:00 a.m. (New York, New York, time) on the date of receipt, and, in the absence of that reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an advance by the Agent under the Revolving Credit and, thereafter, shall bear interest at the rate then applicable to advances under the Revolving Credit. To the extent an L/C Disbursement is deemed to be an advance under the Revolving Credit, the Company’s obligation to reimburse the L/C Disbursement shall be discharged and replaced by the resulting advance, and the Lenders’ respective obligations to settle that advance will be governed by the provisions of Sections 1.2(f) and 8.6.

(b) Indemnification. The Company shall indemnify, save, defend, and hold the Agent and the Lenders harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by each of them arising out of or in connection with any Letter of Credit; provided, however, that the Company is not obligated to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Lender or the Agent. The Company shall be bound by the Agent’s interpretations of any Letter of Credit issued by the Agent to or for the Company’s account, even though this interpretation might be different from the Company’s own interpretation, and the Company understands and agrees that the Agent and the Lenders are not liable for any error, negligence, or mistake, whether of omission or commission, in following the Company’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. The Company hereby acknowledges and agrees that the Lenders are not responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

      (c) Changes. If by reason of (i) any change after the Restatement Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Agent or any Lender with any direction, request, or requirement (whether or not having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(B) there shall be imposed on the Agent or a Lender any other condition regarding any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Agent or a Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Agent or the Lender, then, and in any such case, the Agent or Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Company, and the Company shall pay on demand such amounts as the Agent or Lender may specify to be necessary to compensate the Agent or Lender for the additional cost or reduced receipt, together with interest on that amount from the date of its demand until payment in full thereof at the rate then applicable to Revolving Loans. The determination by the Agent or a Lender of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

Section 1.4. Hurricane Program. (a) Sales. The Company may use the Floor Plan Credit to finance the sale of Eligible New Floor Plan Units by the Company to the U.S. Government subject to the terms and conditions of this Section 1.4(a) and the other terms and conditions of this Agreement. Notwithstanding anything in this Agreement or otherwise to the contrary, each sales contract or purchase order with the U.S. Government must, to the extent commercially practicable, require payment of the purchase price by electronic payment into the Operating Account. In its daily report to the Agent, the Company shall identify for the Agent (by notation or otherwise) any Floor Plan Units sold to the U.S. Government.

(b)  Leases. The Company also may use the Floor Plan Credit to finance the acquisition of Eligible New Floor Plan Units by the Company to be leased for use throughout the United States of America subject to the terms and conditions of this Agreement, including without limitation the following terms and conditions:

(i) Lease Terms. Notwithstanding anything in this Agreement or otherwise to the contrary, each lease (A) must require that the leased Floor Plan Unit be located in the United States of America, prohibit the transfer of the leased Floor Plan Unit outside those states at any time, and, to the maximum extent possible, must specify the state in which the leased Floor Plan Unit will be located during the term of the lease, (B) must not constitute a conditional sales contract, (C) must prohibit the further transfer or encumbrance of any of the lessees’ rights or interests in the lease or the Floor Plan Unit, and (D) must be for a term of not more than 12 months. Each lease of a Floor Plan Unit pursuant to the Program shall be made pursuant to the terms and conditions of a form of lease that has been approved in advance in writing by the Agent.

(ii) Reports. In its daily report to the Agent, the Company shall identify for the Agent (by notation or otherwise) all Floor Plan Units leased under the Program.

(iii) Certificates of Title. The Company shall direct the Florida Department of Motor Vehicles (and any other similar agencies in other states that permit or require registration of title for the Floor Plan Units leased in their respective states) to note the lien of the Agent on each title certificate issued or outstanding with respect to a Floor Plan Unit leased pursuant to the Program and shall promptly deliver the original certificate of title for each such Floor Plan Unit to the Agent.

(iv) Original Leases. The Company immediately shall affix the following legend to the cover page of each lease and, upon request of the Agent, shall deliver each original lease to the Agent:

Lessor has granted a security interest in the recreational vehicle/towable subject to this Lease and every right to payment with respect to this Lease (including without limitation every account, account receivable, instrument, note, draft, acceptance, document, and chattel paper) to Bank of America, N.A., as Agent. This Lease and all payments and proceeds of this Lease have been assigned to Bank of America, N.A., as Agent. No further transfer or disposition of the Lease or any payments or proceeds associated with this Lease is permitted. Any transfer of this Lease or any payments or proceeds associated with this Lease will violate the Third Amended and Restated Security Agreement executed by Lazy Days’ R.V. Center, Inc. in favor of Bank of America, N.A., as collateral agent, as amended, modified, and restated from time to time.

The Company shall not retain any copies of any lease without the foregoing legend.

(v) Agent’s Lien. The Company acknowledges that the Agent and Lenders will permit the lease of Floor Plan Units financed with the Floor Plan Credit solely as provided in this Section 1.4(b), but do not release their interests in the Floor Plan Unit, Receivables, or otherwise. The Company shall not transfer or attempt to transfer, directly or indirectly, any other interest in any Floor Plan Unit leased pursuant to the Program, expect as provided in this Agreement, or any lease, right to payment, or other property associated with any Floor Plan Unit leased pursuant to the Program.

(vi) Insurance. During any period of time in which the Company is leasing Floor Plan Units to Lessees pursuant to the Program, the Company shall maintain, in addition to the insurance required by the Agreement, lessor liability coverage in an amount equal to at least $1,000,000 per Floor Plan Unit that is leased.

(vii) No Other Leases. The Company will not lease any Floor Plan Units financed by the Floor Plan Credit other than as provided in this Section 1.4(b).

(c) Monthly Report. Each month during the term of this Agreement and until all Borrowings pursuant to the Program have been paid in full, the Company shall deliver to the Agent a monthly report of (i) Floor Plan Units sold for which payment is still outstanding, and (ii) Floor Plan Units that are leased as part of the Program. Those reports will include VIN, purchaser/lessee, purchase price/lease payments, and lease term. Additionally, all listings of assets delivered to the Agent or the Lenders pursuant to this Agreement must clearly identify the Floor Plan Units that are subject to the Program.

(d) Confirmations. The Agent, the Lenders, and the Company confirm that sales of Floor Plan Units to the U.S. Government and leases of Floor Plan Units to Lessees in accordance with the terms of this Agreement will not violate section 10.13 of this Agreement, and that, notwithstanding that the definitions of “Eligible New Floor Plan Units” and “Eligible Used Floor Plan Units” in this Agreement require that the Floor Plan Units be located at the Company’s Seffner, Florida, location, the Floor Plan Units sold or leased through the Program still constitute Floor Plan Units as long as they meet all the other requirements of this Agreement.

Section 1.5. Collateral.

(a) The Floor Plan Notes, Revolving Credit Notes, and the Loan Parties’ other Obligations hereunder and under the Financing Documents, will be secured respectively by the Security Documents.

(b) The Company agrees to make such arrangements as shall be necessary or appropriate to assure that all proceeds of the Collateral are deposited (in the same form as received) in the Operating Account. Any proceeds of Collateral received by the Company or any other Loan Party shall be held by the Company in trust for the Agent and the Lenders in the same form in which received, and shall be delivered immediately to the Collateral Agent, in the same form as received by the Company or any other Loan Party (together with any necessary endorsement thereto), for deposit into that account.

Section 2. Interest and Change in Circumstances.

Section 2.1. Floor Plan Interest Rate. Subject to all of the terms and conditions of this Section 2, the Company hereby promises to pay interest on the principal balance of the Floor Plan Loans from time to time outstanding hereunder at the rate per annum equal to the Adjusted Prime Rate or Adjusted LIBOR Rate, as designated by the Company in accordance with this Section 2.1. Each year, on the date the Company delivers to the Agent the monthly financial statements required by Section 7.1(a) for the month of May, the Company shall provide written notice to the Agent designating whether the Company desires the Adjusted Prime Rate or the Adjusted LIBOR Rate to apply to all Floor Plan Loans advanced or otherwise outstanding on or after May 31 of that calendar year (the “Change Date”) until the next Change Date. The Agent shall calculate the applicable interest rate using the monthly financial statements required by Section 7.1(a) for the month ending May 31 of that calendar year and shall promptly notify the Lenders of the applicable interest rate after it completes that calculation. The interest rate selected by the Company for a Change Date (whether the Adjusted Prime Rate or the Adjusted LIBOR Rate) shall apply to all Floor Plan Loans advanced or otherwise outstanding until the next Change Date. If the Company fails to provide written notice to the Agent in accordance with this Section 2.1 with respect to a particular Change Date designating whether the Company desires the Adjusted Prime Rate or the Adjusted LIBOR Rate to apply to all Floor Plan Loans advanced or otherwise outstanding until the next Change Date, the Company waives its right to change the rate and the rate then in effect will continue until the next Change Date.

For purposes of this Agreement, (a) “Adjusted LIBOR Rate” means the total of the LIBOR Rate plus the margin specified in column (ii) below based on the Net Debt to EBITDA Leverage Ratio on the applicable Change Date, and (b) “Adjusted Prime Rate” means the total of the Prime Rate plus the margin specified in column (iii) below based on the Net Debt to EBITDA Leverage Ratio on the applicable Change Date. During each period in which the Adjusted LIBOR Rate applies to the Floor Plan Loans, that rate will be adjusted on the first day of each one (1) month period to reflect any changes in the LIBOR Rate since the last monthly adjustment date, provided however, if that day is not a Business Day, at the Agent’s option, the adjustment will be effective on the next succeeding Business Day. Likewise, during each period in which the Adjusted Prime Rate applies to the Floor Plan Loans, that rate will be adjusted and take effect on first day of the next billing cycle after the public announcement of a change in the Prime Rate.

(i) If the Net Debt to EBITDA Leverage Ratio on the Change Date is:	(ii) The Adjusted LIBOR Rate is LIBOR plus:	(iii) The Adjusted Prime Rate is Prime Rate plus:
Greater than or equal to 8.05	2.50%	-.25%
Greater than or equal to 7.05, but less than 8.05	2.00%	-.75%
Greater than or equal to 6.05, but less than 7.05	1.75%	-1.00%
Less than 6.05	1.50%	-1.25%

Notwithstanding the foregoing, (A) the interest rate per annum applicable to all Floor Plan Loans outstanding during the period beginning on the Restatement Date and ending on August 31, 2007, will be the LIBOR Rate plus 1.65%, (B) the interest rate per annum applicable to all Floor Plan Loans outstanding during the period beginning on September 1, 2007, until February 29, 2008, will be the LIBOR Rate plus 1.60%, and (C) the interest rate per annum applicable to all Floor Plan Loans outstanding during the period beginning on March 1, 2008, through May 31, 2008, will be the LIBOR Rate plus 1.50%. Thereafter, the interest rate per annum applicable to all Floor Plan Loans will be governed by the other provisions of this Section 2.1.

For the purposes of this Section 2.1 only, the determination of the Net Debt to EBITDA Leverage Ratio will be calculated by adding back to Net Debt any accrued and unpaid management fee under the Management Agreement for the period to the extent it has been subtracted in calculating Net Debt.

Section 2.2. Revolving Credit Interest Rate. Subject to all of the terms and conditions of this Section 2, the Company hereby promises to pay interest on the principal balance of the Revolving Loans from time to time outstanding hereunder at a rate per annum equal to the Prime Rate. The Prime Rate will be adjusted and take effect on the first day of the next billing cycle after the public announcement of a change in the Prime Rate.

Section 2.3. Default Rate. During the existence of any Event of Default or after acceleration of the Loans pursuant to the terms of Section 12.1 or 12.2, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans outstanding hereunder at a rate per annum equal to the Overdue Rate. Any increase of the applicable interest rate resulting from the operation of this Section 2.3 in connection with an Event of Default shall terminate as of the close of business on the date on which no Event of Default exists, unless payment of the Loans has been accelerated (in which case the Overdue Rate will continue to apply).

Section 2.4. Due Dates. Interest on each Borrowing of Loans shall be payable not later than five Business Days after the date of each invoice therefor from the Agent to the Company and at maturity of the relevant Borrowing of Loans. While any Event of Default exists or after acceleration of the Loans, interest shall be paid on written demand of the Agent.

Section 2.5. Computation of Interest. All interest on the Floor Plan Notes and Revolving Notes shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

Section 2.6. Interest on Borrowings to Fund Unfunded Approvals.  For purposes of computing interest on any Borrowing of Floor Plan Loans made at the request of the Company to an Approved Vendor in payment of an invoice subject to an Unfunded Approved Amount, interest on such Borrowing of Floor Plan Loans shall begin to accrue upon delivery of the Floor Plan Unit to the Company and acceptance of that Unit by the Company, as evidenced by the “Receipts Log” sent to the Agent and the Lenders by the Company.

Section 2.7. Change in Capital Adequacy Requirements. If any Lender shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change after the date hereof in any existing law, rule or regulation, or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any of its branches) or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder or for the credit that is the subject matter hereof to a level below that which such Lender or such corporation could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such corporation’s then existing policies with respect to liquidity and capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within fifteen (15) days after written demand by such Lender, the Company shall pay to such Lender such additional amount or amounts reasonably determined by such Lender as will compensate such Lender for such reduction. The Lender’s written demand must set forth in reasonable detail the Lender’s calculation of the amount due and the assumptions upon which the calculation is based (which statement shall be deemed true and correct absent manifest error). In determining the amount due, a Lender may use any reasonable averaging and attribution methods.

Section 2.8 Limitation on Interest Charges. The Company, the Agent, and the Lenders intend to comply strictly with applicable law regulating the maximum allowable rate or amount of interest that the Lenders may charge and collect on the Loans. Accordingly, and notwith-standing anything in this Agreement to the contrary, the maximum aggregate amount of interest and other charges constituting interest under applicable law that is payable, chargeable, or receiv-able on the Loans under this Agreement is limited to the maximum amount of interest now allowed by applicable law or any greater amount of interest allowed because of a future amendment to existing law. The Company is not liable for any interest in excess of this maximum amount, and any excess interest charged or collected by a Lender will constitute an inadvertent mistake and, if charged but not paid, will be cancelled automatically, or, if paid, will be credited against the outstanding principal amount of the applicable Loan.

Section 3. Fees.

Section 3.1. Fees. So long as any Obligations or any Commitment to extend credit hereunder remains outstanding, the Company shall pay to the Administrative Agent such fees (including, without limitation, closing fees, administrative agent fees, collateral inspection fees, and reflooring fees) payable in accordance with this Agreement and the other Financing Documents and such other fees as may from time to time be mutually agreed upon by the Company and the Agent or any such Lender; provided however, if no further Commitment to extend credit hereunder remains outstanding and the only Obligations outstanding are unknown indemnification Obligations, the Company need not pay any of the fees required by Sections 3.2, 3.3, 3.4, 3.5, 3.6, or 3.7.

Section 3.2. Unused Floor Plan Line Fee. For the period from and including the Restatement Date to but not including the Termination Date, the Company shall pay to the Agent for the benefit of the Lenders an unused floor plan line fee (based on the Company’s Net Debt to EBITDA Leverage Ratio) at the following per annum rates, as applicable (computed on the basis of a year of 360 days, as the case may be, for the actual number of days elapsed), on the average daily unused portion of such Lender’s Floor Plan Commitment:

If the Net Debt to EBITDA Leverage Ratio is:	The applicable per annum rate will be:
Greater than or equal to 7.05	.25%
Greater than or equal to 6.05, but less than 7.05	.20%
Less than 6.05	.15%

Such unused line fee shall be computed on and payable quarterly in arrears on the last day of each calendar quarter (commencing April 1, 2007), and on the Termination Date. The Agent shall provide the Company with a statement showing the calculation of such fee in reasonable detail at the time of the invoicing of such fee.

Section 3.3 Continuation Fee. On the Restatement Date, the Company shall pay to the Agent for the benefit of the Lenders a fee equal to $25,000 as consideration for the continuation of the Floor Plan Loans under the terms and conditions of this Third Amended and Restated Credit Agreement.

Section 3.4 Agent Fees. The Company shall pay to the Agent all administrative fees required in the Fee Letter and any other agreement executed by the Company and the Agent in connection with this Credit Agreement.

Section 3.5 Covenant Violation Fees. The Company shall pay to the Agent, for the benefit of the Lenders, on written demand, from time to time, a fee equal to $25,000 per calendar month or portion thereof during which the Company is in violation of any of its covenants in Section 10 of this Agreement. In addition, the Company shall pay to the Agent, for the benefit of the Lenders, on written demand, a fee equal to 1% of the total outstanding Loans at the time of the violation for the first instance (and shall pay the fee only with respect to the first instance) in which the Interest Coverage Ratio is less than 1.20. Payment and acceptance of the foregoing fees in no way waives any default or Event of Default triggered by any of the foregoing violations or affects or waives Lenders’ or any of the Agents’ respective rights to exercise all remedies under this Agreement and otherwise to which they are entitled.

Section 3.6 Unused Revolving Credit Line Fee. For the period from and including the Restatement Date to but not including the Termination Date, the Company shall pay to the Agent for the benefit of the Lenders an unused revolving credit line fee at a per annum rate equal to .20% (computed on the basis of a year of 360 days, as the case may be, for the actual number of days elapsed), on the average daily unused portion of the Lender’s Revolving Line of Credit Commitment. That unused line fee will be computed on and payable quarterly in arrears on the last day of each calendar quarter (commencing April 1, 2007), and on the Termination Date. The Agent shall provide the Company with a statement showing the calculation of the fee in reasonable detail at the time of the invoicing of the fee.

Section 3.7 Letter of Credit Fee. With respect to each Letter of Credit issued by a Lender, the Company shall pay to the Agent, for the benefit of the Lenders, an issuance fee equal to 2.0% per annum of the amount of the Letter of Credit upon issuance of each Letter of Credit, and annually thereafter for the continuance of each Letter of Credit. Upon the occurrence and during the continuation of an Event of Default, the foregoing Letter of Credit fee will be increased to 4%.

Section 4. Conditions to Loans.

Section 4.1. Conditions to Initial Loans under Revolving Credit. The obligation of each Lender to make the initial extension of credit under its Revolving Line of Credit Commitment is subject to the fulfillment or waiver in writing by the Lenders of the conditions precedent in Section 4.3 and the following conditions precedent:

(a) the Restatement Date shall occur on or before May 14, 2007;

(b) the Agent shall have received customary searches evidencing the absence of any other Liens on the Collateral or the collateral provided under the Guarantor Security Agreement, other than Permitted Liens and Liens to be terminated contemporaneously on the Restatement Date (including without limitation the Liens of WF);

(c) The Agent shall have received each of the following documents, in form and substance reasonably satisfactory to the Agent and the Lenders, duly executed, and each such document shall be in full force and effect:

(i)	this Agreement,

(ii)
the Revolving Notes in the form of Exhibit 1.1C evidencing the amount of debt owed under each Revolving Note and representing and evidencing the additional advances made by each Lender under this Agreement and, in the aggregate evidencing the total amount of the Revolving Line of Credit Commitments,

(iii)	the Security Agreement,

(iv)	the Collateral Agency Agreement,

(v)	the Copyright Security Agreement,

(vi)	the Disbursement Letter,

(vii)	the Fee Letter,

(viii)	the Guarantor Security Agreement,

(ix)	the Related Party Guaranty,

(x)	the Intercompany Subordination Agreement,

(xi)	the Mortgage,

(xii)
the Pay-Off Letter, together with termination statements and other documentation evidencing the termination of the WF Credit Facilities and by WF of its Liens in and to the properties and assets of each of the Loan Parties and their respective Subsidiaries,

(xiii)
the Pledge Agreement, together with (A) all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank and (B) all promissory notes (including, without limitation, any intercompany promissory notes issued by any Subsidiary of a Loan Party) pledged thereunder, as well as allonges thereto or other appropriate instruments of transfer endorsed in blank,

(xiv)	the Trademark Security Agreement,

(xv)	the Collateral Assignment, and

(xvi)	the Intercreditor Agreement Termination.

(d) The Agent shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Restatement Date and issued by the appropriate officer of the jurisdiction of organization of the Loan Party, indicating that the Loan Party is in good standing in that jurisdiction;

(e) The Agent shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Restatement Date and issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of the Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that the Loan Party is in good standing in those jurisdictions;

(f)  The Agent shall have received the Landlord’s Agreement; and

(g) All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Agent and the Lenders.

Section 4.2. Conditions to Subsequent Borrowing of Loan. The obligation of each Lender to make each Loan under its Floor Plan Commitment or Revolving Line of Credit Commitment is subject to the fulfillment or waiver in writing by the Lenders of the following conditions precedent:

(a) the Agent shall have received the notice of Borrowing of such Loan required by Section 1.1(d) or 1.2(d);

(b) after giving effect to such Loan, the aggregate principal amount of all Floor Plan Loans outstanding under this Agreement shall not exceed the amount of the Floor Plan Commitments, and the aggregate principal amount of all Revolving Loans outstanding under this Agreement (including without limitation the Letter of Credit Usage) shall not exceed the amount of the Revolving Line of Credit Commitments;

(c) the representations and warranties of each of the Loan Parties in the Financing Documents, except in each case for those that relate specifically to an earlier date, shall in each case be correct in all Material respects at the time such subsequent Loan is made;

(d) each of the Loan Parties shall have performed and complied in all Material respects with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it before or on the date of such subsequent Loan;

(e) on the date of such Loan, such Lender’s Loan shall (i) be permitted by the laws and regulations of each jurisdiction to which such Lender is subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U, or X of the Board of Governors of the Federal Reserve System), and (iii) not subject such Lender to any tax, penalty, or liability under or pursuant to any applicable law or regulation of any U.S. Governmental Authority, which law or regulation was not in effect on the date hereof;

(f) no Default or Event of Default shall have occurred and be continuing; and

(g) all corporate and other proceedings in connection with the transactions contemplated by this Agreement in connection with such Loans and all documents and instruments incident to such transactions shall be satisfactory to the Lenders, and the Lenders’ special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

The Company’s request for any Loan shall constitute its warranty as to the matters specified in subsections (a) through (g), both inclusive, above.

Section 4.3. Conditions to Continuation of Loans. This Agreement and the obligation of each Lender to continue the Loans after the Restatement Date shall commence being effective and in force only on the date on which each of the following conditions precedent are fulfilled (or waived in writing by the Lenders) in all respects to such Lender’s satisfaction before or on the Restatement Date:

(a) Representations and Warranties. The representations and warranties of each Loan Party in the Financing Documents, except in each case for those that relate specifically to an earlier date, shall be true and correct when made and on the Restatement Date.

(b) Performance; No Default. (i) Each Loan Party shall have performed and complied with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it before the Restatement Date, and (ii) after giving effect to this Agreement, no Default or Event of Default, violations, or other default shall have occurred under this Agreement or the Financing Documents as of the Restatement Date.

(c) Compliance Certificates.

(i) Officer’s Certificate. The Company shall have delivered to such Lender an Officer’s Certificate, dated as of the Restatement Date, certifying that the conditions specified in Sections 4.2, 4.3(a), 4.3(b), and 4.3.10 have been fulfilled or waived.

(ii) Secretary’s Certificate. The Company shall have delivered to such Lender a certificate from the Secretary of each Loan Party (A) certifying as to the resolutions of the Loan Party’s board of directors attached thereto and other corporate proceedings relating to the authorization, execution, and delivery of this Agreement, the other Financing Documents, the documents specified in Section 4.1(c), with copies of each Loan Party’s Articles of Incorporation and Bylaws attached and certified by the respective corporation’s Secretary, (B) authorizing specific officers of the Loan Party to execute those documents, (C) attesting to the incumbency and signatures of the specific officers of the Loan Party, and (D) with respect to the Company, an incumbency certificate that contains the name, title, and genuine signature of each of the Company’s Authorized Representatives.

(iii)  Officer’s Certificate. The Company shall have delivered to such Lender a certificate from the Chief Financial Officer or Chief Executive Officer of the Company certifying that, after giving effect to the incurrence of Debt under this Agreement, the sum of the Company’s assets is greater than the Company’s debts (at fair valuations).

(d) Opinion of Counsel. The Agent and the Lenders shall have received an opinion in form and substance satisfactory to them, dated as of the Restatement Date, from Kirkland & Ellis LLP, counsel for the Company, LD Holdings, and RV Acquisition, covering the matters set forth in Exhibit 4.3(d), and covering such other matters incident to the transactions contemplated hereby as such Lender or Lenders’ special counsel may request (and the Company hereby instructs its counsel to deliver such opinion to the Lenders).

(e) Loans Permitted By Applicable Law, Etc. On the Restatement Date, the Loans made or to be made hereunder shall (a) be permitted by the laws and regulations of each jurisdiction to which such Lender is subject, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U, or X of the Board of Governors of the Federal Reserve System), and (c) not subject such Lender to any tax, penalty, or liability under or pursuant to any applicable law or regulation of any U.S. Governmental Authority, which law or regulation was not in effect on the date hereof. If requested by any Lender at least three (3) Business Days before the Restatement Date, such Lender shall have received an Officer’s Certificate certifying as to such matters of fact as it may reasonably specify to enable such Lender to determine whether such Loan is so permitted.

(f) Financing Document. Each of the Financing Documents (as amended and restated to date) shall be in full force and effect.

(g) Payment of Expenses. Without limiting the provisions of Section 15.1, the Company shall have paid, or reimbursed the Lenders and the Agent for payment of, on or before the Restatement Date, the reasonable fees, charges, and disbursements of Lenders’ special counsels, to the extent reflected in a statement of such Person (or in connection with amounts to be reimbursed to the Lenders and the Agent, rendered by such Person or the Lenders and the Agent).

(h) Lien Searches. The Collateral Agent shall have received such Uniform Commercial Code searches and other lien searches with respect to the Collateral as the Lenders or the Collateral Agent may request.

(i) Changes in Corporate Structure. The Loan Parties shall not have changed their respective jurisdictions of formation. Additionally, none of the Loan Parties shall have been a party to any merger, recapitalization, share exchange, or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other Person, at any time following May 14, 2004, except for the Related Transactions (as defined in the First Amended and Restated Credit Agreement) and the Related Transactions (as defined in the Second Amended and Restated Credit Agreement).

(j) Financial Statements, Etc The Company shall have delivered to the Lenders and the Agents interim financial statements of the Loan Parties for the period from December 1, 2006, through and including December 31, 2006, all of which financial statements shall be satisfactory in form and substance to the Lenders and the Agent.

(k) Closing Fees. All of the Agents and the Lenders shall have received the payment of any fees required under this Agreement and the other Financing Documents.

(l) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to the Agents, the Collateral Agent, and such Lender and Lenders’ special counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(m) Consents. The Agent and the Lenders shall have received any and all consents and approvals that may be necessary from any Person, including, without limitation, from any Governmental Authority or any other Person pursuant to a manufacturing supply or vendor agreement (including consents relative to changes in control) necessary or appropriate to consummate the transactions contemplated hereunder and under the other Financing Documents and any and all applicable waiting periods have expired without any action being taken by any administrative, regulatory or other Governmental Authority which restrains, prevents, limits or imposes any materially adverse condition upon such transactions or any portion thereof.

(n) Insurance Broker’s Opinion. The Agent and the Lender shall have received the broker’s opinion required by Section 9.2(f), effective as of the Restatement Date.

Section 4.4. Conditions Precedent to Increase in Floor Plan Commitments. The obligation of each Lender to increase its respective Floor Plan Commitment as provided in Section 1.1(g) shall commence being effective and in force only on the date on which each of the following conditions precedent are fulfilled (or waived in writing by the Lenders) in all respects to such Lender’s satisfaction:

(a) New Floor Plan Notes; Amendment to Agreement. The Lenders must have received renewed and extended amended Floor Plan Notes that reflect the new principal amount of each Lender’s Floor Plan Commitment, duly executed by the Company. Additionally the Company, the Agent, and the Lenders must have executed and delivered to each other an amendment to this Agreement that reflects the Lenders’ respective increased Floor Plan Commitments on Schedule A.

(b) Representations and Warranties. The representations and warranties of each Loan Party in the Financing Documents, except in each case for those that relate specifically to an earlier date, shall be true and correct when made and on the Increase Date.

(c) Performance; No Default. (i) this Agreement shall have been continuously in full force and effect, and (ii) after giving effect to the increase in the Floor Plan Credit Commitments, no Default or Event of Default shall have occurred under this Agreement or the Financing Documents as of the Increase Date.

(d) Compliance Certificates.

(i) Officer’s Certificate. The Company shall have delivered to such Lender an Officer’s Certificate, dated as of the Increase Date, certifying that the conditions specified in Sections 4.2, 4.4(b), 4.4(c), and 4.3.10 have been fulfilled or waived.

(ii)  Secretary’s Certificate. The Company shall have delivered to such Lender a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the documents specified in Section 4.4(a), and, certifying that the copies of the Company’s Articles of Incorporation and Bylaws provided to the Agent and the Lenders in May 2004 are still accurate, complete, and current, and, if requested by the Agent, certifying that the copies of the other Loan Party’s Articles of Incorporation and Bylaws attached and certified by the respective corporation’s Secretary, and with respect to the Company, an incumbency certificate that contains the name, title, and genuine signature of each of the Company’s Authorized Representatives.

(e) Opinions of Counsel. The Agent and the Lenders shall have received opinions in form and substance reasonably satisfactory to them, dated as of the Increase Date, from counsel for the Company, LD Holdings, and RV Acquisition, covering the matters set forth in Exhibit 4.3(d) (to the extent applicable), and covering such other matters incident to the transactions contemplated hereby as such Lender or Lenders’ special counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Lenders).

(f) Loans Permitted By Applicable Law, Etc. On the Increase Date, the Loans made or to be made hereunder shall (i) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (ii) not subject such Lender to any tax, penalty, or liability under or pursuant to any applicable law or regulation of any U.S. Governmental Authority, which law or regulation was not in effect on the date hereof.

(g) Financing Documents. Each of the Financing Documents (as amended and restated to date) shall be in full force and effect.

(h) Payment of Expenses. Without limiting the provisions of Section 15.1, the Company shall have paid, or reimbursed the Lenders and the Agent for payment of, on or before the Increase Date, the reasonable fees, charges and disbursements of Lenders’ special counsels, to the extent reflected in a statement of such Person (or in connection with amounts to be reimbursed to the Lenders and the Agent, rendered by such Person or the Lenders and the Agent).

(i) Lien Searches. The Collateral Agent shall have received such Uniform Commercial Code searches and other lien searches with respect to the Collateral as the Lenders or the Collateral Agent may request showing the absence of any other Liens on the Collateral or the collateral provided under the Guarantor Security Agreement, other than the Permitted Liens.

(j) Notice. The Lenders must have received the notice required by Section 1.1(g).

Section 5. Representations and Warranties of the Company.

As of the Restatement Date and as of the date each subsequent Loan is made, the Company makes the following representations and warranties to the Agent and each Lender:

Section 5.1. Organization; Power and Authority. (a) Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Loan Party has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Documents to which it is a party and to perform the provisions hereof and thereof.
(b) Upon the execution of this Agreement, the only Debt of the Company (including without limitation, off-balance sheet indebtedness) will be the liabilities of the Company under this Agreement, the New Notes, and the Debt listed on Schedule 5.15 of this Agreement.

Section 5.2. Authorization. Etc The Financing Documents (including this Third Amended and Restated Credit Agreement) have been duly authorized by all necessary corporate action on the part of the Loan Parties, and this Agreement and the Financing Documents executed by the Loan Parties constitute the legal, valid, and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure. The representations in this Agreement, the Financing Documents, and the other documents, certificates, and other writings delivered to the Lenders by or on behalf of the Loan Parties in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, are complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The budget and other pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made and the Company believes such estimates and assumptions continue to be reasonable, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. Except as disclosed in Schedule 5.3 or 5.5, since January 1, 2007, there has been no change in the financial condition, operations, business, properties, or prospects of the Company except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company (other than matters of a general economic nature) that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates, and other writings delivered to the Lenders by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby (including, without limitation, any Material reimbursement or indemnification of liabilities to any party under the Master Agreement). All lists of assets provided to the Agent or the Lenders by or on behalf of the Company will exclude all Consignment Units.

Section 5.4. Affiliates. Schedule 5.4 contains complete and correct lists and descriptions (a) of the Company’s Affiliates (including without limitation, the authorized Stock of each Loan Party and its respective Subsidiaries, by class, all shareholders of each Loan Party and each Subsidiary, their respective ownership of equity securities of each Loan Party and each Subsidiary, and their respective jurisdiction of organization), and (b) of the directors and senior officers of each Loan Party. The Company has no Subsidiaries except LDRV Holdings Corp., which (i) has no material assets and will not have any material assets during the term of this Agreement and (ii) will not conduct any business or engage in any operations during the term of this Agreement. Except as set forth on Schedule 5.4, there are no Liens on the assets or property of LDRV Holdings Corp. The sole assets of LDRV Holdings Corp. on the Restatement Date are certain contract rights and the contracts listed on Schedule 5.4.

Other than as described on Schedule 5.4, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s capital Stock or any Loan Party’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or the capital stock of any Loan Party’s Subsidiary or any security convertible into or exchangeable for any of its or its Subsidiary’s capital Stock. All of the outstanding capital Stock of each such Loan Party and their respective Subsidiaries has been validly issued and is fully paid and non-assessable.
Section 5.5. Financial Statements. All of the financial statements listed on Schedule 5.5 and otherwise provided to the Agent or the Lenders by the Company (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Loan Parties as of the respective dates specified in such financial statements and the results of its operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and the absence of footnotes) and except as set forth in Schedule 5.5.

Section 5.6. Compliance with Laws, Other Instruments, Etc The execution, delivery, and performance by the Loan Parties of the Financing Documents (and the amended and restated Financing Documents) will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than under the Security Documents) in respect of any Property of any Loan Party under, any indenture, mortgage, deed of trust, loan, purchase, or credit agreement, lease, corporate charter or bylaws, or any other agreement or instrument to which any Loan Party is a party or by which a Loan Party or any of its Properties may be bound or affected, other than the breach of one or more contracts which breaches individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, (b) conflict with or result in a breach of any of the terms, conditions, or provisions of any order, judgment, decree, or ruling of any court, arbitrator, or Governmental Authority applicable to a Loan Party, or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority known to be applicable to any Loan Party. The Company represents and warrants that Schedule 5.6 contains a true and correct description of all indentures, mortgages, deeds of trust, loan, purchase, or credit agreements, leases, corporate charters or bylaws, or any other agreement or instrument to which each Loan Party is a party or by which any of its Properties may be bound or affected which, in each case, is Material (excluding (i) Material contracts described in or referred to in Section 5.23 and (ii) retail sales contracts for the sale of recreational vehicles in the ordinary course of business and related insurance, warranty, and financing contracts between the Company and the purchaser of a recreational vehicle purchased in the ordinary course of business).

The issuance of the New Notes did not (A) contravene, result in any breach of, or constitute a default under, the Company’s Amended and Restated Articles of Incorporation or Bylaws, or any other agreement or instrument to which it is a party, (B) conflict with or result in a breach of any of the terms, conditions, or provisions of any order, judgment, decree, or ruling of any court, arbitrator, or Governmental Authority applicable to the Company, or (C) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company (including without limitation any applicable securities law).

Section 5.7. Governmental Authorizations, Etc No consent, approval, or authorization of, or registration, filing, or declaration with, any Governmental Authority is required in connection with the execution, delivery, or performance by the Loan Parties of the Financing Documents that has not been received before the Restatement Date.

Section 5.8. Litigation; Observance of Agreements, Statutes and Orders.

 (a) There are no actions, suits, or proceedings pending or, to the knowledge of the Company, threatened against or affecting any Loan Party or any of their respective Property in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any other Loan Party is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator, or Governmental Authority or in violation of any applicable law, ordinance, rule, or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9. Taxes. Except as set forth on Schedule 5.9, each Loan Party has filed all federal tax returns and all other Material tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its Properties, assets, income, or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability, or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the applicable Loan Party has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals, and reserves on the books of each Loan Party in respect of Federal, state, or other taxes for all fiscal periods are adequate in all material respects. With respect to the amended tax returns identified on Schedule 5.9, the Company knows of no basis for any Material additional tax assessment.

Section 5.10. Title to Property; Leases. (a) All leases under which a Loan Party is lessee and that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects. Each Loan Party enjoys peaceful and undisturbed possession under all leases Material to its business and to which it is party or under which it is operating.

(b) Schedule 5.10 sets forth a complete and accurate list of the location, by state and street address, or all Real Property (whether owned or leased) of each Loan Party. Except as set forth on Schedule 5.10(b), each Loan Party has marketable title to, or a valid leasehold interest in, its personal property assets and marketable title to, or a valid leasehold interest in, its Real Property, in each case free and clear of all Liens other than Permitted Liens.

Section 5.11. Licenses, Permits, Etc. (a) Each Loan Party owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks, and trade names, or rights thereto (including without limitation those necessary to implement the Program), without conflict with the rights of others, except such licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks, and trade names, or rights thereto, as the failure to own or possess could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No item sold or produced by a Loan Party infringes in any respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name, or other right owned by any other Person, except such infringements as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) There is no violation by any Person of any right of any Loan Party with respect to any patent, copyright, service mark, trademark, trade name, or other right owned or used by any of them, except such violations as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.12. Compliance with ERISA. (a) Except for Plans listed on Schedule 5.12(a), none of the Loan Parties maintains or has any obligation to contribute to any Plan. Each Plan has been operated and administered in all material respects in accordance with its terms and in compliance with ERISA, the Code, and all other applicable laws. Except as could not reasonably be expected to have a Material Adverse Effect, with respect to any Plan intended to satisfy the requirements of Section 401(a) and related Sections of the Code, except as indicated on Schedule 5.12(a), the Internal Revenue Service (“IRS”) has issued favorable determination letters to the effect that the forms of Plans satisfy the requirements of Section 401(a) and related Sections of the Code and the trusts related to such Plans satisfy Section 501(a) and the related Sections of the Code or an application for such a determination has been filed with the IRS, and, there are no facts or circumstances that would jeopardize or adversely affect in any material respect the qualification under Code Section 401(a) of any such Plan. Except with respect to the LDRV ESOP or LDRV ESOT, neither the Loan Parties, nor any ERISA Affiliate, nor any trustee or plan administrator or other fiduciary of any Plan has incurred any liability pursuant to Title I (other than normal operating liabilities under a Plan) or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction, or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by a Loan Party, any ERISA Affiliate, or any trustee or plan administrator or other fiduciary of any Plan, or in the imposition of any Lien on any of the rights, properties, or assets of any of the Loan Parties or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the Code or to Section 401(a)(29) or 412 or 4975 of the Code which liability or Lien, either individually or together with any other liability or Lien, could reasonably be expected to have a Material Adverse Effect. No lawsuits, claims, or complaints to or by any Person or Governmental Authority have been filed or, to the knowledge of the Company, are contemplated or threatened, with respect to any Plan which either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(b) With respect to each Plan: (i) full payment has been made to each such Plan of all contributions that are required by each Loan Party or any ERISA Affiliate under the terms thereof and under ERISA or the Code to be made on or before the date hereof, (ii) no “accumulated funding deficiency” (as defined in ERISA Section 302 or Code Section 412), whether or not waived, exists with respect to any Plan, (iii) the present value of the aggregate benefit liabilities under each of the Plans, determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities and (iv) such actuarial assumptions have not been materially altered since the date of the most recent actuarial valuation report; except to the extent that any non-compliance with any provision of clauses (i) through (iii) above, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Section 3 of ERISA. Except with respect to the LDRV ESOP or LDRV ESOT and except as could not reasonably be expected to have a Material Adverse Effect, with respect to each Plan, (A) there has been no non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code), (B) no fiduciary or trustee has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investments of the assets of the Plan, and (C) no action, investigation, suit, proceeding, hearing, or claim with respect to the assets of any Plan (other than routine claims for benefits) is pending or threatened, and the Company does not have any knowledge of any facts that would give rise to or could reasonably be expected to give rise to any claim, action, or suit.

(c) Neither the Company, any other Loan Party, nor any ERISA Affiliate currently sponsors, maintains, or has any obligations to contribute to or has ever sponsored, maintained, or had any obligations to contribute to any Multiemployer Plan.

(d) Except for continuation coverage mandated by Section 4980B of the Code, and except as listed on Schedule 5.12(d), the Loan Parties do not have any post-retirement benefit obligations that are subject to Financial Accounting Standards Board Statement No. 106, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(e) [Intentionally Omitted]

(f) The making of the Loans contemplated by this Agreement will not involve any non-exempt transaction that is subject to the prohibitions of Section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(f) is made in reliance upon and subject to the accuracy of each Lender’s representation in Section 6 as to the sources of the funds used by such Lender to make the Loans hereunder. For purposes of determining whether the representation in the first sentence in this Section 5.12(f) is correct on any date after the Restatement Date, such representation in Section 6 shall be considered made by each Lender on such date and shall be considered accurate on such date.

(g) None of the Loan Parties has withdrawn from any Plan (including any Multiemployer Plan) or permitted any employee benefit plan maintained by them or any of their predecessors in interest to be terminated if such withdrawal or termination would result in (i) withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in an amount that could reasonably be expected to have a Material Adverse Effect or (ii) the imposition of a Lien on any Property of a Loan Party pursuant to Section 4068 of ERISA.

Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities, for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Lenders and not more than 125 other Institutional Investors, each of which has been offered the Notes or other similar securities at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or any similar securities to the registration requirements of Section 5 of the Securities Act.

Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the Floor Plan Loans to the purchase of new and used Floor Plan Units (although it may use the proceeds of Reflooring Borrowings for general working capital needs), and will use the proceeds of the Revolving Loans for its general working capital needs. Margin stock will not on the Restatement Date constitute more than 1% of the value of the assets of the Company and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section 5.14, the term “margin stock” shall have the meaning assigned to it in said Regulation U.

Section 5.15. Existing Debt; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company as of the Restatement Date, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments, or maturities of the Debt of the Company. As of the Restatement Date, the Company will not be in default in the payment of any principal or interest on any Debt of the Company and no event or condition exists with respect to any Debt of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) The Loan Parties have not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of their respective Property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.9.

Section 5.16. Foreign Assets Control Regulations, Etc. Neither the making of the Loans contemplated by this Agreement nor the use of the proceeds of any of those Loan, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 5.17. Status under Certain Statutes. The Company is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or subject to regulation under the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

Section 5.18. Environmental Matters. (a) Except as specifically set forth in environmental audits prepared by EnviroAssessments, Inc. dated November 1993, by UST Environmental Services, Inc. dated March 18, 1994, by ENVIRON International Corporation dated February 2004 and August 2006, copies of which have previously been delivered to the Collateral Agent, no claim or proceeding instituted or, to the knowledge of the Company, threatened has been raising any claim against any Loan Party or any of its Real Properties now or formerly owned, leased, or operated by it or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) There are no facts that would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any Loan Party or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(c) The Loan Parties have not stored any Hazardous Materials on Real Properties now or formerly owned, leased, or operated by any of them and have not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that could reasonably be expected to result in a Material Adverse Effect;

(d) All buildings on all real properties now owned, leased, or operated by each Loan Party are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect; and

(e) There are no Liens, nor has any Loan Party received notice of any potential Liens, arising under any Environmental Laws against any of the Real Properties owned, leased, or operated by it.

Section 5.19. Collateral. The Collateral (and the collateral described in the Guarantor Security Agreement) is adequately described in and is subject to the respective Liens of the Security Documents. Each of the Security Documents creates a valid and enforceable Lien on and security interest in the collateral described in such Security Document, subject only to Permitted Encumbrances (as defined therein). All documents and instruments have been (or will on the Restatement Date be) recorded, filed for record, or delivered in such manner and in such places as required to establish such Liens and to perfect and preserve perfected Liens intended to be created thereby with the priority intended therefor and no further action (other than the filing of continuation statements as required by law) is (or will on the Restatement Date be) required to maintain and preserve, or effectively to put third parties on notice of, such Liens. All taxes and filing fees that are required to be paid or are payable in connection with the execution, delivery, or recordation of such Liens have (or at or before the Restatement Date will have) been paid. The only Deposit Account (as defined in the Security Agreement) maintained by the Company is the Operating Account. The Agent’s Liens on the Collateral are validly created, perfected first priority Liens, subject only to Permitted Liens.

Section 5.20. Insurance. The insurance required by the provisions of Section 9.2 and by the Security Documents is, or on the Restatement Date will be, in force and all premiums due and payable in respect thereof have or will have been paid.

Section 5.21. Patents, Trademarks, and Copyrights. Schedule 5.21 hereto lists, as of the Restatement Date, all patents, patent applications, trademark and service mark registrations and applications therefor and copyright registrations and applications therefor owned or licensed by each Loan Party, and all license agreements for the same entered into by each Loan Party. Except as otherwise specifically provided in Schedule 5.21, the Loan Parties as of the Restatement Date, will own, possess or, with respect to any license agreement, will have the valid right to use all such patents, patent applications, trademark, and service registrations and applications therefor and copyright registrations and applications therefor necessary for the present and, as now contemplated, future conduct of its business, without any Material conflict with the rights of others.

Section 5.22. Solvency. As of the Restatement Date, before and after giving effect to the transactions contemplated by this Agreement, (i) the fair saleable value of the assets of each Loan Party on a going concern basis will be in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed); (ii) each Loan Party will be able to pay its debts and obligations as they mature in the ordinary course of its business as proposed to be conducted, and the Company will be able to make all scheduled payments on its Debt; (iii) the Loan Parties will not have unreasonably small capital to carry out their respective business as proposed to be conducted; and (iv) the Loan Parties have not taken any actions with respect to the transactions contemplated by the Financing Documents with actual intent to hinder, delay, or defraud either present or future creditors.

Section 5.23. Material Contracts. Except as set forth in Schedule 5.23 and Schedule 5.6, there are no contracts individually Material to the business of the Loan Parties, other than retail sales, insurance, warranty, and finance contracts entered into between the Company and non-fleet purchasers of recreational vehicles in the ordinary course of business. Each such Material contract (a) is in full force and effect and is binding and enforceable against the Loan Party that is a party to it, and, to the knowledge of the Company, all other parties to them in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in default due to the actions of any Loan Party, or, to the knowledge of any Loan Party, any other party to the contract, except in the case of clauses (a), (b), and (c), as would not reasonably likely to result in a Material Adverse Effect.

Section 5.24. LDRV ESOP. The LDRV ESOP was terminated as of May 14, 2004, and all the assets of the LDRV ESOP have been distributed to its participants in accordance with applicable law. To the Company’s knowledge, at all times, the LDRV ESOP and the LDRV ESOT, and to the Company’s knowledge, each predecessor plan and trust, have complied with the applicable requirements of Sections 401(a)(22) and 409(e) of the Code, with respect to the rights of employee stock ownership plan participants to exercise participant voting rights with respect to employer securities.

Section 5.25. Hurricane Program. The Company’s implementation and operation of the Program (a) will comply in all material respects with all laws, ordinances, and governmental rules or regulations to which it is subject, and (b) will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than under the Security Documents) in respect of any Property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or bylaws, or any other agreement or instrument to which the Company is a party or by which the Company or any of its Properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions, or provisions of any order, judgment, decree, or ruling of any court, arbitrator, or Governmental Authority applicable to the Company, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority known to be applicable to the Company, in the case of each of clauses (ii), (iii), and (iv) of this Section 5.25, in a manner reasonably expected to result in a Material Adverse Effect.

Section 5.26. Employee and Labor Matters.  Except as set forth on Schedule 5.26, there is (a) no unfair labor practice complaint pending or, to the knowledge of the Loan Parties, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending against any Loan Party that arises out of or under any collective bargaining agreement, (b) no strike, labor dispute, slowdown, stoppage, or similar action or grievance pending or, to the knowledge of the Loan Parties, threatened against any Loan Party, and (c) no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any of them. No Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar law that remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of workers compensation, wages, and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.
Section 5.27. Suppliers.  There exists no actual or, to the knowledge of the Loan Parties, threatened termination, cancellation, or limitation of, or modification to or change in, the business relationship between any Loan Party, on the one hand, and any supplier thereof or distributor therefor, on the other hand, which termination, cancellation, limitation, modification, or change in any such case would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

Section 5.28. LDH Acquisition. The LDH Acquisition was effected in accordance with the terms of the LDH Purchase Documents and all applicable law. At the time of consummation of the LDH Acquisition, (a) all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Governmental Authorities required in order to consummate the LDH Acquisition (including Hart Scott Rodino) were obtained, given, filed, or taken and were in full force and effect, and (b) no judgment, order, or injunction prohibiting or imposing any material adverse condition upon the consummation thereof existed.

Section 5.29. LDH Purchase Documents. (a) The Company has delivered to the Lenders a true, complete and correct copy, as of the Restatement Date, of each LDH Purchase Document, including all schedules and exhibits thereto and all agreements, instruments, or other documents evidencing or governing any Stock issued in connection with any LDH Purchase Document; (b) each LDH Purchase Document is the legal, valid, and binding obligation of each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, each other Person that is a party thereto, enforceable against each Loan Party that is a party thereto and, to the knowledge of the Loan Parties, each other Person that is a party thereto, in accordance with its terms; and (c) none of the Loan Parties is in default of any of its obligations under any LDH Purchase Document to which it is a party, and, to the knowledge of the Loan Parties, no other party to any LDH Purchase Document is in default thereunder.

Section 5.30. Real Property Collateral. (a) The use of the Real Property complies in all material respects with, and shall remain in compliance in all material respects with, all applicable statutes, rules, regulations, and private covenants now or hereafter relating to the ownership, construction, use, or operation of the Real Property, including all applicable statutes, rules, and regulations pertaining to requirements for equal opportunity, anti-discrimination, fair housing, zoning, and land use. The improvements on the Real Property comply in all material respects with, and shall remain in compliance in all material respects with, all applicable health, fire, and building codes. All material certifications, permits, licenses, and approvals, including, without limitation, certificates of completion and occupancy permits required for the legal use, occupancy, and operation of the Real Property have been obtained and are in full force and effect. All of the improvements on the Real Property comply in all material respects with all requirements of any applicable zoning and subdivision laws and ordinances, including, without limitation, parking requirements.

(b) The Real Property is not located in a “flood hazard area,” as such term is defined by the U.S. Federal Insurance Administration.

(c) No part of the Real Property Collateral has been taken in condemnation or other like proceeding nor is any proceeding pending or known to be threatened for the partial or total condemnation or taking of the Real Property Collateral.

Section 6. Representation and Acknowledgments of Each Lender.

Each Lender represents, for itself, that the source of funds to be used by it to make Loans hereunder does not include assets of any employee benefit plan. As used in this Section 6, the terms “employee benefit plan” shall have the meaning assigned to such term in Section 3(3) of ERISA.

Section 7. Information as to Company.

Section 7.1. Financial and Business Information. The Company shall deliver to the Agent (who will promptly furnish to the Lenders):

(a) Monthly Statements — promptly, and in any event, within 30 calendar days after the end of each monthly period (commencing with the monthly period ending December 31, 2006) in each fiscal year of the Company (including the last monthly period of each such fiscal year), a copy of:

(i) an unaudited balance sheet of the Company as at the end of such month,

(ii) unaudited statements of income, changes in shareholders’ equity and cash flows of the Company for such month and for the portion of the fiscal year ending with such month,

setting forth in each case for each month beginning with the month ending December 31, 2006, in comparative form the figures for the corresponding monthly and year-to-date periods in the previous fiscal year and the monthly and the year-to-date variances to the budget for such monthly fiscal period, all in reasonable detail, prepared by the Company in accordance with GAAP, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its results of operations and cash flows, subject to the absence of footnotes and changes resulting from year-end adjustments, and

(iii) a complete list of all Consignment Units held by or on behalf of the Company.

Additionally, the Company shall deliver to each Lender via electronic transmission by the 30th calendar day of each month beginning on the Restatement Date, a reasonably detailed covenant compliance calculation with respect to compliance with the covenants contained in the Financing Documents determined as of the end of the immediately preceding calendar month.

At any time requested by the Agent, the Company shall deliver to the Agent (who will promptly furnish to the Lenders) a report by the chief executive officer of the Company discussing and analyzing the Company’s operating performance as at the end of each such month, substantially in the report format provided to the Agent in fiscal year 2006. Additionally, at any time an Event of Default has occurred and is continuing, the Company shall deliver to the Agent (who will promptly furnish to the Lenders) (A) a Unit Sales by Category report as of the end of each such month, substantially in the report format provided to the Agent in fiscal year 2006, and (B) internally generated “Lot-up” and “Phone-up” statistics for the month, substantially in the report format provided to the Agent in fiscal year 2006.

Additionally, promptly and in any case within 30 days after the first day of each calendar month if so requested by the Agent, the Company shall deliver to each Lender a summary of all Accounts of the Company, by category.

(b) Intentionally Omitted.

(c) Annual Statements — promptly, and in any event, within 90 calendar days after the end of each fiscal year of the Company, a copy of,

(i) a balance sheet of each Loan Party, as at the end of such year, and

(ii) statements of income, changes in shareholders’ equity and cash flows of each Loan Party, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) an opinion thereon of independent certified public accountants of recognized national standing and approved in advance by the Required Lenders in writing (which includes, but is not limited to, Crowe Chizek, LLP), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of each Loan Party and its results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(B) a certificate of such accountants stating that they have reviewed the financial covenants contained in Sections 10.1 through 10.7, inclusive, and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default under such Sections, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default);

(d) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, or proxy statement sent by the Company to its stockholders (in their capacity as stockholders) generally, and (ii) each report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Company with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company to the public concerning developments that are Material;

(e) Notice of Default or Event of Default — promptly, and in any event within two Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(f) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Loan Party or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by a Loan Party or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that occurs or exists after the Restatement Date or any change in any event, transaction, or condition that occurred or existed before the Restatement Date that, in either case, could reasonably be expected to result in the incurrence of any material liability by a Loan Party or any ERISA Affiliate pursuant to Title I (other than normal operating liabilities under a Plan) or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of a Loan Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions; or

(iv) the commencement of any investigation of the LDRV ESOP, the Lazy Days ESOP, the Alliance ESOP (as it pertains to the spin-off of the LDRV ESOP), or their respective fiduciaries by the IRS or the Department of Labor; or

(v) the commencement of any litigation against the LDRV ESOP, the LDRV ESOT, or the fiduciaries of either by, or on behalf of, any participant or beneficiary in the LDRV ESOP.

(g) Notices from Governmental Authority - promptly, and in any event within 20 days of receipt thereof, copies of any notice to any Loan Party from any Governmental Authority relating to any order, ruling, statute, or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

(h) Audit Reports - promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Loan Parties and any management letter received from such accountants;

(i) Material Litigation - promptly (and in any event within five (5) Business Days) after the Company becomes aware of (i) the institution of, or non-frivolous, written (or otherwise overt) threat of, any action, suit, proceeding, governmental investigation, or arbitration against or affecting any Loan Party or any of its Property, or (ii) any Material development in any such action, suit, proceeding, governmental investigation, or arbitration, which, in either case, if adversely determined, could have a Material Adverse Effect, a certificate of a Responsible Officer of the Company describing the nature and status of such matter in reasonable detail (unless such disclosure would, in the reasonable opinion of counsel to the Company, cause a waiver of attorney-client privilege);

(j) Waivers and Consents - Intentionally Omitted;

(k) Notice - as soon as possible, copies of any notices given by or delivered to the Company under or pursuant to the Indenture or under the New Notes, including without limitation, any notices of default thereunder;

(l) Budgets; Long Term Plans - (i) as soon as available, but in any event not later than 30 days after the first day of each fiscal year commencing with the fiscal year 2008 of the Company, a copy of the initial budget of the Company for such fiscal year, prepared on a monthly basis and including appropriate balance sheet, income statement, cash flow, and working capital projections for that period, (ii) promptly after the same are produced, copies of any material adjustments to the budget of the Company referred to in clause (i) above, (iii) promptly after the same is presented to the Board of Directors of the Company, a copy of any long-range business plans of the Company that may be prepared from time to time for or at the direction of the Board of Directors of the Company, and all material amendments thereto which may be in effect from time to time; and (iv) as soon as available, but in any event no later than January 31 of each year, commencing January 31, 2007, projected income statement, balance sheet, and cash flow statement for the subject calendar year;

(m)  Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets, or properties of the Company or relating to the ability of the Company to perform its obligations hereunder and under the Notes (including, without limitation, any data or information furnished to any other holder of Debt of the Company) as from time to time may be reasonably requested by the Agent; and

(n) Sales Listing - at any time requested by the Agent and for as long as requested by the Agent, beginning on the date the Company receives a request from the Agent, daily, on each Business Day, the Company shall deliver (via fax) an itemized listing of Floor Plan Units sold the prior Business Day, together with such other information as the Agent reasonably requires, prepared by the Company and certified to by a Senior Financial Officer.

(o)  LDH Acquisition Notices - promptly after receipt or delivery, the Company shall deliver to each Lender a copy of each Material notice, demand, statement, certificate, report, or other communication or document delivered in connection with (i) the LDH Purchase Documents or the LDH Acquisition, and (ii) the Ground Lease, including without limitation with respect to the purchase option under that Ground Lease.

Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a Lender pursuant to Section 7.1(a) or 7.1(c) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

(a) Covenant Compliance - the information (including detailed calculations) required to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.6, inclusive, during the period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio, or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio, or percentage then in existence); and

(b) Event of Default - a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Loan Party from the beginning of the period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of a Loan Party to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

Section 7.3. Inspection. (a) The Agent shall have the right to conduct at any time and from time to time as often as the Agent deems advisable or necessary (and, whenever the Agent so desires, on a continuous basis) an inventory audit of the Inventory (including without limitation each Floor Plan Unit) of the Company on a random basis regardless of whether an Event of Default exists. The Agent may inspect individually each Floor Plan Unit and other item of Inventory during each such inventory audit and, immediately following each such inventory audit.

(b) In addition to and not in limitation of the rights granted to the Agent in Section 7.3(a), the Company shall permit and shall cause each Loan party to permit the representatives of each Lender, upon reasonable prior notice to the Company, to visit and inspect any of the offices or properties of each Loan Party, to examine all its books of account, records, reports, and other papers, to make copies and extracts therefrom and to discuss the affairs, finances, and accounts of the Loan Party with the Loan Party’s officers and accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances, and accounts of the Loan Party), all at such reasonable times during normal business hours and as often as may be reasonably requested. Any such visit or inspection shall, during the continuance of a Default or an Event of Default, be at the Company’s expense.

(c) In addition to and not in limitation of the rights granted to the Agent in Section 7.3(a), the Agent, upon reasonable notice to the Company, shall have the right to verify at any time and from time to time all or any part of the Collateral in any manner, and through any medium, that the Agent reasonably considers appropriate, and the Company agrees to furnish all assistance and information, and perform any acts, that the Agent may reasonably require in connection therewith. The Company hereby appoints the Agent, its nominee, and any other Person whom the Agent may designate, as the Company’s attorney-in-fact, which appointment shall be coupled with an interest and irrevocable until all Obligations have been paid in full and all Commitments hereunder have been terminated, with full power to sign the Company’s name on verifications of Accounts and to send requests for verification of Accounts to the Company’s customers, Account Debtors, and other obligors. The Company hereby ratifies and approves all acts of any such attorney and agrees that neither the Agent nor any such attorney will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law other than such Person’s gross negligence or willful misconduct.

Section 8. Prepayment of Notes; Termination, Etc

Section 8.1. Floor Plan Loan Voluntary Prepayments. Without limiting the obligation of the Company to prepay the Floor Plan Notes as otherwise required in this Agreement and subject to the prepayment fees specified in Section 8.3 in connection with the termination of all or part of the Floor Plan Commitments, the Company may make prepayments without premium or penalty of the Floor Plan Notes in whole or in part (but if in part, in an amount not less than $100,000) at any time upon one day’s prior notice to the Agent (such notice if received subsequent to 1:00 p.m. (New York, New York time) on a given day to be treated as though received at the opening of business on the next Business Day), by paying to such Lenders on a pro rata basis, based on the outstanding principal amount of the Floor Plan Notes immediately before such prepayment, the principal amount to be prepaid and if such a prepayment prepays the Floor Plan Notes in full and is accompanied by the termination in whole of the Floor Plan Commitments, accrued interest thereon to the date of prepayment. Each such prepayment (a) must be accompanied by a certificate of the Company specifying the Eligible New Floor Plan Units or Eligible Used Floor Plan Units against which such prepayment is to be applied or, (b) if made electronically by the Company pursuant to the online payment program established by the Agent, must be applied by the Company to specific Floor Plan Units financed by Borrowings.

Section 8.2. Floor Plan Loan Mandatory Payments. (a) New Floor Plan Units. Principal curtailments (repayments) relating to Borrowings for Eligible New Floor Plan Units shall be due as follows: (i) the entire balance owed on a Floor Plan Unit shall be due upon the earliest of (A) one Business Day from the receipt of proceeds from the sale of a Floor Plan Unit, (B) four Business Days from the sale of a Floor Plan Unit, (C) one Business Day after a Floor Plan Unit ceases, for any reason, to qualify as an Eligible New Floor Plan Unit, or (D) 18 months from the date of the original Borrowing made as to any specific Floor Plan Unit; and (ii) if not previously sold or otherwise disposed of, 10% of the original principal amount of the Borrowing made as to any specific Eligible New Floor Plan Unit will be due and payable 12 months from the date of the original funding of such Borrowing, and an additional 10% of the original principal amount of the Borrowing made as to such Floor Plan Unit will be due and payable 15 months from the date of the original funding of such Borrowing. For purposes of this Section 8.2(a), the date of sale shall be the earlier of the date on which the purchaser takes possession of a Floor Plan Unit, the date on which the purchaser otherwise acquires a legal right to a Floor Plan Unit, or the date the Company receives payment for the purchase of the Floor Plan Unit.

(b) Used Floor Plan Units. Principal curtailments (repayments) relating to Borrowings for Eligible Used Floor Plan Units shall be due as follows: (i) the entire balance owed on a Floor Plan Unit shall be due upon the earliest of (A) one Business Day from the receipt of proceeds from the sale of a Floor Plan Unit, (B) four Business Days from the sale of a Floor Plan Unit, (C) one Business Day after a Floor Plan Unit ceases, for any reason, to qualify as an Eligible Used Floor Plan Unit, or (D) 12 months from the date of the original Borrowing made as to any specific Floor Plan Unit; and (ii) if not previously sold or otherwise disposed of, 10% of the original principal amount of the Borrowing made as to any specific Eligible Used Floor Plan Unit will be due and payable six months from the date of the original funding of such Borrowing, and an additional 10% of the original principal amount of the Borrowing made as to such Floor Plan Unit will be due and payable nine months from the date of the original funding of such Borrowing. For purposes of this Section 8.2(b), the date of sale shall be the earlier of the date on which the purchaser takes possession of a Floor Plan Unit, the date on which the purchaser otherwise acquires a legal right to a Floor Plan Unit, or the date the Company receives payment for the purchase of the Floor Plan Unit.

(c)  Sale of Eligible New Floor Plan Units in Program. All outstanding and unpaid principal curtailments (repayments) relating to Borrowings for Eligible New Floor Plan Units sold to the U.S. Government in accordance with this Agreement and the Program shall be due on the earlier of (i) one Business Day from the receipt of proceeds from the sale of the Floor Plan Unit, or (ii) 90 calendar days from the sale of the Floor Plan Unit. For purposes of this Section 8.2(c), the date of sale shall be the earlier of the date on which the U.S. Government or its representative takes possession of a Floor Plan Unit or the date on which the U.S. Government acquires a legal right to a Floor Plan Unit. Payment for all Floor Plan Units sold to the U.S. Government shall be due in full before the Termination Date.

(d)  Lease of Floor Plan Units in Program. All outstanding and unpaid principal curtailments (repayments) relating to Borrowings for Eligible New Floor Plan Units leased to Lessees in accordance with this Agreement and the Program shall be due as follows: (i) $1,000 of the initial Borrowing for the Floor Plan Unit shall be paid on the first day of each calendar month, beginning on the first day of the first calendar month after the effective date of the applicable lease; and (ii) the balance of the Borrowing shall be paid on the one-year anniversary of the effective date of the applicable lease, provided that, if a lease is on a month-to-month basis, the anniversary of the effective date will be the earlier of the date the Floor Plan Unit is turned into the Company or the one-year anniversary of the initial lease date. For purposes of this Section 8.2(d), the effective date of lease shall be the earlier of the date of the lease, the date on which the Lessee or its representative takes possession of a Floor Plan Unit, or the date on which the Lessee acquires a legal right to use a Floor Plan Unit. Payment for all Floor Plan Units leased pursuant to the Program shall be due in full before the Termination Date.

(e) Revolving Loans Prepayment. Without limiting the obligation of the Company to prepay the Revolving Notes as otherwise required in this Agreement and subject to the prepayment fees specified in Section 8.3 if all or part of the Revolving Line of Credit Commitments is terminated, the Company may make prepayments without premium or penalty of the Revolving Notes in whole or in part (but if in part, in an amount not less than $100,000) at any time upon one day’s prior notice to the Agent (such notice if received subsequent to 1:00 p.m. (New York, New York time) on a given day to be treated as though received at the opening of business on the next Business Day), by paying to such Lenders on a pro rata basis, based on the outstanding principal amount of the Revolving Notes immediately before such prepayment, the principal amount to be prepaid and if such a prepayment prepays the Revolving Notes in full and is accompanied by the termination in whole of the Revolving Line of Credit Commitments, accrued interest thereon to the date of prepayment.

(f) All Loans. All Loans shall be due and payable in full on the Termination Date.

Section 8.3. Terminations. (a) The Company shall have the right at any time and from time to time after the Restatement Date, upon seven (7) Business Days prior notice to the Agent (which shall promptly so notify the Lenders) and payment to the Agent of the fees specified in this Section 8.3, to ratably terminate in whole or in part (but if in part, then in an aggregate amount not less than $1,000,000 or such greater amount which is an integral multiple of $100,000) the Floor Plan Commitments, the Revolving Line of Credit Commitments, or all Commitments; provided that none of the Commitments may be reduced to an amount less than the aggregate principal amount of the Loans then outstanding with respect to the applicable Commitments. Without limiting the generality of the foregoing sentence, the Company may not reduce the Revolving Credit Commitments below the level of the Letter of Credit Usage at the time of the proposed termination. To terminate any portion of any of the Commitments on or before February 22, 2008, the Company must pay to the Agent, for the benefit of the Lenders, a fee equal to three percent of the amount of the terminated Commitments. To terminate any portion of the Commitments after February 22, 2008, but on or before February 22, 2009, the Company must pay to the Agent, for the benefit of the Lenders, a fee equal to two percent of the total amount of the terminated Commitments. To terminate any portion of the Commitments after February 22, 2009, but before February 22, 2010, the Company must pay to the Agent, for the benefit of the Lenders, a fee equal to one percent of the amount of the terminated Commitments. If the Company terminates all or portion of the Commitments after February 22, 2010, no termination fee is payable with respect to the termination.

In the event of the termination of this Agreement and repayment of the Obligations at any time before the Termination Date, for any other reason, including (A) termination upon the election of the Lenders to terminate after the occurrence and during the continuance of an Event of Default, (B) foreclosure and sale of Collateral, (C) sale of the Collateral in any Insolvency Proceeding, or (D) the restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or agreement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of the early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders, the Company shall pay the applicable termination fee to the Agent, for the benefit of the Lenders, measured as of the date of the termination.

(b) Notwithstanding the provisions of Section 8.3(a), if the Company, LD Holdings, RV Acquisition, BRS LP, or any other shareholder of RV Acquisition desire to engage in a transaction that would trigger a Change in Control and, in their sole discretion, the Required Lenders decline to consent to the Change in Control, the foregoing termination fees will be waived by the Lenders if, simultaneously with the Change in Control, the Company pays all amounts owed to the Lenders under this Agreement and the other Financing Documents and terminates all the Commitments. If the Required Lenders consent to a proposed Change in Control and the Commitments are terminated notwithstanding that consent, however, the fees provided by this Section 8.3 will not be waived and the Company shall pay those fees in connection with the termination of the Commitments.

Section 8.4. Overadvances. If, at any time or for any reason, the amount of Obligations owed by the Company to the Lenders pursuant to Section 1.1 or 1.2 is greater than any of the limitations set forth in Sections 1.1 or 1.2, as applicable, the Company immediately shall pay to the appropriate Lender, in each case, the amount of the excess, which amount shall be used by the Lender to reduce the Obligations in accordance with the priorities set forth in Section 8.5

Section 8.5. Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable to the Agent or the Lenders hereunder shall be made to the Agent at Bank of America, N.A., ABA No. 1110000012, Bank of America Account, Account No. 375 320 7600, Reference Lazy Days R.V. (or at such other place as the Agent may specify) on the date any such payment is due and payable. Payments received by the Agent after 11:00 a.m. (New York, New York time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim. Except as herein provided, all payments shall be received by the Agent for the ratable account of the Lenders and shall be promptly distributed by the Agent ratably to the Lenders.

So long as no Event of Default then exists, (a) all payments received by the Agent in respect of the Obligations that are designated by the Company at the time of payment as principal payments for specified Floor Plan Units shall be applied to the principal amounts outstanding in respect of those Floor Plan Units, (b) all payments received by the Agent in respect of Obligations that are designated by the Company at the time of payment as principal payments for the Revolving Loans shall be applied to the principal amount outstanding in respect of the Revolving Loans, (c) all payments received by the Agent in respect of the Obligations that are designated by the Company at the time of payment as interest payments shall be applied to the applicable interest invoice specified by the Company when it remits those payments to the Agent, and (d) all payments of fees, costs, and other amounts received by the Agent in respect of the Obligations shall be applied in the manner specified by the Company when it remits those payments to the Agent. If the Company fails to indicate the manner in which a particular payment should be applied at the time of payment, the Agent may apply those amounts as it determines in its reasonable discretion.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of Collateral received, in each instance, by the Agent or any of the Lenders from the Collateral Agent after the occurrence of an Event of Default shall be remitted to the Agent and distributed as follows:

(i) first, to the payment of any outstanding costs and expenses incurred by the Agent in monitoring, verifying, protecting, preserving, or enforcing the Liens on the Collateral, and in protecting, preserving, or enforcing rights under this Agreement or any of the other Financing Documents, and in any event including all costs and expenses of a character that the Company has agreed to pay under Section 15.1 (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for those costs and expenses by the Lenders, in which event those amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Agent);

(ii) second, to the payment of any outstanding fees due under this Agreement, pro rata as among the Agent and the Lenders in accordance with the amount of such fees owing each;

(iii) third, to the Agent to be held by the Agent as cash collateral in an amount up to 105% of the Letter of Credit Usage;

(iv) fourth, to the payment of any outstanding interest due under this Agreement on the Revolving Notes, pro rata as among the Agent and the Lenders in accordance with the amount of such interest owing each;

(v) fifth, to the payment of any outstanding interest due under this Agreement on the Floor Plan Notes, pro rata as among the Agent and the Lenders in accordance with the amount of such interest owing each;

(vi) sixth, to the payment of the outstanding principal of the Revolving Notes, pro rata as among the Lenders in accordance with the then respective unpaid principal balances of the Revolving Notes;

(vii) seventh, to the payment of the outstanding principal of the Floor Plan Notes then due under Section 8.2 pro rata as among the Lenders in accordance with the then respective unpaid principal balances of such Notes;

(viii) eighth, to the payment of the principal amount of any Floor Plan Loans made by the Agent and the Lenders pursuant to Section 1.1(b) and for which Settlement has not been made pursuant to Section 8.6 pro rata as among the Agent and the Lenders in accordance with the amount of such principal owing to each;

(ix) ninth, to the payment of the outstanding principal of the Floor Plan Notes pro rata as among the Lenders in accordance with the respective unpaid principal balances of such Notes; and

(x) tenth, to the Agent and the Lenders pro rata in accordance with the amounts of any other indebtedness, obligations, or liabilities of the Company owing to them hereunder and under the Notes unless and until all such indebtedness, obligations, and liabilities have been fully paid and satisfied.

If an Event of Default has occurred and is continuing, all payments received by the Lenders or the Agent shall be remitted to the Collateral Agent for application pursuant to the Collateral Agency Agreement. Notwithstanding the foregoing, (A) a Lender that has failed to make any required Settlement payment to any other Lender pursuant to Section 8.6 shall not be entitled to receive any distributions under this Section 8.5 until such Settlement payment obligation has been satisfied in full, and (B) all payments received by the Agent pursuant to any Eligible Repurchase Agreement shall be applied first to repay in full the outstanding principal of the relevant Borrowing owed to Bank of America, N.A. and second pro rata to repay in full the outstanding principal amount of such Borrowing owed to the other Lenders.

The Company acknowledges and agrees that the Agent, for the benefit of the Lenders, has and is hereby granted a Lien on the Operating Account as collateral for the Obligations.

Section 8.6. Weekly Settlement. (a) To minimize the frequency of transfers of funds between the Agent and each Lender, advances and repayments of Loans will be settled according to the procedures described in this Section 8.6. The Agent shall, once every seven days, or, so long as a Default or Event of Default exists, sooner, if so elected by the Agent in its discretion but in each case on a Business Day (each such day being a “Settlement Date”), distribute to each Lender a statement (the “Agent’s Report”) disclosing as of the immediately preceding Business Day, the aggregate unpaid principal balance of Floor Plan Loans and Revolving Loans outstanding as of such date, repayments and prepayments of principal received from the Company with respect to the Loans since the immediately preceding Agent’s Report, and additional Loans made to the Company since the date of the immediately preceding Agent’s Report. Each Agent’s Report shall disclose the net amount (the “Settlement Amount”) due to or due from the Lenders to effect a Settlement of any Loan. The Agent’s Report submitted to a Lender shall be, absent manifest error, prima facie evidence of the amount due to or from such Lender to effect a Settlement of any Loan. If the Agent’s Report discloses a net amount due from the Agent to any Lender to effect the Settlement of a Loan, the Agent, concurrently with the delivery of the Agent’s Report to the Lenders, shall transfer, by wire transfer or otherwise, such amount to such Lender in funds immediately available to such Lender, in accordance with such Lender’s instructions. If the Agent’s Report discloses a net amount due to the Agent from any Lender to effect the Settlement of any Loan, then such Lender shall wire transfer such amount, in funds immediately available to the Agent, as instructed by the Agent. Such net amount due from a Lender to the Agent shall be due by 2:00 p.m. (New York, New York time) on the Settlement Date if such Agent’s Report is received before 11:00 a.m. (New York, New York time) and such net amount shall be due by 2:00 p.m. (New York, New York time) on the first Business Day following the Settlement Date if such Agent’s Report is received after 11:00 a.m. (New York, New York time). Notwithstanding the foregoing, payments actually received by the Agent (which shall be credited on the day received if received before 11:00 a.m. (New York, New York time)) with respect to the following items shall be distributed by the Agent to each Lender as follows:

(i) as soon as possible, but in any event within one Business Day after receipt thereof by the Agent, payments applicable to interest on the Loans shall be paid to each Lender in proportion to its pro rata share of the Loans (based on the outstanding principal amount of funds actually advanced by such Lender with respect to such Loans). Each Lender’s share of interest accruing each day on the Loans shall be based on such Lender’s Daily Loan Balance. For purposes hereof, the term “Daily Loan Balance” shall mean as of any day for any Lender, an amount calculated as of the end of that day by subtracting (a) the cumulative principal amount paid by the Agent to such Lender on account of Loans from the Restatement Date through and including the date as of which the Daily Loan Balance is being determined from (b) the cumulative principal amount advanced by such Lender to the Agent for the benefit of the Company to fund Loans made on and after the Restatement Date through and including such date of determination; and

(ii) as soon as possible, but in any event within one Business Day after receipt thereof by the Agent, payments applicable to the fees set forth in Section 3 and expenses payable under this Agreement, shall in each case be paid to each Lender as set forth therein.

(b) In the event that any bankruptcy, reorganization, liquidation, receivership, or similar cases or proceedings in which the Company is a debtor prevent the Agent or any Lender from making any Loan to effect a Settlement contemplated hereby, the Agent or such Lender, as the case may be, will make such dispositions and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation, or otherwise, as shall result in each Lender’s share of the outstanding Floor Plan Loans being equal, as nearly as may be, to the percentage which such Lender’s Floor Plan Commitment bears to the Floor Plan Commitments of all the Lenders and each Lender’s share of the outstanding Revolving Loans being equal, as nearly as may be, to the percentage that such Lender’s Revolving Line of Credit Commitment bears to the Revolving Line of Credit Commitments of all the Lenders.

(c) Payments to effect a Settlement shall be made without set-off, counterclaim, or reduction of any kind. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place the amount of the Settlement Amount due from such Lender (i) shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Settlement Amount, and (ii) shall not impose upon such other Lender any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

Section 8.7. Notations. Each Loan made against a Note and the outstanding principal balance thereof and interest rate thereon shall be recorded by the relevant Lender on its books and records or, at its option in any instance, endorsed on a schedule to its Note and the unpaid principal balance and interest rate so recorded or endorsed by such Lender shall absent manifest error be prima facie evidence in any court or other proceeding brought to enforce such Note of the principal amount remaining unpaid thereon and the interest rate applicable thereto; provided that the failure of a Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of such Note together with accrued interest thereon. Before any negotiation of a Note, a Lender shall record on a schedule thereto the status of all amounts evidenced thereby and the rate of interest applicable thereto.

Section 8.8. Redemption of Notes. The Company will not and will not permit any Affiliate, to purchase, redeem, prepay, or otherwise acquire, directly or indirectly, any of the Notes except upon payment or prepayment of such Notes in accordance with the terms of this Agreement.

Section 9. Affirmative Covenants.

The Company covenants that so long as credit is available to or in use by the Company hereunder:

Section 9.1. Compliance with Law. Each Loan Party will comply with all laws, ordinances or governmental rules or regulations to which it is subject, including, without limitation, ERISA, the Code, and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises, and other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances, or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises, and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 9.2. Insurance. (a) All risk of loss of Collateral shall be borne solely by the Company (and all risk of loss of all collateral pledged under the Guarantor Security Agreement will be borne by the party pledging that collateral).

(b) The Company shall maintain at its own expense, with commercial insurers that are licensed to do business in the State of Florida and have an A.M. Best’s rating of A- (or better) and Class VI (or higher), provided that at least one of the insurers providing coverage for the Company’s Inventory must have a rating of A (or better) and Class IX (or higher) (for purposes of this Section 9.2, Lloyds of London is an acceptable insurer) and shall comply with all terms and conditions of the following insurance coverages:

(i) the Company shall maintain all risk property insurance against direct physical loss or damage on an all risks basis, including windstorm and hurricane and comprehensive boiler and machinery coverage, subject to a maximum deductible of two percent (2%) per building and $100,000 per occurrence (and 5% maximum deductible for windstorm coverage). The property shall be insured for the full replacement cost and such policy shall contain an agreed amount endorsement waiving any coinsurance penalty;

(ii) at all times on and after the Restatement Date, as an extension of the coverage required under Section 9.2(b)(i), the Company shall maintain business interruption insurance on a profits form including extra expense in an agreed amount not less than $5,000,000, subject to a maximum seven-day waiting period or $100,000 deductible and shall contain an agreed amount endorsement waiving any coinsurance penalty;

(iii) the Company shall maintain commercial general liability insurance written on an occurrence basis with a limit of not less than $1,000,000 each occurrence and $2,000,000 in the aggregate. Such coverage shall include, but not be limited to, premises/operations, blanket contractual liability, independent contractors, broad form products and completed operations, personal injury, fire legal liability, and employee benefits liability. Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law;

(iv) the Company shall maintain workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness, or death of an employee of the Company while at work or in the scope of his or her employment with the Company and employer’s liability insurance in an amount not less than $500,000. Such coverage shall not contain any occupational disease exclusions;

(v) the Company shall maintain automobile liability insurance covering owned, non-owned, leased, hired, or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000;

(vi) the Company shall maintain excess or umbrella liability insurance in an amount not less than $10,000,000, written on an occurrence basis providing limits in excess of the insurance limits required under Section 9.2(b)(iii), (b)(iv) (employers liability only), (b)(v), and (b)(xi). Such insurance shall follow from the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not exclude coverage for punitive or exemplary damages where insurable by law;

(vii) the Company shall maintain employee dishonesty insurance in an amount not less than $100,000 including Inside/Outside coverage in an amount not less than $15,000 and Depositors Forgery in an amount not less than $50,000;

(viii) the Company shall maintain employment practices liability insurance written on a claims-made basis with a limit of not less than $1,000,000 each loss and in the aggregate with a deductible not to exceed $50,000;

(ix) the Company shall maintain employed lawyers professional liability insurance written on a claims-made basis with a limit of not less than $1,000,000 each claim and in the aggregate with a deductible not to exceed $25,000;

(x) the Company shall maintain miscellaneous professional liability insurance written on a claims-made basis with a limit of not less than $1,000,000 each claim and in the aggregate with a deductible not to exceed $25,000;

(xi) the Company shall maintain garage liability insurance in an amount not less than $1,000,000 for bodily injury and property damage to third parties arising out of the operations of selling, maintaining, and servicing licensed vehicles; garagekeepers insurance in an amount not less than $3,000,000 for physical damage to customers’ vehicles in the care, custody, and control of the Company with a deductible not more than $25,000 for any one event; and garage physical damage insurance covering physical damage to owned vehicles in an amount not less than the value of the inventory for any one event; and garage physical damage insurance covering physical damage to owned vehicles in an amount not less than the value of the inventory; and

(xii) at all times on and after the Restatement Date, the Company shall maintain directors and officers liability insurance in an amount not less than $5,000,000. Policy to cover prior acts of the former directors and officers of the Company, without limitation.

(c) The Company shall maintain such other insurance to such extent and against such risks, as are reasonably satisfactory to the Collateral Agent.

(d) All such insurance policies (other than the policies specified in clauses (b)(iv), (b)(vii), (b)(ix), and (b)(x) of this Section 9.2) shall name the Collateral Agent, for itself and for the benefit of all the Agents and the Lenders as additional insureds (the “Additional Insureds”) and, with respect to property insurance covering the Collateral, naming the Collateral Agent and its successors and assigns as first loss payee under a standard lender’s loss payee rider. Such insurance policies shall provide: (1) breach of warranty providing that the interest of the Additional Insureds shall not be invalidated by an action or inaction of the Company, (2) waiver of subrogation, set-off, or counterclaim by the insurer against Additional Insureds, (3) 30 days’ prior written notice of cancellation, termination, or material modification to Additional Insureds, (4) confirmation that coverage is primary and non-contributory with respect to any other insurance available for the protection of the Additional Insureds, (5) severability of interest clause in each liability policy providing each Additional Insured the same protection as would have been available had these policies been issued individually to each of them, except that this fact shall not in any event increase the total liability of the insurer beyond the limits set forth in the policies, and (6) that the Collateral Agent and other Additional Insureds and their respective subsidiaries and affiliates have no responsibility for premiums.

(e) Intentionally Omitted.

(f) On the Restatement Date and at least thirty (and not more than 60) days before each anniversary of the date of Restatement Date, the Company shall deliver or cause to be delivered to the Collateral Agent (i) an insurance broker’s letter from the Company’s independent insurance agent confirming that the insurance premiums with respect to the policies of insurance required to be maintained pursuant to this Section 9.2 have been paid and that such policies are in force, (ii) certificates of insurance evidencing that (x) all the coverages listed in Section 9.2 have been renewed and continue to be in full force and effect for such period as shall be then stipulated, (y) specify the insurers with whom the insurances are carried, and (z) contain such other certifications and undertakings as are customarily provided to Lenders, as reasonably requested by the Collateral Agent, and (iii) at the Agent’s request, complete copies of all current insurance policies required by this Section 9.2.

(g) Upon the request of the Collateral Agent, the Agent, or any Lender, the Company will provide copies of the insurance policies maintained by the Company. In the event the Company, at any time or times hereafter, shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Event of Default, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that the Collateral Agent deems advisable. The Collateral Agent shall provide the Company with contemporaneous notice of any action taken by the Collateral Agent and any such payments shall be part of the indebtedness secured by the Security Documents, secured by the Collateral, and payable on written demand.

(h) The Company will not and will not suffer or permit its Subsidiaries to take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 9.2, unless the Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. The Company promptly shall notify the Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to the Agent.

Section 9.3. Maintenance of Properties, Environmental Matters, Etc. Each Loan Party will maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the generality of this Section 9.3, each Loan Party: (i) shall maintain its Properties in compliance in all Material respects with any applicable Environmental Laws; (ii) shall obtain and maintain in full force and effect all governmental approvals required for its operations at or on its properties by any applicable Environmental Laws; (iii) shall cure as soon as practicable any material violation of applicable Environmental Laws with respect to any of its Properties; (iv) shall not, and shall not permit any other Person to, own or operate on any of its Properties any landfill or dump or hazardous waste treatment, storage, or disposal facility as defined pursuant to the Resource Conservation and Recovery Act of 1980, as amended, or any comparable state law; (v) shall not use, generate, treat, store, release, or dispose of Hazardous Materials at or on any of its Properties (including without limitation, any underground storage tanks) except in the ordinary course of its business and in Material compliance with all Environmental Laws; and (vi) shall notify each Lender in writing, and within a reasonable period of time, and provide any reasonably requested documents, upon learning of any Material environmental claim or Material violation of any Environmental Laws, or any release of a reportable quantity (as determined under any Environmental Law) of a Hazardous Material, or any claim arising out of or in connection with a release of a Hazardous Material, that arises in connection with any of its Properties, and any other environmental or health and safety condition that would reasonably be expected to result in any material interference with the use or operation of any of its Properties or could reasonably be expected to have a Material Adverse Effect. With respect to any release of Hazardous Materials, the Company shall conduct any necessary or required investigation, study, sampling, and testing, and undertake any cleanup, removal, remedial, or other response action necessary to remove, clean up, or abate any material quantity of Hazardous Materials released or disposed at or on any of its properties as required by any applicable Environmental Law.

Section 9.4. Payment of Taxes and Claims. Each Loan Party will file all tax returns required to be filed in any jurisdiction and will pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on it or any of its Properties, assets, income, or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of a Loan Party, provided that a Loan Party need not pay any such tax or assessment or claims if (i) the amount, applicability, or validity thereof is contested by the Loan Party on a timely basis in good faith and in appropriate proceedings, and the Loan Party has established reserves reasonably deemed by it to be adequate on its books with respect thereto, and (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect and any Lien resulting from such nonpayment of any such tax or assessment or claim is and remains a Permitted Lien.

Section 9.5. Corporate Existence, Etc. Each Loan Party will at all times preserve and keep in full force and effect its corporate existence. Each Loan Party will at all times preserve and keep in full force and effect all rights and franchises of the Loan Party unless, in the good faith judgment of the Loan Party, the termination of or failure to preserve and keep in full force and effect such right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Immediately, but in any event within five days after it obtains a new organizational identification number, a Loan Party shall notify the Agent in writing of the new number.

Section 9.6. Inventory Location, etc. The Company shall maintain its chief executive offices and, other than as in transit, out for repair, or offsite at a sales event in the ordinary course of business, the Company shall keep all Collateral only at 6150 Lazy Days Boulevard, Seffner, Florida 33584.

Section 9.7. Taxes.

(a) Payments Free and Clear of Taxes. Any and all payments by the Loan Parties hereunder, under the Notes, or under any other Financing Document shall be made free and clear of and without deduction for any and all present or future taxes (including any excise taxes), levies, imposts, deductions, charges, penalties, assessments, or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, taxes imposed on its income, capital, profits, or gains and franchise taxes imposed on it, in each case by (i) the United States (including, without limitation, withholding taxes imposed by the United States) including any authority, agency, or instrumentality thereof, (ii) the jurisdiction in which such Lender’s office is located, or (iii) the jurisdiction in which such Person is organized, managed, controlled, or doing business, in each case including all political subdivisions thereof (all such taxes, levies, imposts, deductions, charges, withholdings, and liabilities not excluded by the foregoing clauses (i), (ii), or (iii) being hereinafter referred to as “Taxes”). If the Company shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, under the Notes or under any other Financing Document to such Lender or the Collateral Agent, (x) such gain payable shall be increased as may be necessary so that after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section 9.7) such Lender or the Collateral Agent (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (y) the Company shall make such withholdings or deductions, and (z) the Company shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, the Company shall pay any present or future stamp, value-added, or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from and that relate directly to (i) any payment made under any Financing Document or (ii) the execution, delivery, or registration of or otherwise with respect to, the Original Credit Agreement, the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement, this Agreement, the Notes, or any other Financing Document (hereinafter referred to as “Other Taxes”).

(c) Indemnification. The Company will indemnify the Agents and each Lender against, and reimburse each on written demand for, the full amount of all Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 9.7 and any additional income or franchise taxes resulting therefrom) incurred or paid by such Lender or the Collateral Agent (as the case may be) or any affiliate of such Lender and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or lawfully payable; provided that the Company shall not be obligated to indemnify any Lender, the Collateral Agent, or any affiliate of such Lender for liability resulting from such Person’s gross negligence or willful misconduct or its failure to give notice thereof to the Company within a reasonable period after it becomes aware of such Taxes or Other Taxes. A certificate as to any amount payable to any Person under this Section 9.7 submitted by such Person to the Company shall, absent manifest error, be final, conclusive, and binding upon all parties hereto. This indemnification shall be made within thirty (30) days from the date such Person makes written demand therefor and within thirty (30) days after the receipt of any refund of the Taxes or Other Taxes following final determination that the Taxes or Other Taxes that gave rise to the indemnification were not required to be paid, such Person shall repay the amount of such paid indemnity to the Company. Such Person agrees to take reasonable efforts to pursue any right such Person has to any rebate, refund, or credit of such paid indemnity.

(d) Receipts. Within thirty (30) days after the date of any payment of Taxes or Other Taxes by the Company, the Company will furnish to the Lender or Lenders affected thereby, the original or a certified copy of a receipt or other documentation reasonably satisfactory to such Lender evidencing payment thereof. The Company will furnish to any Lender upon such Lender’s request from time to time an Officer’s Certificate stating that all Taxes and Other Taxes of which it is aware that are due have been paid and that no additional Taxes or Other Taxes of which it is aware are due.

(e) Withholding Forms. (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Company on or before the date of the Restatement Date or upon becoming, and from time to time thereafter upon the Company’s request, a Lender a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)) or (II) under Sections 1441(c) (1) and l442(a) of the Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)), or (III) in the case of any Lender claiming exemption from United States withholding tax with respect to “portfolio interest,” a properly completed and executed IRS Form W-8 (or any successor or substitute form or forms) and a certificate representing that such holder is not a “bank” for purposes of Section 881(c) of the Code, is not a “10% shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, and is not a “controlled foreign corporation” with respect to the Company within the meaning of Section 864(d)(4) of the Code.

Section 9.8. Landlord Consents; Mortgagee Acknowledgements. In addition to (but without duplication of) the requirements of Section 4, concurrently with the Restatement Date (to the extent not already done before the Restatement Date), the Company shall deliver to the Agent (which shall provide copies to each of the Lenders), with respect to each parcel of real estate leased by the Company and on which any Collateral is stored or kept, a consent and waiver of the lessor and any other Person by the Lenders, and which consent and waiver shall otherwise be in form and substance satisfactory to the Required Lenders. Upon obtaining a consent, the Company shall promptly record such consent in the real estate records for such Property.

Section 9.9. Real Property Collateral. Upon request from the Agent, the Company shall provide the Agent with:

(a) mortgagee title insurance policies for the Real Property Collateral issued by a title insurance company reasonably satisfactory to the Agent (each a “Mortgage Policy” and, collectively, the“Mortgage Policies”) in amounts satisfactory to the Agent assuring the Agent that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, the legal description and endorsements with respect thereto shall be reasonably satisfactory to the Agent, and the Mortgage Policies otherwise shall be in form and substance reasonably satisfactory to the Agent;

(b) an opinion of counsel to the Company, in form and substance satisfactory to Lenders indicating, among other things, that the mortgage Lien on such Real Property Collateral constitutes a valid and enforceable mortgage Lien on such Real Property Collateral;

(c) an updated survey, in form and substance satisfactory to Lenders and certified to the Agent and the Lenders and its insurers by such surveyor to be correct and accurate and containing legal and metes and bounds descriptions of the Real Property Collateral, certified by such surveyor, containing only such encroachments, exceptions and state of facts as are set forth in the Mortgage Policy acceptable to the Lenders; and

(d) such other agreements, instruments or other documents and information as the Agent may request in order to perfect and protect its Lien on the Real Property Collateral; provided, that the Agent agrees that it will only record the Mortgage and request the items set forth in clauses (a) through (d) above if (i) an Event of Default has occurred and is continuing, (ii) the total amount of outstanding advances and Letter of Credit Usage under the Revolving Loan is equal to or exceeds $7,500,000, or (iii) the any projections delivered to the Lenders by the Company show that at any time during the Fiscal Year covered by those projections the outstanding advances and Letter of Credit Usage will equal or exceed $7,500,000. The Company expressly authorizes the Agent and the Lenders to (i) charge any and all amounts payable, and all expenses incurred, in connection with recording the Mortgage, obtaining the Mortgage Policy, and all related matters (including, without limitation, any and all mortgage recording tax, intangible tax and documentary stamp tax and all title insurance premiums) to the Revolving Credit, and (ii) designate such amounts as an advance under the Revolving Credit.

Section 9.10. Use of Proceeds. All proceeds of Loans shall be used as provided in Section 5.14.

Section 9.11. Consignment Units. The Company shall maintain and make available to the Agent and the Lenders at all times a complete, accurate, and detailed list of all Consignment Units held for sale or lease. Before accepting a Consignment Unit from any supplier or manufacturer, the Company shall deliver to the Agent and the Lenders a letter from the supplier or manufacturer, in form and substance satisfactory to the Agent, confirming that the supplier or manufacturer has an interest only in the particular Consignment Unit and any identifiable cash proceeds from that Consignment Unit and that the supplier or manufacturer does not have any interest in any other property of the Company, including without limitation any trade-in units associated with the sale or lease of the Consignment Unit.

Section 9.12. Repurchase Agreements. The Company shall use its reasonable best efforts to cause the manufacturers of Eligible New Floor Plan Units to enter into inventory repurchase agreements in form and substance acceptable to the Collateral Agent.

Section 9.13. Purchase Option. If the Company intends to exercise its purchase option with respect to the Real Property subject to the Ground Lease, the Company shall deliver to the Agent (for the benefit of the Lenders) fee mortgage title insurance and all other agreements, documents, and instruments that the Lenders request to perfect and protect the Agent’s Lien on that Real Property before the Company closes on the purchase option.

Section 10. Negative Covenants.

The Company covenants that so long as any credit is available to or in use by the Company hereunder:

Section 10.1. Name Change. The Company shall not change its name, organizational identification number, or state of organization; provided however, that the Company may change its name upon at least 30 days prior written notice to the Agent and the Lenders of the change and so long as, at the time of the written notification, the Company provides any financing statements necessary to perfect the Liens of the Agent and the Lenders.

Section 10.2. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio at the end of each calendar month to be less than: (a) 1.25 for each of the first six full calendar months after the Restatement Date; (b) 1.30 for the ensuing six full calendar months; or (c) 1.35 for any calendar month thereafter.

Section 10.3. New Notes. If the Company is obligated under the terms of the Indenture to tender a “Free Cash Flow Offer” to the holders of the New Notes (as that term is defined in the Indenture), the Company will not redeem any of the New Notes in an amount exceeding the lesser of 50% of the Company’s “Free Cash Flow,” as that term is defined in the Indenture, for the applicable period or any lesser amount required to be paid by the Indenture; provided that, if the aggregate purchase price of the New Notes redeemed in accordance with the Indenture and this Section 10.3 is less than the amount permitted by this Section 10.3 for any applicable six-month period (such difference, the “Carryover Amount”), the Company may include the Carryover Amount in the amount of the Free Cash Flow Offer (if any) for the next succeeding six-month period (but no other six-month period).

Section 10.4. Current Ratio. The Company will not permit the Current Ratio at the end of each calendar quarter ending on March 31, June 30, or September 30, to be less than 1.20, and will not permit the Current Ratio at the end of each calendar quarter ending December 31, to be less than 1.17.

Section 10.5. Limitation on Capital Expenditures. The Company will not permit the sum of (a) the aggregate amount of Maintenance Capital Expenditures and (b) the aggregate amount of Expansion Capital Expenditures, during any calendar year to be greater than $5,000,000.

Section 10.6. Compensation; Management Fees. (a) The Company will not, at any time, permit total direct and indirect compensation to Wallace or Horton to exceed the respective amounts permitted by Sections 1(c), 1(d), 2, and 9(h) of the Wallace Employment Agreement and Sections 1(c), 1(d), 2, and 9(h) of the Horton Employment Agreement, respectively, and with respect to Wallace, under the Noncompete Agreement. The Company may pay incentive, bonus, and other cash compensation to Persons who are not Affiliates or directors, shareholders, or partners of the Company, LD Holdings, RV Acquisition, or BRS LP or any of their respective Affiliates if the payment is consistent with the Company’s past practices, is incurred in the ordinary course of business for services rendered to or on behalf of the Company, and is a deductible expense of the Company for federal income tax purposes or if the payment is otherwise permitted by Section 10.25.

(b)  The Company shall defer and not pay any amounts owed to Wallace, Bruckmann, Rosser, Sherrill & Co., L.L.C., or any other Person under the Management Agreement or any other management fees to any Person at any time that the Company is not in full compliance with all of its covenants under this Agreement (including without limitation the financial covenants in Section 10 of this Agreement). Additionally, the Company shall not pay any amounts owed to Wallace, Bruckmann, Rosser, Sherrill & Co., L.L.C., or any other Person under the Management Agreement or any other management fees to any Person if the payment of that fee, compensation, or other amount would cause the Company to be in breach of or default under this Agreement (with notice, lapse of time, or otherwise). Notwithstanding the foregoing, the Company may accrue the foregoing amounts and pay them to Wallace, Bruckmann, Rosser, Sherrill & Co., L.L.C., or other Person under the Management Agreement or any other arrangement, as the case may be, upon the termination of the Event of Default, if the payment would not then cause the Company to be in breach of or default under this Agreement (with notice, lapse of time, or otherwise).

Section 10.7. Accounts Payable. The Company will not extend any accounts payable beyond 60 calendar days past due, unless such accounts payable are disputed by the Company in good faith, are subject to a right of offset by the Company or otherwise similarly should not be paid in the business judgment of the Company, and could not materially adversely affect the assets (including, without limitation, any collateral under any of the Financing Documents) or operations of the Company or the rights or remedies of any Lender, the Agent, or the Collateral Agent.

Section 10.8. Limitations on Debt. The Company will not create, assume, guarantee or otherwise incur or in any manner be or become liable in respect of any Debt, except:

(1) Debt evidenced by the Notes (as amended from time to time);

(2) Any Swap entered into by the Company on an unsecured basis or secured by the same collateral that secures the Financing Documents, but on a junior and subordinate basis satisfactory to the Collateral Agent and the Required Lenders, as part of an interest rate protection program approved in writing by the Required Lenders before the Company’s entering into such Swap;

(3) secured Debt of the Company permitted pursuant to Section 10.9(h) in an aggregate principal amount not to exceed $2,500,000;

(4) debt under the New Notes;

(5) Debt in respect of Capital Lease Obligations to finance Capital Expenditures permitted by Section 10.5;

(6)  Other Debt that, in the aggregate, does not exceed $3,000,000; and

(7)  Debt described on Schedule 10.8.

Section 10.9. Limitation on Liens. The Company will not create or incur, or suffer to be incurred or to exist, any Lien on its property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its general creditors, or acquire or agree to acquire any property or assets upon conditional sales agreements or other title retention devices, except:

(a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by Section 9.4; provided further in each case, the obligation secured is not overdue or, if overdue, is bonded or the execution of which is stayed by appropriate judicial action; and provided finally that any such Lien is subject and subordinate to the Lien of the Security Documents unless otherwise provided by operation of law;

(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which the obligation secured by such Lien is bonded or a stay of execution pending such appeal or proceeding for review shall have been secured; provided that any such Lien is subject and subordinate to the Lien of the Security Documents;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings and is bonded or the execution of which is stayed by appropriate judicial action; and provided further that any such Lien is subject and subordinate to the Lien of the Security Documents unless otherwise provided by operation of law;

(d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities, and other similar purposes, or zoning or other restrictions as to the use of Real Properties, that do not in any event materially impair the value of the Real Property or the use thereof in the operation of the business of the Company;

(e) Liens existing as of the Restatement Date and reflected in Schedule 5.15;

(f) Liens of the Security Documents and Liens expressly permitted pursuant thereto;

(g) Liens incurred after the Restatement Date given to secure the payment of the purchase price incurred in connection with the acquisition of fixed assets useful and intended to be used in carrying on the business of the Company, including Liens existing on such fixed assets at the time of acquisition thereof, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended, or renewed in contemplation of such acquisition, provided that (i) the Lien shall attach solely to the fixed assets acquired or purchased, (ii) at the time of acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets whether or not assumed by the Company shall not exceed 100% of the lesser of the total purchase price or Fair Market Value at the time of acquisition of such fixed assets (as determined in good faith by the Board of Directors of the Company), and (iii) all such Debt shall have been incurred within the limitations provided in Section 10.8(3);

(h)  Liens resulting from deposits made with insurance companies to secure the obligation of the Company to make installment payments of premiums, so long as such deposits do not exceed $75,000 in the aggregate at any time;

(i)  Interests of lessors under operating leases; and

(j)  Claims of licensees to intellectual property licensed by the Company to the licensees in the ordinary course of business.

Section 10.10. Distributions. Except as expressly permitted by Section 10.25, the Company will not at any time declare or make, or incur any liability to declare or make, any Distribution; provided that, if the Company is not in breach of or default under this Agreement and the Distribution will not cause the Company to be in breach of or default under this Agreement (with notice, lapse of time, or otherwise), the Company may (a) make payments of fees and expenses required by the Management Agreement, (b) may make Distributions to the extent necessary from time to time to redeem or purchase shares of RV Acquisition owned by employees of the Company if those funds are used to make those redemptions or repurchases, (c) make Distributions to permit the payment by RV Acquisition of accrued dividends with respect to its preferred stock as required by its Articles of Incorporation in effect on the Restatement Date, (d) make Distributions to LD Holdings from time to time in amounts sufficient to allow LD Holdings to pay reasonable and customary directors’ fees and indemnification and similar and customary payments and arrangements in connection therewith, and franchise or other taxes payable by LD Holdings to maintain its corporate existence, provided the total amount of such Distributions shall not exceed $200,000 in the aggregate in any calendar year (other than payments made in accordance with the Macaluso Agreement and the Salvati Agreement), and (e) payments of board fees to non-employee directors in an amount not greater than $75,000 per year for each such outside director, together with reasonable and customary out-of-pocket expenses and arrangements in connection with such director’s services to the Company (other than payments made in accordance with the Macaluso Agreement and the Salvati Agreement), provided that nothing in this Section 10.10 prohibits payments to Wallace under the Noncompete Agreement.

Section 10.11. Restricted Investment. None of the Loan Parties will make or authorize any Restricted Investments.

Section 10.12. Merger, Consolidation, Etc. None of the Loan Parties shall consolidate with or merge with any other corporation or convey, transfer, or lease substantially all of their respective assets in a single transaction or series of transactions to any Person.

Section 10.13. Sale of Assets. The Loan Parties shall not make any Asset Disposition.

Section 10.14. Issuance of Common Stock. None of the Loan Parties shall issue any shares of capital stock of any class (or any options, warrants, convertible securities or rights with respect thereto) after the Restatement Date (except that LD Holdings may issue shares in connection with a merger of LD Holdings with RV Acquisition as long as the merger does not trigger a Change in Control).

Section 10.15. Sale-and-Leasebacks. None of the Loan Parties shall enter into any Sale-and--Leaseback Transaction.

Section 10.16. Prohibition of Change in Fiscal Year and Accounting Methods. The Loan Parties will not modify or change their respective fiscal year-ends for accounting purposes from December 31 of any year or their method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party for the preparation or storage of any Loan Party’s or its Subsidiaries’ accounting records without that third party agreeing to provide the Agent information regarding Loan Parties and their Subsidiaries’ financial condition.

Section 10.17. Sale or Discount of Receivable. The Company will not discount or sell its notes receivable or accounts receivable except that the Company may sell its notes receivable or accounts receivable if (i) at the time of any such sale and after giving effect thereto no Default or Event of Default exists hereunder, (ii) all such sales shall be without recourse to the Company other than warranties customary and usual in the industry and other than so-called “dealer’s reserves” in amounts customary and usual in the industry, and (iii) such sales shall be in the ordinary course of business and consistent with the practice of the Company as in effect on the Restatement Date.

Section 10.18. Subsidiaries. The Company will not create or own any Subsidiary other than LDRV Holdings Corp. LD Holdings will not create or own any Subsidiary except for the Company. RV Acquisition will not create or own any Subsidiary except for LD Holdings. The Company will not contribute or otherwise transfer any assets to LDRV Holdings Corp., and LDRV Holdings Corp. will not acquire any assets during the term of this Agreement.

Section 10.19. Partnerships, Joint Ventures and LLCs. Neither the Company, LD Holdings, LDRV Holdings Corp., nor RV Acquisition will act or participate as a general or limited partner in any partnership or as a joint venturer in any joint venture or as a member of any limited liability company.

Section 10.20. Margin Securities. None of the Loan Parties will own, purchase, or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Board of Governors of the Federal Reserve System as now in effect or as the same may hereafter be in effect other than Securities received by the Company from an Account Debtor that is the subject of any proceedings under the Bankruptcy Code or any other comparable bankruptcy or insolvency law applicable under the law of any other country or political subdivision thereof.

Section 10.21. Payments of Debt. The Company shall not, directly or indirectly or through any Affiliate of the Company, purchase, redeem, retire, acquire, advance, or pay any Debt of the Company or deposit with any trustee in defeasance of any indenture under which such Debt may be outstanding, except: (a) the payment of the Debt evidenced by the Notes upon the terms and conditions provided for herein or therein or under any Security Document; (b) Debt incurred within the limitations of Section 10.8(2) and 10.8(3) (and in accordance with the applicable subordination provisions with respect to Debt referred to in Section 10.8(2)); (d) the payment of the Debt evidenced by the New Notes upon the terms and conditions provided for herein or therein; and (e) the repurchase or redemption of the New Notes on the open market, provided that, at the time of the repurchase or redemption, no Event of Default exists and the repurchase or redemption will not cause the Company to be in breach of or default under this Agreement with notice, lapse of time, or otherwise, (including without limitation the covenants in Section 10 of this Agreement). Notwithstanding the foregoing, if a shareholder of RV Acquisition contributes capital to RV Acquisition (which subsequently is contributed downstream to the Company) for the sole purpose of redeeming the New Notes in advance of their scheduled maturity, the Company may use the proceeds of that capital contribution to redeem the New Notes in advance of their scheduled maturity (whether or not an Event of Default has occurred).

Section 10.22. No Amendment of Articles of Incorporation or By-Laws. Except in connection with a merger of RV Acquisition and LD Holdings that is permitted by Section 10.14, the Company covenants that it will not permit any amendment to or modification of its Amended and Restated Articles of Incorporation or Bylaws or any amendment to or modification of the Articles or Certificate of Incorporation and Bylaws of RV Acquisition or LD Holdings, in each case if such amendment or modification could adversely affect the rights or obligations of the Agents or Lenders.

Section 10.23. Guaranties. None of the Loan Parties will become or be liable in respect of any Guaranty (except to the extent permitted by Section 10.8).

Section 10.24. Amendments to Other Documents. The Company will not cause or permit, directly or indirectly, any amendment, waiver, consent or modification of the Ground Lease, the Wallace Employment Agreement, the Stockholder Agreement, the Noncompete Agreement, the Stock Purchase Agreement, or the Indenture or any related documents.

Section 10.25. Transactions with Affiliates. The Company will not enter into, directly or indirectly, any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale, or exchange of properties of any kind or the rendering of any service and including the employment as an officer of any immediate family member of an Affiliate) with (i) Bruckmann, Rosser, Sherrill, & Co., any Affiliate of Bruckmann, Rosser, Sherrill, & Co., any of their respective officers, directors, partners, or shareholders, or any successor thereto, (ii) LD Holdings, RV Acquisition, or any officer, director, or shareholder of LD Holdings or RV Acquisition (directly or indirectly), (iii) any other Affiliate of the Company, provided that in the case of transactions with Affiliates described in this clause (iii), such transactions are permitted if pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate of the Company, provided, that the foregoing shall not prohibit the Ground Lease, the Wallace Employment Agreement, or the payment of the amounts expressly permitted by Sections 10.6 and 10.10 (but only to the extent permitted by Section 10.10(e)). Without limiting the generality of the foregoing, the Company (directly or indirectly) shall not enter into any employment, management, consulting, advisory, or similar arrangement with, or other contract or arrangement for the provisions of services by, or to provide compensation to, any investor or any other director, partner, or stockholder of the Company, LD Holdings, RV Acquisition, BRS LP, or any Affiliate of any of them other than the Wallace Employment Agreement, the Management Agreement, and the Employment Agreement dated May 14, 2004, between the Company and John Horton.

Section 10.26. Line of Business. The Loan Parties will not engage in any business other than businesses in which they are respectively engaged on the date of this Agreement and businesses ancillary and related thereto that do not, individually or in the aggregate, materially change the business of the Company from the business in which the Company is presently engaged and will not suspend or go out of a substantial portion of its business.

Section 10.27. Termination of Pension Plans. The Loan Parties will not withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by the Company or any other Loan Party to be terminated if such withdrawal or termination would (a) result in withdrawal liability (as described in Part I of Subtitle B of Title 1V of ERISA) that could reasonably be expected to have a Material Adverse Effect or (b) the imposition of a Lien on any Property of a Loan Party pursuant to Section 4068 of ERISA. The Loan Parties will not maintain, contribute to, or have any liability with respect to, any defined benefit plan under ERISA or be subject to, or obligated under, any Multiemployer Plan.

Section 10.28.  Excess Collateral.  The Company will not permit at any time the difference of (x) the aggregate value of Eligible New Floor Plan Units and Eligible Used Floor Plan Units (such value to be determined in accordance with Sections 1.1(b)(i), (ii) and (iii)) less (y) the aggregate principal amount of Floor Plan Loans outstanding to be less than $1,500,000.

Section 11. Events of Default.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal of any Loan when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Loan or of any fee or other Obligation payable by the Company (other than Obligations referred to in paragraph (a) of this Section 11) hereunder for more than three Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in (i) Section 7.1(c), (d), (e), (f), (g), (h), (i), (j), (k), (m), (n), or (o), Section 7.2, Section 7.3, Section 9.2(b)(i), (ii), (iii), (vi), or (xiv), Section 9.13, or Section 10 (for which there is no cure period), or (ii) Section 7.1(a)(i), (ii), or (iii), 7.1(A), (B), or (C), or Section 7.1(l), and such default is not remedied within 30 days after notice of the default is delivered to the Company; or

(d) the Company or any other Loan Party defaults in the performance of or compliance with any term contained herein applicable to such party (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or of any other Financing Document and such default is not remedied within 10 days after the earlier of (i) a Responsible Officer of the Company obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Lender (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Section 11); or

(e) any representation or warranty made in writing by or on behalf of any Loan Party or a Plan, as the case may be, or by any officer of the Company or a Loan Party or any trust of a Plan, or by Wallace, in each case in any Financing Document or in any writing by a Plan, or the Company, another Loan Party, or, as the case may be, any officer of the Company or Loan Party or any trustee of a Plan, or by Wallace, furnished to any Lender in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made and shall remain Material; or

(f) (i) the Company or any other Loan Party is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Debt that is outstanding provided that such past-due Debt is in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any other Loan Party is in default in the performance of or compliance with any term of any evidence of any Debt in an aggregate principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), the Company or other Loan Party has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate principal amount of at least $1,000,000; or

(g) any Loan Party (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium, or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee, or other officer with similar powers with respect to it or with respect to any substantial part of its Property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing clauses (ii) to (v); or

(h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Loan Party, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Loan Party, or any such petition shall be filed against a Loan Party and such petition shall not be dismissed within 90 days; or

(i) a default shall occur under, or an “Event of Default” as such term is defined in the Collateral Agency Agreement or any other Security Document shall occur and be continuing, or the Company is in default in the performance of or compliance with any term of the Indenture or any evidence of any Debt issued under the Indenture (including the New Notes) and as a consequence of such default or condition such Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or any default shall occur under the Stock Purchase Agreement that reasonably could be expected to have a Material Adverse Effect on the Company or any other Loan Party; or

(j) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is rendered against any Loan Party and which judgment is not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or is not discharged within 60 days after the expiration of such stay; or

(k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be provided to participants in such Plan or filed with the PBGC, or the PBGC shall have instituted proceedings to terminate or appoint a trustee to administer any such Plan or the PBGC shall have notified a Loan Party or any ERISA Affiliate that such a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(l8) of ERISA) under all Plans that are subject to Section 302 or Title IV of ERISA, determined in accordance with Title IV of ERISA, shall exceed $500,000, (iv) the Company, any other Loan Party, any ERISA Affiliate, or any trustee or plan administrator for the LDRV ESOP or the LDRV ESOT shall have incurred any liability pursuant to Title I (other than normal operating liabilities under a Plan) or IV of ERISA, the prohibited transactions tax provisions of Section 4975 of the Code or any other penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the LDRV ESOP or the LDRV ESOT shall have violated the trust requirements of Section 403 of ERISA, (vi) the Company, any other Loan Party, or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vii) the Company or any other Loan Party establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Loan Party thereunder; and any such event or events described in clauses (i) through (vii) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(l) a Change in Control shall have occurred (other than a Change in Control described in clause (viii) of that definition); or

(m) the IRS or the Department of Labor provides written notification that it has determined, or a complaint is filed with a court of competent jurisdiction alleging, and such notification or such complaint has not been withdrawn or dismissed within 120 days, after the date of such notification or such complaint, that a breach of fiduciary duty under ERISA or a prohibited transaction under ERISA or the Code may have or has occurred with respect to the Lazy Days ESOP or the LDRV ESOP (or the Alliance ESOP, if the breach of fiduciary duty under ERISA or a prohibited transaction would have an adverse effect on the Company or the LDRV ESOP), if such occurrence could reasonably be expected to cause a Material Adverse Effect on the Company; or

(n) the Company defaults in the performance of or compliance with the Ground Lease, that has not been cured within any applicable cure period provided by the Ground Lease; or

(o) any Loan Party fails to maintain all its bank accounts, cash management accounts, checking accounts, savings accounts, and other accounts with the Agent, or fails to cause all remittances, receipts, and other funds (in every form and from every source) the Loan Party receives or obtains to be deposited into the Operating Account; or

(p) the obligation of any Guarantor under any Related Party Guaranty is limited or terminated by operation of law, the Guarantor, or otherwise, at any time before the termination and payment in full of all amounts payable with respect to the Revolving Credit.

As used in Section 11, the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 12. Remedies on Default, Etc.

Section 12.1. Bankruptcy Defaults. (a) If an Event of Default with respect to a Loan Party described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Loans then outstanding and all fees, charges, and other Obligations payable to the Lenders hereunder shall automatically become immediately due and payable, and the obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 12.2. Non-Bankruptcy Default. If any other Event of Default has occurred and is continuing, the obligation of the Lenders to extend further credit hereunder shall be suspended unless and until the conditions set forth in Section 4.2 are satisfied or waived in accordance with Section 17 and the Required Lenders, by notice to the Company, may take one or more of the following actions:

(a) terminate the obligations of the Lenders to extend any further credit hereunder;

(b) declare all the Notes then outstanding and all fees, charges, and other Obligations payable to the Lenders hereunder to be immediately due and payable; and

(c) enforce any and all rights and remedies available to it under the Financing Documents or applicable law.

Section 12.3. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Lender in exercising any right, power, or remedy shall operate as a waiver thereof or otherwise prejudice such Lender’s rights, powers, or remedies. No right, power, or remedy conferred by any Financing Document upon any Lender shall be exclusive of any other right, power, or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute, or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to each Lender on written demand such further amount as shall be sufficient to cover all costs and expenses of such Lender incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses, and disbursements (including those of common counsel to the Lenders).

Section 12.4. Interest Upon Acceleration. Upon any Note being accelerated or otherwise becoming due and payable pursuant to Section 12.1 or 12.2, the Company shall pay the unpaid principal amount thereof, together with all accrued and unpaid interest thereon.

Section 12.5. Effect of Termination. On the date of termination of this Agreement, all Obligations, other than contingent obligations not yet due and payable (but including contingent reimbursement obligations of the Company with respect to outstanding Letters of Credit) immediately shall become due and payable without notice or demand (including (a) providing cash collateral to be held by the Agent in an amount equal to 105% of the Letter of Credit Usage, (b) causing the original Letters of Credit to be returned to the Lenders, or (c) collateralizing the original Letters of Credit with a back-to-back letter of credit, in an amount equal to 105% of the Letter of Credit Usage, in form and substance and issued by a commercial bank reasonably satisfactory to the Lenders). No termination of this Agreement, however, shall relieve or discharge the Company or the other Loan Parties of their duties, Obligations, or covenants hereunder or under any other Financing Documents and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lenders’ obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lenders’ obligations to provide additional credit under the Financing Documents have been terminated irrevocably, the Agent will, at the Company’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by the Agent with respect to the Obligations.

Section 13. [Intentionally Omitted].

Section 14. Acknowledgment and Consent.

The Company hereby acknowledges that it has reviewed the terms and provisions of this Agreement and each other document, instrument, and agreement amended or supplemented hereby or referenced herein to the fullest extent it deems necessary after receiving advice of its own legal counsel. The Company hereby confirms that each Security Document and the Collateral Agency Agreement to which it or any other Loan Party is a party or otherwise bound and all Collateral (as defined in the Security Documents, as applicable) encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all Obligations and Secured Obligations (as defined in this Agreement and the Security Documents), and obligations under the Financing Documents, including without limitation the payment and performance of all such Obligations or Secured Obligations or obligations arising under such Financing Documents in respect of the Obligations or Secured Obligations of the Company and the other Loan Parties now or hereafter existing under or in respect of this Agreement. The Company acknowledges and agrees that all of the Security Documents to which it or any other Loan Party is a party or otherwise bound shall continue in full force and effect and that all of its and their respective obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Agreement.

Section 15. Expenses, Indemnity, Etc.

Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required, local or other counsel) incurred by the Agents, any Lender, or the Collateral Agents in connection with such transactions and in connection with any amendments, waivers, or consents under or in respect of the Financing Documents (whether or not such amendment, waiver, or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Financing Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Financing Documents, or by reason of being Lender hereunder, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any other Loan Party or in connection with any work-out or restructuring of the transactions contemplated hereby or by the Financing Documents, (c) all expenses incurred by the Agent and the Lenders in negotiating, documenting, and administering the Program, and (d) the initial and on-going fees of the Collateral Agent in connection with the Collateral Agency Agreement as agreed in writing with the Company. The Company will pay, and will save each Lender harmless from, all claims in respect of any fees, costs, or expenses, if any, of brokers and finders (other than those retained by a Lender). It is understood and agreed that if any Lender should pay any costs and expenses that are provided by this Section 15.1 to be paid by the Company, the Company shall upon written demand by the Agent (accompanied by reasonable documentation of the costs and expenses that are the subject of such demand) reimburse such Lender in the amount of any such payment together with interest thereon from the tenth Business Day following date of such demand to the date of reimbursement therefor at a rate per annum equal to 0.25% above the Prime Rate.

Section 15.2. General Indemnity. The Company agrees to defend, protect, indemnify, and hold harmless each Lender, each Agent, and each of their respective Affiliates, including, without limitation, their respective officers, directors, employees, attorneys, and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees (which shall not exceed one counsel for the Lenders, in their capacity as lenders and such local counsel as may be reasonably required) in connection with any investigative, administrative, or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct or indirect, consequential or otherwise, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, commercial, Code, and ERISA laws and regulations, under common law or in equity, or based on contract or otherwise, including those relating to violation of any environmental, health or safety laws or regulations, the past, present, or future operations of the Company or any of its predecessors in interest, or the past, present, or future environmental, health, or safety condition of any properties thereof) in any manner relating to or arising out of any Financing Document (or any predecessor document) or any agreement contemplated thereby, or any act, event or transaction related or attendant thereto, the making of the Loans since their inception on July 15, 1999, or the use or intended use of the proceeds thereof (collectively, the “Indemnified Matters”); provided, however, the Company shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters to the extent caused by or resulting from the willful misconduct or gross negligence of such Indemnitee. Without limiting the generality of the foregoing, “Indemnified Matters” includes the creation of the LDRV ESOP and LDRV ESOT, their qualification as an employee stock ownership plan for the purposes of Section 4975(e)(7) of the Code at all times, the extension by the Company to the LDRV ESOP of the ESOP Loan and the use of the proceeds of that loan, the merger of the LDRV ESOP with the Alliance ESOP, the transfer of the ESOP Loan from the LDRV ESOP to the Alliance ESOP, the spin-off of the LDRV ESOP from the Alliance ESOP and the separation of the accounts of the Company’s employees and transfer of those accounts from the Alliance ESOT to the LDRV ESOT, the transfer of the ESOP Loan from the Alliance ESOP and the Alliance ESOT to the LDRV ESOP and the LDRV ESOT together with the transfer of associated employer securities credited to a suspense account and pledged as security for the ESOP Loan, the exchange of Alliance Holdings stock for the stock of the Company and/or the stock of LDRV Holdings Corp. subsequent to the spin-off of the LDRV ESOP and the LDRV ESOT from the Alliance ESOP and the Alliance ESOT, the consummation of the ESOP Stock Purchase, the payment or forgiveness of all amounts due under the ESOP Loan, ESOP Note, and the ESOP Loan Agreement, the distribution of assets by the LDRV ESOP, and the termination of the LDRV ESOP.

To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The Company further agrees that the indemnities set forth in this Section 15.2 are in addition to, and shall not in any manner limit or act as a waiver of, any rights, including, without limitation, any rights to indemnification or contribution, that the Indemnitees may have under any other document, instrument, or agreement or any applicable law.

Section 15.3. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment, or waiver of any provision of the Financing Documents, and the termination of any of the Financing Documents.

Section 16. Survival of Representations and Warranties; Entire Agreement.

All representations and warranties contained herein shall survive the execution and delivery of the Financing Documents, the making of the Loans, the transfer by any Lender of any of its Notes or portion thereof or interest therein, the payment of any Note and the assignment by any Lender of any part of its rights and obligations under this Agreement, and all representations and warranties contained herein may be relied upon by any subsequent Lender regardless of any investigation made at any time by or on behalf of such Lender. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to the Financing Documents shall be deemed representations and warranties of the Company under the Financing Documents. Subject to the preceding sentence, the Financing Documents embody the entire agreement and understanding between the Lenders and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Nothing in this Agreement constitutes a waiver of any of the representations and warranties of the Alliance ESOP in the Master Agreement and the Alliance ESOT in each certificate and opinion delivered in connection with the Original Credit Agreement and those representations and warranties survive entry into this Agreement and the consummation of the transactions contemplated by it, including all Related Transactions (as defined in each amended and restated version of this Agreement since its inception).

Section 17. Amendment and Waiver.

Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company, the Agents and the Required Lenders, except that without the consent of all Lenders no such amendment, modification, or waiver shall increase the amount or extend the term of any Lender’s Commitment or reduce the amount of any principal of or interest rate applicable to, or extend the maturity of, any Obligation owed to it or reduce the amount of the fees to which it is entitled hereunder or release any material part of the collateral security afforded by the Security Documents (except in connection with a sale or other disposition required or permitted to be effected by the provisions hereof or of the Security Documents) or change this Section or change the definition of “Required Lenders” or the advance rates for Borrowings under Section 1.1 or the amount or frequency of curtailment payments under Section 8.2 or change the number of Lenders required to take any action hereunder or under any of the other Financing Documents.

Section 17.2. Solicitation of Lenders.

(a) Solicitation. The Company will provide each Agent (and the Agents shall promptly furnish to each Lender (irrespective of the amount of its Commitment)) with sufficient information, sufficiently far in advance of the date a decision is required, to enable the Agents and Lenders to make an informed and considered decision with respect to any proposed amendment, waiver, or consent in respect of any of the provisions hereof or of the other Financing Documents. The Company will deliver executed or true and correct copies of each amendment, waiver, or consent effected pursuant to the provisions of this Section 17 or the provisions of any other Financing Document to each Lender promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Required Lenders. The Company will cooperate with the Agents appointed under Section 19.1 in connection with the preparation and processing of any such amendment, waiver, or consent.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee, or otherwise, or grant any security, to any Agent or Lender as consideration for or as an inducement to the entering into by any Agent or Lender of any waiver or amendment of any of the terms and provisions hereof or of the other Financing Documents unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Agent and Lender.

Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Agents and Lenders and is binding upon them and upon each future Agent and Lender and upon the Company. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default, or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Agent or any Lender nor any delay in exercising any rights hereunder or under any Note or other Financing Document shall operate as a waiver of any rights of any Lender or Agent. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended, restated, or supplemented.

Section 18. Notices.

Except as otherwise specified herein, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (specifying next Business Day delivery, with charges prepaid). Any such notice must be sent:

(i) if to the Agent or any Lender, to the Agent or such Lender at the address specified for such communications in Schedule A, or at such other address as such Lender shall have specified to the Company in writing; or

(ii)  if to the Company, at 6130 Lazy Days Boulevard, Seffner, Florida 33584 to the attention of John Horton, with copies to Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, New York, NY 10022, Attention: Thomas J. Baldwin, and to Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022, Attention: Christopher Torrente, or at such other address as those parties shall have specified to the Agent and the Lenders.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. The Agent.

Section 19.1. Appointment and Authorization. Each Lender hereby appoints and authorizes Bank of America, N.A. (in its capacity as administrative agent for the Lenders hereunder, the “Administrative Agent”) to each take such action as agent on its behalf and to exercise such powers hereunder and under the other Financing Documents as are designated to the Administrative Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. Each Lender acknowledges and agrees that Bank of America, N.A. (in its capacity as collateral agent for the Lenders hereunder, the “Collateral Agent”) has been appointed as Collateral Agent pursuant to the Collateral Agency Agreement originally dated as of July 15, 1999, and as amended and restated as of July 31, 2002, May 13, 2004, and as of the Restatement Date, and each Lender acknowledges that the Collateral Agent is authorized to take such action as agent on its behalf and to exercise such powers hereunder and under the other Financing Documents as are designated to the Collateral Agent by the terms hereof and thereof. The following provisions of this Section 19 shall apply to each Agent except as otherwise expressly provided for in the other Financing Documents including, without limitation, the terms and provisions of Section 6 of the Collateral Agency Agreement.

The Lenders expressly agree that each Agent is not acting as a fiduciary of the Lenders in respect of the Financing Documents, the Company, or otherwise, and nothing herein or in any of the other Financing Documents shall result in any duties or obligations on an Agent or any of the Lenders except as expressly set forth herein. An Agent may resign at any time by sending 30 days prior written notice to the Company and the Lenders. In the event of any such resignation, the Required Lenders may appoint a new agent, which shall succeed to all the rights, powers, and duties of such Agent hereunder and under the other Financing Documents. Any resigning Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If an Agent resigns and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and (i) the Company shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) such Agent’s rights, if any, in the Financing Documents shall be assigned without representation, recourse, or warranty to the Lenders as their interests may appear.

Section 19.2. Rights as a Lender. Each Agent has and reserves all of the rights, powers, and duties hereunder and under the other Financing Documents as any Lender may have and may exercise the same as though it were not the Agent and the terms “Lender” or “Lenders” as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include such Agent in its individual capacity as a Lender.

Section 19.3. Standard of Care. The Lenders acknowledge that they have received and approved copies of the Financing Documents and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Agents make no representations or warranties of any kind or character to the Lenders with respect to the validity, enforceability, genuineness, perfection, value, worth, or collectibility hereof or of the Notes or any of the other Obligations or of any of the other Financing Documents or of the Liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. Neither an Agent nor any director, officer, employee, agent, attorney, or representative thereof (including any Collateral Agent therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence, or oversight, or for action taken or omitted to be taken by it or them hereunder or under the other Financing Documents or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. No Agent shall incur any liability under or in respect of this Agreement or the other Financing Documents by acting upon any notice, certificate, warranty, instruction, or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Company), unless it has actual knowledge of the untruthfulness of same. Each Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. Each Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. Each Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Company. Each Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Lenders. Upon the occurrence of an Event of Default hereunder, each Agent shall take such action with respect to the enforcement of the Liens on the Collateral and the preservation and protection thereof as it shall be directed to take by the Required Lenders; provided that such direction shall not conflict with the provisions of law or of the Financing Documents. Each Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its satisfaction by the Lenders ratably and severally (i.e., each Lender shall pay its ratable share regardless of whether the other Lenders pay their respective ratable shares) against any and all liability and expense that may be incurred by such Agent by reason of taking or continuing to take any such action. Each Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with such Agent signed by such owner in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on any Agent or any other Lender and based upon such information, investigations, and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Company and the other Loan Parties, and an Agent shall have no liability to any Lender with respect thereto.

Section 19.4. Costs and Expenses. Each Lender agrees to reimburse each Agent for all reasonable costs and expenses suffered or incurred by each Agent or in performing its duties hereunder and under the other Financing Documents, or in the exercise of any right or power imposed or conferred upon each Agent hereby or thereby, to the extent that such Agent is not promptly reimbursed for same by the Company or out of the Collateral, all such reasonable costs and expenses to be borne by the Lenders ratably in accordance with the amounts of their Commitments (or unpaid principal amount of Loans with respect to any Commitments that have expired or been terminated). Any such reimbursement by the Lenders to an Agent shall not eliminate the Company’s obligation to reimburse such Agent and the Lenders for such expenses hereunder.

Section 19.5. Indemnity. The Lenders shall ratably (based on the aggregate of outstanding Loans and unused Commitments, if any) and severally indemnify and hold each Agent, and its directors, officers, employees, agents, and representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs, and expenses suffered or incurred by them hereunder or under the other Financing Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company or out of the Collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.

Section 19.6 Consultation with Experts. Each Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants, or experts.

Section 20. Participations.

No Lender may assign to any other person any part of its Commitments and/or its rights and obligations under this Agreement. Any Lender may, upon notice to the Company, grant participations in its Commitment or Loans to any other Lender or other lending institution (a “Participant”); provided that (i) the amount of each such participation granted by such Lender shall be in an amount not less than $10,000,000, (ii) the participation granted includes a pro rata share of both the Lender’s Floor Plan Commitment and the Lender’s Revolving Line of Credit Commitment (i.e., the Lender cannot grant a participation in only one of the credits), (iii) no Participant shall thereby acquire any direct rights under this Agreement (including any consent or waiver rights), (iv) no Lender shall agree with a Participant not to exercise any of such Lender’s rights hereunder without the consent of such Participant except for rights that, under the terms hereof, may only be exercised by all Lenders, and (v) no sale of a participation in extensions of credit shall in any manner relieve the selling Lender of its obligations hereunder.

Section 21. Miscellaneous.

Section 21.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Lender) whether so expressed or not; provided, however, that the Company shall not assign or transfer its rights or obligations hereunder.

Section 21.2. Actions and Proceedings. Any legal action or proceeding against the Company with respect to this Agreement may be brought in such of the courts of competent jurisdiction of the State of New York in New York County, the City of New York or in the United States District Court for the Southern District of New York as any Lender or its successors and assigns, as the case may be, may elect, and by execution and delivery of this Agreement, the Company irrevocably submits to the nonexclusive jurisdiction of such courts for purposes of legal actions and proceedings hereunder and, in the case of any such legal action or proceeding brought in the above-named New York courts, hereby irrevocably consents, during such time, to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the Company at its address as provided in Section 18 hereof, or by any other means permitted by applicable law. If it becomes necessary for the purpose of service of process out of any such courts, the Company shall take all such action as may be required to authorize a special agent to receive, for and on behalf of it, service of process in any such legal action or proceeding, and shall take all such action as may be necessary to continue said appointment in full force and effect so that the Company will at all times have an agent for service of process for the above purposes in New York, New York. To the extent permitted by law, final judgment (a certified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Company to any Lender) against the Company in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on an unsatisfied judgment. The Company hereby irrevocably waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any legal action or proceeding brought hereunder in any of the above-named courts, (i) that it or any of its Property is immune from the above-described legal process (whether through service or notice, attachment before judgment, attachment in aid of execution, or otherwise), (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper, or that this Agreement or any other Financing Document may not be enforced in or by such courts, or (iii) any defense that would hinder or delay the levy, execution, or collection of any amount to which any party hereto is entitled pursuant to a final judgment of any court having jurisdiction. Nothing in these provisions shall limit any right of any Lender to bring actions, suits, or proceedings in the courts of any other jurisdiction.

Section 21.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 21.4. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein and in the other Financing Documents, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or that such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. All Schedules and Exhibits referred to in this Agreement are an integral part of this Agreement and are incorporated by reference into it.

Section 21.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

Section 21.6. Payments Due on Non-Business Days. Anything in this Agreement or in the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day (including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day).

Section 21.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state but including section 5-1401 and section 5-1402 of the New York General Obligations Law.

Section 21.8. Agreement of Lenders. Each of the Lenders hereby agrees with each other Lender that if it should receive or obtain any payment (whether by voluntary payment, by realization upon collateral, by the exercise of rights of set-off or banker’s lien, by counterclaim or cross action, or by the enforcement of any rights under this Agreement, any of the other Financing Documents, or otherwise) in respect of the Obligations in a greater amount than such Lender would have received had such payment been made to the Collateral Agent and been distributed among the Lenders as contemplated by Section 3.4 of the Collateral Agency Agreement in respect of proceeds and avails of collateral then in that event the Lender receiving such disproportionate payment shall purchase for cash without recourse from the other Lenders an interest in the Obligations of the Company to such Lenders in such amount as shall result in a distribution of such payment as contemplated by said Section 3.4. In the event any payment made to a Lender and shared with the other Lenders pursuant to the provisions hereof is ever recovered from such Lender, the Lenders receiving a portion of such payment hereunder shall restore the same to the payor Lender, but without interest.

Section 21.9. Waiver of Trial by Jury. Each of the parties hereto hereby, to the fullest extent permitted by law, waives trial by jury in any action brought under or in connection with this Agreement or any of the other Financing Documents.

Section 21.10. Reproduction of Documents. For the purposes of this Section 21.10, this Agreement and the other Financing Documents and all documents relating thereto, including, without limitation, (a) consents, waivers, and modifications that may hereafter be executed, (b) documents received by the Lenders in connection with the transactions contemplated by this Agreement (except the Notes themselves), and (c) financial statements, certificates, and other information previously or hereafter furnished to the Lenders, may be reproduced by any Lender by any photographic, photostatic, microfilm, microcard, miniature photographic, or other similar process, and such Lender may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by any Lender in the regular course of business) and any enlargement, facsimile, or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 21.10 shall not prohibit the Company or any Lender from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Third Amended and Restated Credit Agreement to be executed and delivered (in each of their respective capacities (including agency capacities)) as of the day and year first above written.

Lazy Days’ R.V. Center, Inc.

By:_________________________________
John Horton, President

Bank of America, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent, as Collateral Agent, and as Lender

By: _______________________________
Its: _______________________________

KeyBank National Association, as Lender

By: _______________________________
Its: _______________________________

Schedule A
to
Third Amended and
Restated Credit Agreement

NAME AND ADDRESS OF LENDERS

Notices:	Bank of America, N.A.
(successor by merger to Banc of America Specialty Finance, Inc.)
1355 Windward Concourse
Alpharetta, GA 30005-8899
Attention: Joe Sagneri
Telecopier No.: (678) 339-9120

Payments:	Account No.: 375 320 7600 (re: LAZY DAYS R.V. CENTER, INC.)
ABA No: 1110000012

Floor Plan Commitment:  $45,000,000

Revolving Line of
Credit Commitment:  $7,941,000

Notices: KeyBank National Association
Mailcode: OH-01-49-0422
4900 Tiedeman Road
Brooklyn, OH 44144
Attention: Brian McDevitt
Telecopier No.: (216) 813-6414

Payments: Account No.: 3057 (re: LAZY DAYS R.V. CENTER, INC.)
ABA No: 041001039

Floor Plan Commitment:  $40,000,000

Revolving Line of
Credit Commitment:  $7,059,000

Notices with respect
to payments:   KeyBank National Association
Specialty Finance Service
Reference: Lazy Days’ R.V. Center, Inc.
Attn: Wavia Jones

Schedule B
to
Third Amended and
Restated Credit Agreement

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term (such definitions to be equally applicable to the singular and the plural forms thereof):

GENERAL PROVISIONS

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of any Financing Document, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the express requirements of such Financing Document.

“Account Debtor” means each Person obligated in any way on or in connection with an Account.

“Accounts” is defined in the Security Agreement.

“Additional Insureds” is defined in Section 9.2(d).

“Adjusted LIBOR Rate” means a rate per annum determined in accordance with Section 2.1.

“Adjusted Prime Rate” means a rate per annum determined in accordance with Section 2.1.

“Administrative Agent” is defined in Section 19.1.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, five percent or more of any class of voting or equity interests of such first Person or any Person of which such first Person beneficially owns or holds, in the aggregate, directly or indirectly, five percent or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. All Related Persons shall be deemed Affiliates of one another. “Related Person” means any Person in which the specified

Person owns any material economic interest, and any other Affiliate or Family Member of such specified Person. “Family Member” means a spouse, any natural or adoptive sibling of any spouse thereof, and any direct lineal descendant (natural or adoptive) of any of the foregoing. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agent” or “Agents” means and includes each of the agents referred to in Section 19.1.

“Agent’s Report” is defined in Section 8.6.

“Agreement” means this Third Amended and Restated Credit Agreement originally dated as of July 15, 1999, and as amended and restated as of July 31, 2002, May 14, 2004, and as of the Restatement Date, among the Company, the Agent, and the Lenders, as the same may be amended, restated, extended, or otherwise modified from time to time in accordance with its terms.

“Alliance ESOP” and “Alliance ESOT” means the Alliance Holdings, Inc. Employee Stock Ownership Plan and Trust dated July 15, 1999.

“Alliance Holdings” means Alliance Holdings, Inc., a Pennsylvania corporation, and its permitted successors.
“Amended and Restated Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Lazy Days’ R.V. Center, Inc. filed with the Florida Department of State on August 6, 2002, in accordance with the Florida Business Corporation Act.

“Approved Vendor” means a manufacturer or vendor of new Floor Plan Units that the Company requests (in writing) the Agent consider eligible for the Agent’s direct floorplan funding program and who is approved by the Agent and remains eligible for such program, all as reasonably determined by the Agent. “Approved Vendors” include the following: Fleetwood, Winnebago, Monaco, National RV, Carriage, Thor, Glendale, Tiffin, Forest River, and Country Coach.

“Asset Disposition” means any Transfer except a Transfer (so long as such Transfer is permitted under the Security Documents) made in the ordinary course of business and involving (i) property that is inventory held for sale or lease and (ii) de minimus Transfers in the ordinary course of business of worn, damaged, or obsolete property of the Company.

“Authorized Representative” means those persons shown on the list of officers provided by the Company on the Restatement Date or on any update of any such list provided by the Company to the Lenders, or any further or different officer of the Company so named by any Authorized Representative of the Company or any other Loan Party in a written notice to the Lenders.

“Bankruptcy Code” shall mean Title 11 of the United States Code, as the same may from time to time be amended, modified, or supplemented.

“Borrowing” means the total of Loans made to the Company by all the Lenders on a single date. Borrowings of Loans are made ratably from each of the Lenders according to their Percentages of the applicable Commitments.

“BRS LP” means Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership and an affiliate of Bruckmann, Rosser, Sherrill & Co., Inc.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banks in Alpharetta, Georgia, or Seffner, Florida, are required or authorized to be closed.

“Capital Lease” means, with respect to any Person, any lease by that Person that requires such Person to concurrently recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligations of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

“Change Date” is defined in Section 2.1.

“Change in Control” means any of the following events or circumstances: (without limiting the provisions of Sections 9 and 10):

(i) the failure for any reason of LD Holdings to own and hold 100% of the outstanding shares of all capital stock of the Company, free and clear of any Liens, other than because of a transfer by LD Holdings to RV Acquisition upon the dissolution and termination of LD Holdings or pursuant to a merger of LD Holdings with and into RV Acquisition (as long as, immediately thereafter, RV Acquisition then owns 100% of the outstanding shares of all capital stock of the Company, free and clear of any Liens other than Liens securing the Obligations);

(ii) the failure for any reason of RV Acquisition to own and hold, directly or indirectly, 100% of the outstanding shares of all capital stock of LD Holdings, free and clear of any Liens (other than because of a merger of LD Holdings with and into RV Acquisition (as long as, immediately thereafter, RV Acquisition or LD Holdings (whichever is the surviving corporation of the merger) then owns 100% of the outstanding shares of all capital stock of the Company, free and clear of any Liens other than Liens securing the Obligations);

(iii) after a merger of LD Holdings and RV Acquisition, the failure of the surviving corporation to own and hold 100% of the outstanding shares of all capital stock of the Company, free and clear of any liens other than the Liens securing the Obligations;

(iv) the failure for any reason of BRS LP to own in the aggregate shares of capital stock of RV Acquisition representing at least 51% of the voting rights associated with all outstanding shares of capital stock of RV Acquisition, other than as a result of (A) the distribution by BRS LP of shares of LD Holdings to the individual partners of BRS LP upon the liquidation and dissolution of BRS LP in accordance with its partnership agreement, so long as thereafter, Affiliates of BRS LP continue to own in the aggregate shares of Series A Preferred Stock of RV Acquisition and shares of Common Stock of RV Acquisition issued upon conversion thereof representing at least 51% of the voting rights associated with all outstanding shares of Series A Preferred Stock of RV Acquisition and Common Stock of RV Acquisition issued upon conversion thereof, or (B) a transfer by BRS LP to an Affiliate of BRS LP, or (C) a transfer to Wallace or an entity controlled by Wallace of some or all of their respective shares of capital stock of RV Acquisition;

(v) any public distribution of equity of any class of the Company, LD Holdings, or RV Acquisition pursuant to a registration statement declared effective by the Securities and Exchange Commission under the Securities Act;

(vi) any sale of all or substantially all of the capital stock or assets of the Company, LD Holdings, or RV Acquisition regardless of whether or not in connection with the merger or consolidation; and

(vii) any recapitalization of the Company (whether or not in connection with a merger or consolidation) under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company (or its direct or indirect parent company), immediately before the transaction, own less than a majority in voting power of the outstanding capital stock of the Company (or its direct or indirect parent company) immediately after the transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by the Loan Parties or their Subsidiaries in or upon which a Lien is granted in any of the Financing Documents and includes, without limitation, the assets, interests in assets, and proceeds thereof defined as “Collateral” in the Collateral Agency Agreement, the Security Agreement, the Copyright Security Agreement, the Guarantor Security Agreement, the Mortgage, the Pledge Agreement, the Trademark Security Agreement, and the Collateral Assignment.

“Collateral Agency Agreement” means the Amended and Restated Collateral Agency Agreement originally dated as of July 15, 1999, and as amended and restated as of July 31, 2002, May 14, 2004, and on the Restatement Date between the Company and the Collateral Agent, and as thereafter amended and restated from time to time.

“Collateral Agent” means Bank of America, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.) and its successors under the Collateral Agency Agreement.

“Collateral Assignment” means the Collateral Assignment of Stock Purchase Agreement executed and delivered by RV Acquisition in favor of the Agent, in form and substance satisfactory to the Agent and the Lenders.

“Commitments” means the Floor Plan Commitments, the Revolving Line of Credit Commitments, or both, as the context requires.

“Company” is defined in the first paragraph of this Agreement.

 “Consignment Unit” means a recreational vehicle or towable owned by a Person other than the Company that is in the Company’s possession for sale on a consignment basis.

“Copyright Security Agreement” means a copyright security agreement executed and delivered by each Loan Party and the Agent, the form and substance of which are acceptable to the Agent and the Lenders.

 “Current Assets” is to be calculated in accordance with GAAP and means cash and cash equivalents, liquid assets, contracts in transit, accounts receivable (excluding amounts due from officers, directors, shareholders employees, or Affiliates of the Company), and inventories on a FIFO basis, but excludes all prepaid expenses and other amounts and all capitalized expenses.

“Current Liabilities” is to be calculated in accordance with GAAP, except that unearned income and deferred rent are to be excluded and the following amounts are to be included: (a) 40% of the Company’s LIFO reserve, (b) to the extent not duplicative of inclusions in accordance with GAAP, Current Maturities of Funded Debt, and (c) amounts due to officers, directors, shareholders, employees, and Affiliates of the Company are to be included (unless specifically subordinated to Lenders in a writing acceptable to the Lenders (in their sole discretion)).

“Current Maturities of Funded Debt” means, at any time and with respect to any item of Funded Debt, the portion of such Funded Debt outstanding at such time that by the terms of such Funded Debt or the terms of any instrument or agreement relating thereto is due on demand or within one year from such time (whether by sinking fund, other required prepayment or final payment at maturity) and is not directly or indirectly renewable, extendible, or refundable at the option of the obligor under an agreement or firm commitment in effect at such time to a date one year or more from such time.

  “Current Ratio” means the ratio of (a) Current Assets to (b) Current Liabilities.

“Daily Loan Balance” is defined in Section 8.6.

“Debt” means, with respect to any Person, all obligations of such Person that, in accordance with GAAP (other than those items excluded below), shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include without duplication:

(a) its liabilities for borrowed money;

(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to such property);

(c) its Capital Lease Obligations;

(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities, provided if such Person shall not have assumed or otherwise become liable for such liability, the amount of such liability shall be the then Fair Market Value of such property);

(e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f) Swaps of such Person; and

(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.

Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Disbursement Letter” mans an instructional letter executed and delivered by the Company to the Agent and the Lenders regarding the extensions of credit to be made on the Restatement Date, the form and substance of which is reasonably satisfactory to the Agent and the Lenders.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Disposition Value” means, at any time, with respect to any property the book value thereof, valued at the time of such disposition in good faith by the Company.

“Distribution” means:

(a) dividends or other distributions or payments on capital stock (including so-called phantom stock) of the Company or any ERISA Affiliate (except distributions in such stock);

(b) the redemption or acquisition of such stock or of warrants, rights, or other options to purchase such stock (except when solely in exchange for such stock) unless made, contemporaneously, from the net proceeds of a sale of such stock;

(c) any payment to any partner or shareholder of the Company, LD Holdings, RV Acquisition, BRS LP, or any Affiliate of any of them whether in respect of services rendered to the Company or otherwise (except as expressly permitted by this Agreement); and

(d) any management, consulting, advisory, or other generally similar payment or fee to any Person, except as expressly permitted by this Agreement.

“EBITDA” means, with respect to any period, the sum of (a) Net Income less extraordinary items for such period, plus (without duplication and to the extent deducted in the determination of Net Income) (b) interest expense (including interest expense attributable to the Floor Plan Credit and Revolving Credit) for the period, (c) income taxes imposed for that period, (d) Noncash Charges less any non-cash items increasing Net Income other than the accrual of revenue in the ordinary course of business and reversals of prior accruals or reserves for cash items previously excluded in the calculations of Noncash Charges, (e) cash rent abatements, (f) management fees paid to Bruckmann, Rosser, Sherrill & Co., L.L.C. (limited to a maximum amount of fees equal to 1.75% of the Company’s EBITDA for any 12-month measured period), (g) non-recurring expenses (limited to no greater than $800,000 for any 12-month measured period) and severance payments to Wallace pursuant to the retirement letter agreement dated February 1, 2007, between the Company and Wallace (not to exceed in the aggregate $1,500,000), and plus or minus (h) the net change in the LIFO reserve; all consistently calculated and determined in accordance with GAAP from period to period.

“Eligible New Floor Plan Units” means all inventory of the Company consisting of Floor Plan Units that are new and unused and that the Agent, in its reasonable judgment, deems to be Eligible New Floor Plan Units; provided that in no event shall inventory be deemed Eligible New Floor Plan Units unless all representations and warranties set forth in the Security Documents with respect to such inventory are true and correct and such inventory:

(a) is an asset of the Company to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Collateral Agent free and clear of any other Liens;

(b) except as is in transit, out for repair, or at a sales event in the ordinary course of business, is located at the Company’s facilities at 6130 Lazy Days Boulevard, Seffner, Florida, or such other locations as are approved in writing by the Agent and the Collateral Agent and, in the case of facilities not owned by the Company, that are at all times subject to landlord waiver agreements in form and substance satisfactory to the Collateral Agent;

(c) is a Class A, Class B, or Class C recreational vehicle and/or towable as classified by Recreational Vehicle Industry Association and is of the then current model year or the previous model year;

(d) has not been owned or held by the Company for more than 12 months; and

(e) is not obsolete or slow moving, and is of good and merchantable quality and complies in all respects with all governmental standards applicable thereto, free from any defects that might adversely affect the market value thereof.

“Eligible Repurchase Agreement” means an agreement between a supplier of Floor Plan Units to the Company and the Collateral Agent providing for the supplier’s agreement to repurchase the Company’s Floor Plan Units sold to the Company by such supplier on such terms and conditions acceptable to the Agent in its discretion.

“Eligible Used Floor Plan Units” means all inventory of the Company consisting of Floor Plan Units that are used (i.e., Floor Plan Units that have been previously sold at retail, have been registered, documented, or titled in any state or jurisdiction, or have been purchased or acquired by the Company from a source other than the manufacturer, including trade-in inventory) and that the Agent, in its reasonable judgment, deems to be Eligible Used Floor Plan Units; provided that in no event shall inventory be deemed Eligible Used Floor Plan Units unless all representations and warranties set forth in the Security Documents with respect to such inventory are true and correct and such inventory:

(a) is an asset of the Company to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of the Collateral Agent free and clear of any other Liens;

(b) is located at the Company’s facilities at 6130 Lazy Days Boulevard, Seffner, Florida, or such other locations as are approved in writing by the Agent and the Collateral Agent and, in the case of facilities not owned by the Company, that are at all times subject to landlord waiver agreements in form and substance satisfactory to the Collateral Agent;

(c) is a Class A, Class B, or Class C recreational vehicle and/or towable as classified by Recreational Vehicle Industry Association and is of the then current model year or the previous ten model years;

(d) has not been owned or held by the Company for more than 12 months; and

(e) is not obsolete or slow moving, and is of good and merchantable quality and complies in all respects with all governmental standards applicable thereto, free from any defects that might adversely affect the market value thereof.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions, and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company.

“ESOP Loan” means the loan in the aggregate principal amount of $131,712,859 from the Company to the Lazy Days ESOT pursuant to the terms and provisions of the ESOP Loan Agreement, which loan was subsequently transferred to the Alliance ESOT and was most recently transferred to the LDRV ESOT.

“ESOP Loan Agreement” means the ESOP Loan and Pledge Agreement dated as of July 15, 1999 between the Company and the Lazy Days ESOT, which was subsequently modified in connection with the transfer of the ESOP Loan to the Alliance ESOT and was most recently transferred to the LDRV ESOT in connection with the spin-off of the LDRV ESOP from the Alliance ESOP.

“ESOP Note” is defined in Section 5.25.

 “Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Capital Expenditures” means, (a) all expenses incurred during such period by the Company in connection with capital replacements, additions, renewals, or improvements to any of the capital assets of the Company that are required to be capitalized on the books and accounts of the Company in accordance with GAAP and (b) the amount of Capital Lease Obligations relating to all Capital Leases entered into during such period by the Company, and, as to each of (a) and (b), are for expansion activities that have been designated to constitute “Expansion Capital Expenditures.”

“Fair Market Value” means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

“Fee Letter” means a fee letter, dated as of the Restatement Date, between the Company and the Agent and the Lenders, in form and substance satisfactory to the Agent and the Lenders.

“Financing Documents” means this Agreement, the Notes, and the Security Documents.

“First Amended and Restated Floor Plan Credit Agreement” means the Original Credit Agreement, as amended and restated as of July 31, 2002.

“Floor Plan Commitments” is defined in Section 1.1.

  “Floor Plan Credit” is defined in Section 1.1 and includes all amounts advanced to the Company under Section 1.1.

“Floor Plan Loans” is defined in Section 1.1.

“Floor Plan Notes” is defined in Section 1.1.

“Floor Plan Units” means inventory of the Company consisting of recreational vehicles and/or towables that are owned and held for future sale or lease by the Company in the ordinary course of its business, it being acknowledged and agreed that Floor Plan Units shall not include supplies or spare parts inventory.

“Funded Debt” means, with respect to any Person, all Debt of such Person (including, without limitation, the New Notes, the Obligations hereunder, and any other Debt other than Debt of the type described in clause (f) of the definition of “Debt”).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, bylaws, and other organizational documents of the Person.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company, or

(b) any entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, any such government.

“Ground Lease” means that certain Ground Lease dated July 15, 1999 between the Company and I-4, and as amended as of May 14, 2004, and as of October 12, 2006.

“Guarantor” means each Subsidiary of the Company, RV Acquisition, and LD Holdings, and “Guarantor” means any one of them.

“Guarantor Security Agreement” means one or more security agreements executed and delivered by each Guarantor in favor of the Agent, in each case, in form and substance satisfactory to the Agent and the Lenders.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend, or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes, or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited, or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation, and polychlorinated biphenyls).

“I-4” means I-4 Land Holding Company Limited, a Florida limited liability company.

“Increase Date” means the effective date of an increase in the Floor Plan Credit, as provided in Section 1.1(g)

“Indemnified Matters” is defined in Section 15.2.

“Indemnitees” is defined in Section 15.2.

“Indenture” means the Indenture dated May 14, 2004, between the Company and The Bank of New York, as trustee, pursuant to which the New Notes were issued and are governed.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, federal, or national bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Institutional Investor” means any bank, trust company, finance company, savings and loan association, or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by the Company, each Guarantor, and the Agent and the Lenders, the form and substance of which is satisfactory to the Agent and the Lenders.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of May 14, 2004, between Wells Fargo Foothill, Inc., as lender, and the Collateral Agent, and acknowledged by the Company, as the same may be amended, modified, or restated from time to time.

“Intercreditor Agreement Termination” means an agreement in form and substance acceptable to the Agent and the Lenders that is executed by WF and the Agent and effectively terminates the Intercreditor Agreement on the Restatement Date.

“Interest Coverage Ratio” means, at the date of determination, the ratio of (a) EBITDA minus Maintenance Capital Expenditures for the 12-month period ending on such date minus Distributions (other than stock dividends and accrued but unpaid cash dividends) for the 12-month period ending on that date, divided by (b) all Interest Service for the 12-month period ending on such date.

“Interest Service” means total interest expense for the applicable period determined in conformity with GAAP with respect to all outstanding Debt of the company and its Subsidiaries on a consolidated basis, whether the interest expense was expensed, capitalized, paid, accrued, or scheduled to be paid or accrued, and including without limitation and without duplication for any period or any amount included in any prior period, (a) all interest payable pursuant to this Agreement with respect to the Floor Plan Credit and Revolving Credit, (b) all Capital Lease Obligations, (c) net costs for that period under all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, and interest rate insurance, (d) all commitment fees, fees payable to the Agent pursuant to the Fee Letter, and the continuation fee specified in Section 3.3, accrued, accreted, or paid during the period, and (e) any fees and other obligations (other than reimbursement obligations) with respect to any letters of credit and bankers’ acceptances (whether or not matured) accrued, accreted, or paid for the period.

“Investment” shall mean any investment, made in cash or by delivery of property, by the Company (i) in any Person, whether by acquisition of stock, Debt, or other obligation or Security, or by loan, Guaranty, advance, capital contribution, or otherwise, or (ii) in any property.

“IRS” is defined in Section 5.12.

“Landlord Agreement” means the Estoppel Certificate dated as of the Restatement Date, made by I-4 to and for the benefit of the Agent and the Lenders, in form and substance satisfactory to the Agent and the Lenders.

“Lazy Days ESOP” means the Lazy Days R.V. Center Employee Stock Ownership Plan, and all amendments to it.

“Lazy Days ESOT” means the Lazy Days R.V. Center, Inc. Employee Stock Ownership Trust Agreement between LaSalle Bank, N.A., as the Trustee of the Lazy Days R.V. Center, Inc. Employee Stock Ownership Trust, and the Company, and all amendments to it.

“L/C Disbursement” means a payment by a Lender pursuant to a Letter of Credit.

“LDH Acquisition” means the purchase by RV Acquisition of the LDH Stock pursuant to the LDH Purchase Documents.

“LD Holdings” means LD Holdings, Inc., a Delaware corporation wholly owned by RV Acquisition on the Restatement Date (or their successors and assigns, as permitted by this Agreement).

“LDH Purchase Documents” means the Stock Purchase Agreement and all other documents, agreements, and instruments entered into or delivered in connection with the Stock Purchase Agreement or the purchase by RV Acquisition of the Stock of LD Holdings pursuant to those documents.

“LDH Stock” means all of the issued and outstanding shares of Stock of LD Holdings.

“LDRV ESOP” is defined in Section 5.24.

“LDRV ESOT” is defined in Section 5.24.

“Lease Rentals” means, with respect to any period, the sum of the rental and other obligations required to be paid during such period by the Company as lessee under all leases of real or personal property other than Capital Leases, excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) that are an account of maintenance and repairs, insurance, taxes, assessments, water rates, and similar charges.

“Lenders” means Bank of America, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), in its capacity as Lender hereunder, and KeyBank National Association (a national banking association).

“Lessees” means the entities to which the Company leases Floor Plan Units pursuant to the terms and conditions of Section 1.4(b).

“Letter of Credit” means a letter of credit for the account of the Company issued by the Agent pursuant to Section 1.3.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Rate” means the rate of interest per annum equal to the one (1) month rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the one (1) month London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) two (2) Business Days before the Change Date, as adjusted from time to time in the Agent’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates, and other regulatory costs. If for any reason that rate is not available, the term “LIBOR Rate” shall mean the rate of interest per annum equal to the one (1) month rate of interest (rounded upwards, if necessary to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the one (1) month London interbank offered rate for deposits in United States Dollars at approximately 11:00 a.m. (London time) two (2) Business Days before the Change Date, as adjusted from time to time in the Agent’s sole discretion for then-applicable reserve requirements, deposit insurance assessment rates, and other regulatory costs; provided, however, if more than one rate is specified on Reuters Screen LIBO page, the applicable rate shall be the arithmetic mean of all such rates. “Telerate Page 3750” means the display designated as “Page 3750” on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service). “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of the LIBOR Rate made by the Agent shall be conclusive and binding on the Company and each Lender absent manifest error.

“Lien” means, with respect to any Person, any restriction on the use or transfer of property or any claim or charge in any interest in property securing an obligation owed to or claimed by a Person other than the owner of the property, whether the claim or charge exists by reason of statute, contract, or common law, whether or not the interest is recorded or perfected, and irrespective of whether the interest in contingent on the occurrence of some future event or events or the existence of some future circumstance, and includes any mortgage, lien, pledge, charge, security interest, hypothecation, tax assessment, or other encumbrance, or any interest or title of any vendor, lessor, lender, or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements, and all similar arrangements), any lien for damages, investigation costs, cleanup costs, and response costs incurred by any Governmental Authority under any Environmental Laws, and all reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan” and “Loans” means the Floor Plan Loans, the Revolving Loans, or both, as the context requires, and includes without limitation all Reflooring Borrowings.

“Loan Party” means the Company and any Guarantor.

“Macaluso Agreement” means the one-page consulting letter agreement dated October 13, 2005, between the Company and Charles Macaluso addressing certain advisory and consulting services to be provided by Mr. Macaluso to the Company

“Maintenance Capital Expenditures” for the Company for any period of determination hereof shall mean, (a) all expenses incurred during such period by the Company in connection with capital replacements, additions, renewals, or improvements to any of the capital assets of the Company that are required to be capitalized on the books and accounts of the Company in accordance with GAAP and (b) the amount of Capital Lease Obligations relating to all Capital Leases entered into during such period by the Company; but excludes any Expansion Capital Expenditures.

“Management Agreement” means the Management Agreement dated as of May 14, 2004, among the Company, LD Holdings, RV Acquisition, and Bruckmann, Rosser, Sherrill & Co., L.L.C. and acknowledged by Wallace.

“Master Agreement” means the Agreement dated as of June 30, 1999, among Alliance Holdings, LD Holdings, the Alliance ESOT, the Company, Wallace, and the Lazy Days ESOT, as amended from time to time.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the applicable Loan Party.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, properties or prospects of a Loan Party or (b) the ability of a Loan Party to perform its payment or other obligations under any of the Financing Documents, or (c) the validity or enforceability of any of the Financing Documents.

“Maximum Revolver Amount” means $15,000,000.

“Mortgage” means the leasehold mortgage, security agreement, fixture filing, and financing statement, dated as of the Restatement Date, executed and delivered by the Company in favor of the Agent, in form and substance satisfactory to the Agent and the Lenders, that encumbers the Real Property Collateral and related improvements to that collateral.

“Mortgage Policy” is defined in Section 9.9.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).

“Net Debt” means all liabilities of the Company as determined in accordance with GAAP less all cash balances on deposit with Lenders on the date that Net Debt is measured, but excludes deferred rent.

“Net Debt to EBITDA Leverage Ratio” means the ratio of Net Debt to EBITDA.

“Net Income” means, with reference to any period, the net income (or loss) of the Company for such period (taken as a cumulative whole), as determined in accordance with GAAP, provided that there shall be excluded:

(a) the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person before the date of acquisition,

(b) the income (or loss) of any Person in which the Company has an ownership interest, except to the extent that any such income has been actually received by the Company in the form of cash dividends or similar cash distributions,

(c) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period,

(d) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all Securities),

(e) any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets),

(f) any net gain from the collection of the proceeds of life insurance policies,

(g) any gain arising from the acquisition of any Security, or the extinguishment, under GAAP, of any Debt, of the Company,

(h) any net income or gain (but not any net loss) during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, (iii) any extraordinary items, or (iv) any discontinued operations or the disposition thereof,

(i) any portion of such net income that cannot be freely converted into United States Dollars, and

(j) any write-off of goodwill and intangibles.

“Net Proceeds Amount” means, with respect to any Transfer of any Property by any Person, an amount equal to the difference of

(a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

(b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.

“New Notes” means the unsecured 12% Senior Notes due 2012 dated May 14, 2004, and issued pursuant to and governed by the Indenture.

“Noncash Charges” means with respect to any Person, for any period, the aggregate depreciation (including rental depreciation), amortization, and other non-cash expenses of such Person and its Subsidiaries reducing Net Income of the Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge that requires an accrual or a reserve for cash charges for any future period).

“Noncompete Agreement” means the Noncompete and Covenant Agreement among Wallace, the Company, and RV Acquisition dated May 14, 2004, as amended, restated, or modified from time to time.

“Notes” means the Revolving Notes and the Floor Plan Notes.

“Obligations” means all indebtedness, obligations, and liabilities of the Loan Parties to the Lenders or the Agent arising from time to time under this Agreement or the other Financing Documents (including, but not limited to, all unpaid principal of, and premium, if any, and interest on the Notes and the Loans evidenced by the Notes (including without limitation interest accruing after the maturity date of the Loans or Notes and interest accruing after the filing of a petition in bankruptcy, or the commencement of any insolvency, reorganization, or like proceeding, relating to the Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding)), in each case whether now existing or hereafter arising, joint or several, direct or indirect, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law, or otherwise, and howsoever evidenced, held, or acquired, accrued, unaccrued, primary, secondary, asserted, unasserted, and all obligations of each Loan Party to the Lenders or the Agent arising out of any renewal, extension, refinancing, or refunding of any of the foregoing and all costs incurred by the Lenders and the Agents in connection with the collection, enforcement, and administration of the Obligations and the Financing Documents (including without limitation all fees, charges, and disbursements of counsel to the Agent or any of the Lenders that are required to be paid by each Loan Party).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Operating Account” means account number 004890202640 of the Company maintained with Bank of America, N.A.

“Original Credit Agreement” means the Floor Plan Credit Agreement dated as of July 15, 1999, among the Company, Agent, and the Lenders before it was amended and restated by the First Amended and Restated Credit Agreement, the Second Amended and Restated Credit Agreement, or this Agreement.

“Other Taxes” is defined in Section 9.7.

“Overdue Rate” means the interest rate then applicable to the relevant Borrowing of Loans plus an amount equal to 2.50% per annum.

“Participant” is defined in Section 20.

“Pay-off Letter” means a letter, in form and substance acceptable to the Agent and the Lenders, from WF to the Agent and the Lenders confirming that, upon receipt of the amount specified in that letter as necessary to repay in full all of the obligations of the Loan Parties owing to WF and to obtain a release of all the Liens in favor of WF in and to the assets of the Loan Parties, the Loan Parties will have paid in full all obligations under the WF Credit Agreement and all related documents, that all of the obligations of the Company and the other Loan Parties under the WF Credit Agreement and all related documents have been performed in full, that all lending commitments under the WF Credit Agreement have been terminated, and that all liens and security interests granted by the Company and the other Loan Parties in connection with the WF Credit Agreement have been terminated.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Percentage” means, for each Lender, the percentage of the respective Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all outstanding Obligations (and if adjusted, as adjusted, with respect to the Floor Plan Commitments, as provided in Section 1.1(g)).

“Permitted Liens” means any Lien permitted under Section 10.9.

“Person” means an individual, partnership, corporation, estate, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Loan Party or solely with respect to an employee pension benefit plan subject to Title IV of ERISA, by any ERISA Affiliate (but excludes the LDRV ESOP, the LDRV ESOT, the Lazy Days ESOT, and the Lazy Days ESOP).

“Pledge Agreement” means a pledge agreement, in form and substance satisfactory to the Agent and the Lenders, executed and delivered by each Loan Party to the Agent.

“Prime Rate” means the annual rate of interest publicly announced from time to time by Bank of America, N.A. (“B of A”) as its “Prime Rate.” The Prime Rate is set by B of A based on various factors, including B of A’s costs and desired return, general economic conditions, and other factors and is used as a reference point for pricing some loans.

“Program” means the sales and leasing program described in Section 1.4 for sales of Eligible New Floor Plan Units to the U.S. Government and the lease of Floor Plan Units to nongovernmental entities for use throughout the United States of America.

“Property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements to those estates or interests.

“Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule 9.9.

“Receivables” is defined in Section 1 of the Security Agreement.

“Reflooring Borrowing” is defined in Section 1.1.

“Related Party Guaranty” means a continuing and unconditional guaranty of the Company’s obligations under the Revolving Credit that is executed by RV Acquisition, LD Holdings, and LDRV Holdings Corp. in favor of the Agent and the Lenders, in form and substance acceptable to the Agent and the Lenders.

“Required Lenders” means the Lenders whose Percentages represent at least 66 2/3% of the aggregate Commitments or, if the Commitments have been terminated, the aggregate principal amount of all outstanding Obligations under or in respect of the Floor Plan Credit and Revolving Credit.

“Responsible Officer” means any Senior Financial Officer, Chief Operating Officer, and any other officer of a Loan Party with responsibility for the administration of the relevant portion of the subject Financing Document.

“Restatement Date” means the date on which this Third Amended and Restated Credit Agreement is executed by the Company, the Agent, and the Lenders.

 “Restricted Investments” means all Investments except the following:

(a) property to be used in the ordinary course of business of the Company;

(b) current assets arising from the sale or lease of goods and services in the ordinary course of business of the Company;

(c) Investments existing on the Restatement Date and disclosed in Schedule 5.15;

(d) Investments in United States Governmental Securities, provided that such obligations mature within 365 days from the date of acquisition thereof;

(e) Investments in certificates of deposit or banker’s acceptances issued by an Acceptable Bank, provided that such obligations mature within 365 days from the date of acquisition thereof;

(f) Investments in commercial paper given the highest rating by a credit rating agency of recognized national standing and maturing not more than 270 days from the date of creation thereof;

(g) Investments in Repurchase Agreements;

(h) Investments in tax-exempt obligations of any state of the United States of America, or any municipality of any such state, in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing, provided that such obligations mature within 365 days from the date of acquisition thereof;

(i) loans to officers and employees of the Company made in the ordinary course of business, so long as the outstanding amount of all such loans shall not at any time exceed $250,000, provided the outstanding amount of all unsecured loans to officers and employees shall not at any time exceed $100,000; and

(j) Investments received in settlement of amounts due to the Company effected in the ordinary course of the Company’s business or owing to the Company as a result of an insolvency proceeding or upon foreclosure or enforcement by the Company of any Lien in favor of the Company.

As used in this definition of “Restricted Investments”:

“Acceptable Bank” means any bank or trust company (i) that is organized under the laws of the United States of America or any State thereof, (ii) that has capital, surplus, and undivided profits aggregating at least $250,000,000, and (iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of “A” or better by S&P or “A2” or better by Moody’s.

“Acceptable Broker-Dealer” means any Person other than a natural person (i) that is registered as a broker or dealer pursuant to the Securities Exchange Act of 1934, as amended, and (ii) whose long-term unsecured debt obligations shall have been given a rating of “A” or better by S&P or “A2” or better by Moody’s.

“Moody’s” means Moody’s Investors Service, Inc.

“Repurchase Agreement” means any written agreement:

(a) that provides for (i) the transfer of one or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of the Transfer Price (defined below) to the Company from an Acceptable Bank or an Acceptable Broker-Dealer against a transfer of funds (the “Transfer Price”) by the Company to such Acceptable Bank or Acceptable Broker-Dealer, and (ii) a simultaneous agreement by the Company, in connection with such transfer of funds, to transfer to such Acceptable Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental Securities for a price not less than the Transfer Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

(b) in respect of which the Company shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

(c) in connection with which the Company, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental Securities.

“Revolving Credit” is defined in Section 1.2 and includes all amounts advanced to the Company under Section 1.2 and the Letters of Credit under Section 1.3.

“Revolving Line of Credit Commitment” is defined in Section 1.2.

“Revolving Loan” is defined in Section 1.2(b) and includes all amounts advanced under any Letter of Credit.

“RV Acquisition” means RV Acquisition, Inc., a Delaware corporation.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“United States Governmental Security” means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America that shall have been pledged pursuant to authority granted by the Congress of the United States of America.

“Sale-and-Leaseback Transaction” means a transaction or series of transactions pursuant to which the Company or any other Loan Party shall sell or transfer to any Person any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Company shall rent or lease as lessee (other than pursuant to a Capital Lease), or similarly acquire the right to possession or use of, such property or one or more properties that it intends to use for the same purpose or purposes as such property for a period of six months or longer.

“Salvati Agreement” means the one-page consulting letter agreement dated October 2006 between the Company and Michael Salvati addressing certain financial consulting services to be provided by Mr. Salvati to the Company.

“Second Amended and Restated Credit Agreement” means the Second Amended and Restated Floor Plan Credit Agreement dated as of May 14, 2004, among the Company, the Agents, and the Lenders.

“Secured Obligations” is defined in the Collateral Agency Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Security” has the meaning set forth in Section 2(a)(l) of the Securities Act.

“Security Agreement” means the Security Agreement dated as of July 15, 1999, between the Company and the Collateral Agent, and as amended and restated as of July 31, 2002, May 14, 2004, and as of the Restatement Date, and as thereafter amended and restated from time to time.

“Security Documents” means the Collateral Agency Agreement, the Security Agreement, the Copyright Security Agreement, the Guarantor Security Agreement, the Guaranties, the Mortgage, the Pledge Agreement, the Trademark Security Agreement, the Collateral Assignment, and, together with any agreement entered into at or after July 15, 1999, for the purpose of securing the Secured Obligations and/or preserving or protecting the Collateral or the Collateral Agent’s interest therein.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, chief operating officer, treasurer or comptroller of the applicable Loan Party.

“Settlement” means as of any time, the making of, or the receiving of payments, in immediately available funds, by the Lenders, to the extent necessary to cause each Lender’s actual funded share of the outstanding amount of Loans (after giving effect to any Loan to be made on such day) to be equal to such Lender’s ratable share (as hereinafter set forth) of the Loans then outstanding (after giving effect to any Loan to be made on such day), in any case where, before such event or action, such Lender’s actual funded share of the Loans is not so equal. For purposes hereof, a Lender’s “ratable share” of the outstanding Loans as of any time shall be a fraction of the Loans then outstanding, the numerator of which is such Lender’s Commitment, and the denominator of which is the Commitments of all the Lenders.

“Settlement Amount” is defined in Section 8.6.

“Settlement Date” is defined in Section 8.6.

“Stock” means all shares, options, warrants, interest,, participations in, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including without limitation, common stock, preferred stock, or any other “equity security” (as that term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Purchase Agreement” means the Stock Purchase Agreement dated as of April 27, 2004, among LD Holdings, the Company, RV Acquisition, the LDRV ESOP, the LDRV ESOT, certain other shareholders of LD Holdings, and Oakridge Consulting, as amended from time to time.

“Stockholders Agreement” means the Stockholders Agreement dated May 14, 2004, among RV Acquisition and BRS LP, and each other signatory thereto, as amended from time to time.

“Subsidiary” means, as to any Person, any corporation, association, or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them, (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps, and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of any Financing Document, the amount of the obligation under any Swap shall be the amount reasonably anticipated to be payable by such Person thereunder, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Taxes” is defined in Section 9.7.

“Termination Date” means February 22, 2011, or such earlier date on which the Commitments are terminated in whole pursuant to Section 8.3, 12.1, or 12.2.

“Total Assets” shall mean, as of the date of any determination thereof, total assets of the Company determined in accordance with GAAP eliminating intercompany items.

“Trademark Security Agreement” means a trademark security agreement executed and delivered by the Company in favor of the Agent, the form and substance of which are satisfactory to the Agent and the Lenders.

 “Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers, or leases (as lessor) any of its property. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount. In any such case, (a) the Disposition Value of any property subject to each such separate Transfer and (b) the amount of Total Assets attributable to any property subject to each such separate Transfer shall be determined by ratably allocating the aggregate Disposition Value of, and the aggregate Total Assets attributable to, all property subject to all such separate Transfers to each such separate Transfer on a proportionate basis.

“Unfunded Approved Amounts” means, at anytime, the aggregate amount then being reserved by the Agent under the Floor Plan Credit for the full payment of invoices for Eligible New Floor Plan Units to Approved Vendors for which the Agent has received a purchase order from the Company and notice of shipment or intent to ship from the Approved Vendor.

“U.S. Government” means the United States of America, through its General Services Administration or any other agency of the United States of America.

“U.S. Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Wallace” shall mean Donald W. Wallace, an individual.

“Wallace Employment Agreement” means the Employment Agreement among the Company, Wallace, RV Acquisition, and BRS LP dated May 14, 2004.

“WF” means Wells Fargo Foothills, Inc., and includes its successors and assigns.

“WF Credit Agreement” means the Loan and Security Agreement dated as of May 14, 2004, between the Company and Wells Fargo Foothill, Inc., as lender, as the same may be amended in accordance with Section 10.24.

“WF Credit Facilities” means, the $15,000,000 revolving credit facility made available to the Company under the WF Credit Agreement.

Exhibit 1.1B

this renewal and amended and restated floor plan credit note has been executed and delivered in the state of Illinois, renews and consolidates a floor plan credit note in the original principal amount of $[3__,000,000], dated as of july 31, 2002 (the “Original Note”), with a new advance of funds of $[________________] on [_______], 2004 (the “New Advance”). state of florida documentary stamp taxes were not payable with respect to the original note or the new advance because the original note and this note were executed and delivered in the state of illinois. the company shall indemnify and hold harmless the lenders and the agent from any and all excise taxes due on the transactions evidenced by this note, if any. A copy of the original note is attached to this note.

Lazy Days’ R.V. Center, Inc.
Renewal and Amended and Restated Floor Plan Credit Note

$ [____________]  [Date]

On the Termination Date, for value received, the undersigned, LAZY DAYS’ R.V. CENTER, INC. a Florida corporation (the “Company”), hereby promises to pay to the order of __________________ (the “Lender”), at the office of the Administrative Agent or at such other place as the Lender may from time to time designate in writing to the Company, the principal sum of (i) ___________________________ and no/100 Dollars ($ _____________), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Lender under the Floor Plan Credit (such term and any other terms not defined herein shall have the respective meanings assigned thereto in that certain Floor Plan Credit Agreement originally dated as of July 15, 1999, and as amended and restated as of July 31, 2002, and as amended and restated as of [_____], 2004 between the Company, the Lenders which are now or may from time to time hereafter become parties thereto, and Bank of America, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent for the Lenders (said Floor Plan Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”)) provided for in the Credit Agreement. All payments hereunder shall be due and payable absolutely and unconditionally and without defense (other than payment), set-off, reduction or counterclaim of any kind.

This Note evidences Loans made and to be made to the Company by the Lender under the Floor Plan Credit provided for under the Credit Agreement, and the Company hereby promises to pay interest at the office described above on each Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement. All payments hereunder shall be due and payable absolutely and unconditionally and without defense (other than payment), set-off, reduction or counterclaim of any kind. Notwithstanding anything contained herein or in the Credit Agreement to the contrary, the outstanding principal hereof shall bear interest at the Overdue Rate if and so long as any Event of Default exists under the Credit Agreement.

This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Security Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due before its expressed maturity, voluntary prepayments may be made hereon without premium or penalty except as may be required under Section 2 of the Credit Agreement, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

The Company hereby promises to pay all costs and expenses (including reasonable attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

LAZY DAYS’ R.V. CENTER, INC.

By: ________________________________
Its: __________________________

Exhibit 1.1C

this revolving line of credit note has been executed and delivered in the state of [_________]. state of florida documentary stamp taxes are not payable with respect to this note because the note was executed and delivered in the state of [_______]. the company shall indemnify and hold harmless the lenders and the agent from any and all excise taxes due on the transactions evidenced by this note, if any.

Lazy Days’ R.V. Center, Inc.
Revolving Line of Credit Note

$ [____________]  [Date]

On the Termination Date, for value received, the undersigned, LAZY DAYS’ R.V. CENTER, INC. a Florida corporation (the “Company”), hereby promises to pay to the order of __________________ (the “Lender”), at the office of the Administrative Agent or at such other place as the Lender may from time to time designate in writing to the Company, the principal sum of (i) ___________________________ and no/100 Dollars ($ _____________), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Lender under the Revolving Line of Credit (such term and any other terms not defined herein shall have the respective meanings assigned thereto in that certain Third Amended and Restated Credit Agreement originally dated as of July 15, 1999, and as amended and restated as of July 31, 2002, May 14, 2004, and as of February ____, 2007, among the Company, the Lenders that are now or may from time to time hereafter become parties thereto, and Bank of America, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent for the Lenders (said Third Amended and Restated Credit Agreement, as the same may be amended, modified, or restated from time to time, being referred to herein as the “Credit Agreement”)) provided for in the Credit Agreement. All payments hereunder shall be due and payable absolutely and unconditionally and without defense (other than payment), set-off, reduction or counterclaim of any kind.

This Note evidences Loans made and to be made to the Company by the Lender under the Revolving Line of Credit provided for under the Credit Agreement, and the Company hereby promises to pay interest at the office described above on each Loan evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement. All payments hereunder shall be due and payable absolutely and unconditionally and without defense (other than payment), set-off, reduction or counterclaim of any kind. Notwithstanding anything contained herein or in the Credit Agreement to the contrary, the outstanding principal hereof shall bear interest at the Overdue Rate if and so long as any Event of Default exists under the Credit Agreement.

This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured by, among other things, the Security Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due before its expressed maturity, voluntary prepayments may be made hereon without premium or penalty except as may be required under the Credit Agreement, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

The Company hereby promises to pay all costs and expenses (including reasonable attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

LAZY DAYS’ R.V. CENTER, INC.

By: ________________________________
Its: __________________________

EXHIBIT 4.3(d)
Form Of Opinion Of Kirkland & Ellis, LLP, and Local Counsel

The closing opinion(s) of counsel for the Company, LD Holdings, and RV Acquisition that is called for by Section 4.3(d) of the Credit Agreement, shall be dated as of the Restatement Date and addressed to the Agent and the Lenders, shall be satisfactory in scope and form to the Agent and the Lenders, and shall be to the effect that:

Existence and Authority

1. The Company has been incorporated and is organized under the laws of the State of Florida and its status in Florida is active. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. RV Acquisition and LD Holdings have been incorporated, organized, and are in good standing under the laws of the State of Delaware.

2. Each of the Loan Parties has the corporate power to execute, deliver, and perform its obligations under the Financing Documents to which it is a party, and to pledge and grant or convey security interests in and liens on its assets as collateral as required under the Security Agreements to which it is a party. Based solely on our review of the articles or certificate of incorporation and bylaws of each Loan Party, each of the Loan Parties has the corporate power to conduct its business as it is conducted on the date of this opinion letter.

3. The board of directors of each Loan Party has duly authorized the execution and delivery by each of them of the Financing Documents to which each of them is a party and the performance of its obligations thereunder, and no other corporate action by any Loan Party is required in connection with such authorizations.

4. The Financing Documents to which each Loan Party is a party have been duly executed and delivered by an authorized officer of each such Loan Party.
5. The execution and delivery by each Loan Party of each respective Financing Document to which it is a party, the consummation by it of the transactions contemplated by the Financing Documents to which it is a party to be consummated on or before the Restatement Date, and the performance of its obligations under the Financing Documents to which it is a party, will not (a) violate any provision of the articles or certificate of incorporation or the bylaws of any Loan Party, (b) constitute a violation by any Loan Party of any applicable provision of existing statutory law or governmental regulation covered by this opinion letter that are normally applicable to transactions of the type contemplated by the Financing Documents), or (c) violate, or result in, or require the creation of any mortgage, deed of trust, pledge, lien, security interest, claim, charge, or other encumbrance with respect to any Collateral under, any provision of any agreement listed on Schedule A attached hereto (the “Specified Agreements”), except that we express no opinion with respect to breaches or defaults under cross-default or cross-acceleration provisions or with respect to financing covenants or tests.

6. To our knowledge, the Loan Parties are not parties to, or expressly bound by, any order, judgment, injunction, writ, or decree of any court or governmental authority that would prohibit or be violated by the performance by it of its obligations under the Financing Documents to which it is party.

7. No further consent or approval of, license or exemption by, or order or authorization of, or filing, recording or registration with, any Florida or Delaware governmental or regulatory authority is required to be obtained by any Loan Party in connection with the execution and delivery of the Financing Documents to which each of them is a party or the performance by any Loan Party of its respective obligations under such Financing Documents.

Enforceability

8. Each of the Financing Documents to which each of the Loan Parties is a party is a valid and binding obligation of the Loan Party and is enforceable against that party in accordance with its terms.

Capitalization

9.  As of the Restatement Date, the Company’s authorized capital stock consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which are issued to LD Holdings. As of the Restatement Date, LD Holdings’ authorized capital stock consists of (a) 70,000 shares of Class A Common Stock, (b) 20,000,000 shares of Class B Common Stock, (c) 50,000 shares of Class C Common Stock, (d) 155,000,000 shares of Class A Preferred Stock, (e) 15,000,000 shares of Class B Preferred Stock, and (f) 5,000,000 shares of undesignated preferred stock, $0.01 par value per share, of which _________ are issued to RV Acquisition. As of the Restatement Date, RV Acquisition’s authorized capital consists of 100,000 shares of Preferred Stock, $.01 par value, of which 57,000 shares have been designated as Series A Preferred Stock, [____] of which are owned by Wallace and [____] of which are owned by BRS LP, and 10,000,000 shares of Common Stock, $.01 par value per share, [____] of which are owned by Wallace and [____] of which are owned by BRS LP.
Security Documents

10. The provisions of the Security Agreements (excluding the Mortgage) are effective to create, in favor of the Collateral Agent, as security for the Secured Obligations (as defined in the Collateral Agency Agreement) of the Company, a valid security interest in the rights of the Company, RV Acquisition, and LD Holdings in that portion of the Collateral described therein that is subject to Article 9 of the UCC.

11. The form of Mortgage and the acknowledgement to it complies with the laws of the State of Florida, including all applicable filing, recording, and registration laws and regulations as are in effect as of the date of this opinion letter, and are adequate and legally sufficient for the purposes intended to be accomplished thereby. The property description of the real property contained in the Mortgage, if accurate, is a legally sufficient description of that property for the purpose of creating and maintaining the Liens thereon purported to be created by the Mortgage and for the purposes of all applicable recording, filing, and registration laws. We express no opinion regarding the priority position of the Liens created by the Mortgage.

12. Based upon the assumptions noted in Paragraph 8 of Holland & Knight’s opinion to you dated July 15, 1999 (the “Prior Opinion”), Holland & Knight had opined that: the Original Security Agreement and the Florida Financing Statements created a valid security interest in favor of the Collateral Agent for the benefit of the Lenders to secure the Obligations (as such term was defined in the Original Security Agreement) in all right, title, and interest of the Company in and to the collateral described in the Original Security Agreement and the Florida Financing Statements, to the extent that such collateral is of a type in which a security interest could be created under Article 9 of the UCC; the Florida Financing Statements were in appropriate form for filing, and the filing offices listed on Schedule 2 attached hereto (the “Florida Filing Offices”) were all of the offices in Florida in which filings were required to perfect the security interest of the Collateral Agent in the Florida Security Documents Collateral, to the extent that security interests in the Florida Security Documents Collateral could be perfected by filing UCC-1 financing statements in Florida under the UCC; and then to the extent that security interests in the Florida Security Documents Collateral may be perfected by filing UCC-1 financing statements in Florida under the UCC, such filings would result in the perfection of such security interests. The term “Florida Security Documents Collateral” means that property of the Company being pledged under the Florida Security Documents that is of a type in which a security interest can be perfected under Article 9 of the UCC by filing a form UCC-1 financing statement.

13. Subject to the assumptions noted above, including those set forth in the Prior Opinions, which are incorporated by reference herein in their entirety, we hereby opine that the lien of the Collateral Agent and the Lenders in the Florida Security Documents Collateral remains a valid, perfected security interest in favor of the Collateral Agent for the benefit of the Lenders to secure the Obligations (as such term is defined in the Security Agreement) and that no additional financing statements need to be recorded other than the Florida Financing Statements we understand were recorded in the Florida Filing Offices.

14. (a) Under the New York UCC, the perfection of the Agent’s security interests in the Code Collateral (i) will, as a general matter and except as otherwise provided in Sections 9-301 through 9-307 of the New York UCC, be governed by the local law of the jurisdiction in which the applicable grantor is located (which in the case of (A) a registered organization (as defined in the New York UCC) such as a corporation that is organized under the laws of a State (as defined in the New York UCC) is the State under whose laws such registered organization is organized or (B) an organization that is not a registered organization, at its chief executive office); (ii) will, in the case of a possessory security interest, generally be governed by the local law of the jurisdiction in which the collateral is located; (iii) which constitutes certificated securities will be governed by the local law of the jurisdiction in which the security certificates are located (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located) as specified in Section 9-305(a)(1) of the New York UCC; (iv) which constitutes uncertificated securities will be governed by the local law of the issuer’s jurisdiction as specified in Section 8-110(d) of the New York UCC pursuant to Section 9-305(a)(2) of the New York UCC (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located); (v) which constitutes a security entitlement or a securities account will be governed by the local law of the securities intermediary’s jurisdiction, as specified in Section 8-110(e) of the New York UCC pursuant to Section 9-305 of the New York UCC (other than perfection by filing, which is governed by the local law of the jurisdiction in which the applicable grantor is located); (vi) which constitutes goods covered by a certificate of title will be governed by the local law of the jurisdiction under whose certificate of title the goods are covered as specified in Section 9-303 of the New York UCC; (vii) which constitutes deposit accounts will be governed by the local law of the depositary bank’s jurisdiction as specified in Section 9-304 of the New York UCC; (viii) which constitutes letter-of-credit rights will generally be governed by the local law of the issuer’s or nominated person’s jurisdiction as specified in section 9-306 of the New York UCC; and (ix) which constitutes other categories will be governed by the laws of the jurisdiction or jurisdictions specified in Sections 9-301 through 9-307 of the New York UCC.

(b) Under the principles described in the preceding subparagraph (a)(i) of this paragraph ___ and with respect to perfection by filing, in the preceding subparagraphs (a)(iii), (a)(iv), and (a)(v) of this paragraph, the perfection of the Agent’s security interests (i) in certain Code Collateral (the “Filing Code Collateral”) of the Guarantors is governed by the laws of the State of Delaware. We express no opinion with respect to perfection by filing in the State of Delaware. Although we express no opinion as to such laws, we have reviewed the provisions of the Uniform Commercial Code in effect in the States of Delaware as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide and supplemented through _____, 2007 (the “Guide”) and, based solely on such review, we advise you (but express no opinion) that when the Delaware Financing Statement is duly filed in the filing offices in the State of Delaware as set forth on Exhibit __ attached hereto, the Agent’s security interests under the Guarantor Security Agreement in the Filing Code Collateral will be perfected to the extent both (i) such Filing Code Collateral is also described in that Delaware Financing Statement (which description for purposes of the Financing Statement may be a generic description such as “all assets” or “all personal property” if such generic description is in fact an accurate description of the Collateral described in the Guarantor Security Agreement or the use of such generic description for purposes of the Delaware Financing Statement is specifically authorized by the debtor in the Guarantor Security Agreement) and (ii) such security interests can be perfected by filing of Uniform Commercial Code financing statements.

(c) Upon the delivery of the certificates representing the shares of stock identified on Schedule 1 to the Pledge Agreement (the “Pledged Collateral”) to the Agent in the State of _________, endorsed to the Agent or in blank, and the retention by the possession of those certificates, the security interest in the Pledged Collateral represented by those certificates and pledged under the Pledge agreement will be perfected under the New York UCC (to the extent the relevant pledgor in each case has rights in the Pledged Collateral). Assuming further (in addition to all other applicable assumptions upon which this letter is based) that the Agent has taken possession of those certificates and endorsements without notice (actual or constructive), at or before the time of delivery of those certificates and endorsements to the Agent, of any adverse claim (as that term is issued in the New York UCC), the Agent has acquired its security interest in the Pledged Collateral free and clear of any such adverse claims.

15. Upon the filing and recordation of the Trademark Security Agreement and the Copyright Security Agreement in the United States Patent and Trademark Office (“PTO”) or in the United States Copyright Office (“Copyright Office”), as appropriate and the payment of all filing and recordation fees associated therewith, the security interests created by those agreements in the United States registered trademarks and applications therefor (if any) (but excluding any “intent to use” applications), United States patents and applications therefor (if any), and United States registered copyrights and applications therefor (if any) that are specifically identified in those agreements, will be perfected to the extent the same may be perfected by such filing and recordation. We note for your information that filing with the PTO or Copyright Office, as applicable, alone might not be sufficient to perfect fully the security interest in such Collateral, and that under the applicable UCC and federal law, appropriate UCC financing statements (in respect of which we are opining in paragraph __ above) should also be filed in respect of such Collateral.

Miscellaneous

16. No mortgage, documentary, excise, stamp, or similar taxes are payable in connection with the execution or delivery of the Credit Agreement or the other Financing Documents or the granting of the pledges, liens, and security interests, except as disclosed below and or the filing of the Financing Statements. In rendering this opinion letter, we expressly note the following assumptions and covenants:

(a)  The Financing Documents (including any related promissory notes or other evidence of monetary obligation) are all executed and delivered and held outside the State of Florida in accordance with Section 12B-4.053(34), Florida Administrative Code;

(b)  The underlying promissory notes, mortgages, or other instruments evidencing a promise to pay or other monetary obligations are not recorded or attached to a recorded document in any public office in the State of Florida. We understand an estoppel certificate from the ground lessor will be recorded which will not result in the imposition of documentary stamps or intangible taxes or any other recording tax with respect to the mortgage. There will be a tax imposed in connection with the recording of the estoppel certificate under Chapter 201.021(2), which is a tax of $.70 for each $100 of lease assignment consideration, which is the only tax that will be currently payable; and

(c)  The Leasehold Mortgage, Assignment of Lease and Rents, and Security Agreement, and Fixture Filing (the “Leasehold Mortgage”) is not recorded or attached to any recorded document in the State of Florida. We note that documentary stamp taxes must be paid on the underlying note and intangible taxes paid before recording and/or commencement of any collection or other legal proceedings pertaining to the Leasehold Mortgage. We express no opinions whether recurring intangible taxes are due on the Leasehold Mortgage.

17.  Provided the transaction bears a reasonable relationship to the jurisdiction selected in such contract, Florida courts will generally give effect to a contractual provision that the law of a jurisdiction other than Florida is to govern the contract, except with respect to (i) those provisions of such laws that offend a strong public policy of the State of Florida and (ii) certain other instances in which Florida law is deemed by statute to be the governing law. We believe that a court applying Florida law would enforce the provisions of those Financing Documents that provide that New York law will govern such Financing Documents, except for those provisions of New York law that violate a strong public policy of the State of Florida and provided that Florida law applies in the instances in which Florida law will nevertheless apply as provided under Florida statutory law. Florida courts have consistently held since 1981 that the Florida usury law does not set forth a strong public policy of the State of Florida for purposes of the foregoing test. Similarly, Florida statutory law does not require application of Florida’s usury law in a transaction in which the parties have selected the law of another jurisdiction. Although we render no opinion regarding which laws of the State of New York, if any, may violate a strong public policy of the State of Florida, as of the date of this letter, we are not aware, without any investigation (except as set forth in the immediately following sentence), of any Florida case law that holds that any law of the State of New York applicable to this transaction violates a strong public policy of the State of Florida. We note that there are no reported Florida cases that have found that the usury law of the State of New York offends a strong public policy of the State of Florida. In giving this opinion, we note that we have an office in New York, New York, but that office has not been asked to review this opinion and you have agreed that we are not responsible for matters of law of the State of New York. Further, given the above referenced holdings of courts applying Florida law, we believe for purposes of determining the permissible rate of interest under the Financing Documents, that a court of law applying Florida law should enforce the provisions of the Financing Documents selecting a New York choice of law provision.
18. Foreclosure under any of the Florida Security Documents by judicial action (but not by power of sale), in and of itself will not under Florida law restrict or impair the Company’s liabilities with respect to the obligations secured thereby or the Collateral Agent’s rights or remedies with respect to the foreclosure or enforcement of any other security interests or liens securing such obligations (including, without limitation, the Collateral Agent’s rights and remedies under any of the other Florida Security Documents) to the extent any deficiency remains unpaid after application of the proceeds of the foreclosure of such Florida Security Document, and the laws of the State of Florida do not require a lienholder to elect to pursue its remedies either against mortgaged realty or personalty where such lienholder holds security interests and liens on both real and personal property of a debtor.

19. We hereby confirm to you that, based solely on a review of our litigation docket and the Officer’s Certificate, there are no actions or proceedings against the Company, LD Holdings, RV Acquisition, or BRS LP pending or overtly threatened in writing, before any court, governmental or regulatory agency or arbitrator other than those disclosed in the Officer’s Certificate.

20. The Company is not required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

21. Assuming the Company complies with the provisions of the Credit Agreement relating to the use of proceeds, the making of Loans and the issuance of Letters of Credit pursuant to the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement do not violate Regulation U or X of the Board of Governors of the Federal Reserve System.

22. The making of the Loans and other financing accommodations, the execution and delivery by the Agent and the Lenders of the Credit Agreement and other Financing Documents, and the exercise by the Agent or the Lenders of any of their respective rights and remedies under the Financing Documents will not require (a) the Agent or any Lender to qualify or obtain any certificate of authority to do business in the State of Florida, or (b) subject the Agent or any Lender to any requirement to make filings or pay any fees or taxes required of foreign corporations doing business in the State of Florida.

The opinion of [___________________] shall cover such other matters relating to the making of the Loans as the Lenders may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company. Some or all of the foregoing opinions may be provided in separate opinions addressed to Lenders, Agent, and other parties in connection with the Related Transactions.

“Loan Parties” means the Company, RV Acquisition, LD Holdings, and LDRV Holdings Corp.

“Security Agreements” means the Security Agreement, the Guarantor Security Agreement, the Guaranty, the Pledge Agreement, the Collateral Assignment of Purchase Documents, the Copyright Security Agreement, the Trademark Security Agreement, and the Mortgage.

“Florida Security Documents” means all of the Security Agreements other than the Mortgage.

Table of Contents

Section 1. The Floor Plan Credit; The Revolving
Line of Credit; Collateral1
Section 1.1. Floor Plan Credit 1
Section 1.2. Revolving Line of Credit 5
Section 1.3. Letters of Credit 7
Section 1.4. Hurricane Program 9
Section 1.5. Collateral 12

Section 2. Interest and Change in Circumstances 12
Section 2.1. Floor Plan Interest Rate 12
Section 2.2. Revolving Credit Interest Rate 13
Section 2.3. Default Rate 14
Section 2.4. Due Dates 14
Section 2.5. Computation of Interest 14
Section 2.6. Interest on Borrowings to Fund Unfunded Approvals 14
Section 2.7. Change in Capital Adequacy Requirements 14
Section 2.8. Limitation on Interest Charges 15

Section 3. Fees 15
Section 3.1. Fees 15
Section 3.2. Unused Floor Plan Line Fee 15
Section 3.3 Continuation Fee 16
Section 3.4. Agent Fees 16
Section 3.5 Covenant Violation Fees 16
Section 3.6. Unused Revolving Credit Line Fee 16
Section 3.7. Letter of Credit Fee 16

Section 4.  Conditions To Loans 17
Section 4.1. Conditions to Initial Loans Under Revolving Credit 17
Section 4.2. Conditions to Subsequent Borrowing of Loans 18
Section 4.3. Conditions to Continuation of Loans 19
Section 4.4. Conditions Precedent to Increase in Floor Plan Commitment 22

Section 5. Representations and Warranties of the Company 24
Section 5.1. Organization; Power and Authority 24
Section 5.2. Authorization. Etc. 24
Section 5.3. Disclosure 24
Section 5.4. Affiliates 25
Section 5.5. Financial Statements 25
Section 5.6. Compliance with Laws, Other Instruments, Etc. 26
Section 5.7. Governmental Authorizations, Etc. 26
Section 5.8. Litigation; Observance of Agreements, Statutes and Orders 26
Section 5.9. Taxes 27
Section 5.10. Title to Property; Leases 27
Section 5.11. Licenses, Permits, Etc. 27
Section 5.12. Compliance with ERISA 28
Section 5.13. Private Offering by the Company 30
Section 5.14. Use of Proceeds; Margin Regulations 30
Section 5.15. Existing Debt; Future Liens 30
Section 5.16. Foreign Assets Control Regulations, Etc. 30
Section 5.17. Status under Certain Statutes 31
Section 5.18. Environmental Matters 31
Section 5.19. Collateral 31
Section 5.20. Insurance 32
Section 5.21. Patents, Trademarks, and Copyrights 32
Section 5.22. Solvency 32
Section 5.23. Material Contracts 32
Section 5.24. LDRV ESOP 33
Section 5.25. Hurricane Program 33
Section 5.26. Employee and Labor Matters 33
Section 5.27. Customers and Suppliers 33
Section 5.28. LDH Acquisition 34
Section 5.29. LDH Purchase Documents 34
Section 5.30. Real Property Collatersl 34

Section 6. Representation and Acknowledgments of Each Lender 35

Section 7. Information as to Company 35
Section 7.1. Financial and Business Information 35
Section 7.2. Officer’s Certificate 39
Section 7.3. Inspection 39

Section 8. Prepayment of Notes; Termination, Etc. 40
Section 8.1. Floor Plan Loan Voluntary Prepayments 40
Section 8.2. Floor Plan Mandatory Payments 41
Section 8.3. Terminations 42
Section 8.4. Overadvances 43
Section 8.5. Place and Application of Payments 44
Section 8.6. Weekly Settlement 46
Section 8.7. Notations 47
Section 8.8. Redemption of Notes 48

Section 9. Affirmative Covenants 48
Section 9.1. Compliance with Law 48
Section 9.2. Insurance 48
Section 9.3. Maintenance of Properties, Environmental Matters, Etc. 51
Section 9.4. Payment of Taxes and Claims 52
Section 9.5. Corporate Existence, Etc. 52
Section 9.6. Inventory Location, Etc. 53
Section 9.7. Taxes 53
Section 9.8. Landlord Consents; Mortgagee Acknowledgements 54
Section 9.9. Real Property Collateral 55
Section 9.10. Use of Proceeds 56
Section 9.11. Consignment Units 56
Section 9.12. Repurchase Agreements 56

Section 10. Negative Covenants 56
Section 10.1. Name Change 56
Section 10.2. Interest Coverage Ratio 56
Section 10.3. New Notes 56
Section 10.4. Current Ratio 57
Section 10.5. Limitation on Capital Expenditures 57
Section 10.6. Compensation; Management Fees 57
Section 10.7. Accounts Payable 58
Section 10.8. Limitations on Debt 58
Section 10.9. Limitation on Liens 58
Section 10.10. Distributions 60
Section 10.11. Restricted Investment 60
Section 10.12. Merger, Consolidation, Etc. 60
Section 10.13. Sale of Assets 60
Section 10.14. Issuance of Common Stock 61
Section 10.15. Sale-and-Leasebacks 61
Section 10.16. Prohibition of Change in Fiscal Year and Accounting Methods 61
Section 10.17. Sale or Discount of Receivables 61
Section 10.18. Subsidiaries 61
Section 10.19. Partnerships, Joint Ventures and LLCs 61
Section 10.20. Margin Securities 61
Section 10.21. Payments of Debt 62
Section 10.22. No Amendment of Articles of Incorporation or By-Laws 62
Section 10.23. Guaranties 62
Section 10.24. Amendments to Other Documents 62
Section 10.25. Transactions with Affiliates 62
Section 10.26. Line of Business 63
Section 10.27. Termination of Pension Plans 63
Section 10.28.  Excess Collateral 63

Section 11. Events Of Default 63

Section 12. Remedies on Default, Etc. 67
Section 12.1. Bankruptcy Defaults 67
Section 12.2. Non-Bankruptcy Default 67
Section 12.3. No Waivers or Election of Remedies, Expenses, Etc. 67
Section 12.4. Interest Upon Acceleration 67
Section 12.5. Effect of Termination 68

Section 13. [Intentionally Omitted] 68

Section 14. Acknowledgment and Consent 68

Section 15. Expenses, Indemnity, Etc. 69
Section 15.1. Transaction Expenses 69
Section 15.2. General Indemnity 69
Section 15.3. Survival 70

Section 16.  Survival of Representations and Warranties;
Entire Agreement71

Section 17. Amendment and Waiver 71
Section 17.1. Requirements 71
Section 17.2. Solicitation of Lenders 71
Section 17.3. Binding Effect, Etc. 72

Section 18. Notices 72

Section 19. The Agent 73
Section 19.1. Appointment and Authorization 73
Section 19.2. Rights as a Lender 73
Section 19.3. Standard of Care 74
Section 19.4. Costs and Expenses 75
Section 19.5. Indemnity 75
Section 19.6 Consultation with Experts 75

Section 20. Participations 75

Section 21. Miscellaneous 76
Section 21.1. Successors and Assigns 76
Section 21.2. Actions and Proceedings 76
Section 21.3. Severability 76
Section 21.4. Construction 77
Section 21.5. Counterparts 77
Section 21.6. Payments Due on Non-Business Days 77
Section 21.7. Governing Law 77
Section 21.8. Agreement of Lenders 77
Section 21.9. Waiver of Trial by Jury 78
Section 21.10. Reproduction of Documents 78

Lazy Days’ R.V. Center, Inc. - Signature Page 79
Banc of America Specialty Finance, Inc. - Signature Page 80
Keybank National Association - Signature Page 81
Schedule A Lenders - Commitments and Notice and Payment Instructions 82
Schedule B Defined Terms 83
Exhibit 1.1B  Form of Renewal and amended and Restated Floor
Plan Credit Note109
Exhibit 1.1C  111
Exhibit 4.3.4 Form of Opinion of Kirkland & Ellis, LLP 113